UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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SPIRIT REALTY CAPITAL, INC.

(Name of Registrant as Specified in Its Charter)

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SPIRIT
REALTY

STRATEGIC.
DISCIPLINED.
FOCUSED.

2021 Proxy Statement

2727 North Harwood Street Suite 300 Dallas, TX 75201 April 9, 2021
2020 MILESTONES

Dear Fellow Shareholders,

Thank you for your confidence in Spirit. We present this year’s Proxy Statement and invite you to our 2021 Annual Meeting of Shareholders on May 19, 2021 at 8:30 a.m. Central Time to be held via live webcast.

A little over one year ago, our Chief Executive Officer, Jackson Hsieh, wrote his annual letter to shareholders at a time when the novel coronavirus (COVID-19) was declared a global pandemic. Mr. Hsieh ended his letter to shareholders stating,

“We will ensure that we focus on operations and work with our tenants to improve our overall real estate portfolio. Given our strong balance sheet and liquidity position, we feel privileged and we will weather the upcoming economic and health storms as they persist throughout the year. I am confident in our real estate portfolio, the people in our organization, and the opportunity to move more offensively once the environment around us begins to show signs of stabilization.”

In reflecting on 2020, a year of incredible highs and lows, we are proud to report that despite the challenging environment imposed by COVID-19, we were able to live up to these commitments and even exceed them. Outlined below are some of our significant operating and financial efforts and achievements in 2020:

All One Team Culture

  Transitioned the Company to 100% remote-working environment in March 2020 to protect the health and safety of Spirit’s employees, families, and communities.

  Consistent and meaningful communication with employees during the pandemic, including monthly town hall meetings led by our Chief Executive Officer (or “CEO”), Jackson Hsieh; internal “pulse” surveys to monitor employee satisfaction and ability to work remotely; formation of a “Return to Office” Committee that researched best practices and safety measures in order to re-open our office safely; and communications regarding updated benefits to address COVID-19 related issues.

  High involvement and engagement by the Board of Directors with management to address risks imposed by COVID-19 and the Company’s response and strategy. The Board of Directors met 31% more in 2020 as compared to 2019.

  Continued focus on diversity and inclusion by establishing our Diversity, Equity & Inclusion Council (“DEI Council) which hosted a training session facilitated by The Racial Equity Institute examining modern-day racial inequity and was attended by employees and members of our Board of Directors.

  Virtual events hosted by the Spirit’s Women’s Leadership Council including a conversation with the women of Spirit and a panel of female industry leaders on attaining professional success. Women comprise approximately 48% of our workforce and 40% of our director nominees; with ethnic or racial minorities comprising approximately 27% of our workforce.

  Continued commitment to reducing our environmental footprint and managing environmental risks through the implementation of environmentally sustainable practices, including initiatives of our Think Green Committee; considering environmental factors when evaluating new investments; working with our partners to assess property-level environmental characteristics and identify areas of improvement.

• Responded to the COVID-19 crisis with timely and robust disclosures, a fortified balance sheet, active engagement with our tenants, and asset management and acquisition team integration
• Acquired $868.2 million of high-quality real estate assets across 146 properties, with increasing investment in industrial assets and a weighted average lease term of 15 years
• Delivered strong operating performance in light of COVID-19 with cash rent collection by November 2020 of 93%, and over 99% occupancy

•   Continued accessing the capital markets, issuing approximately $608 million in equity and $450 million in unsecured bonds, raising $400 million in term loans, and repaying $155 million of our 3.75% convertible notes

Board of Directors

Continued engagement with our compensation consultant to conduct a comprehensive review of our compensation program and philosophy and advise the Board on opportunities for improvement, including review of the compensation program in light of COVID-19. The Compensation Committee determined not to make any changes to the compensation of our Named Executive Officers due to COVID-19.

In conjunction with our shareholder outreach efforts and the work with our independent compensation consultant, the Board adopted a number of significant changes to our compensation program for 2020, as more fully detailed in this Proxy Statement.

Our commitment to diversity and active refreshment led to the nomination of three new, independent, highly qualified directors for election to our Board, two of whom are female, making 40% of our board nominees female.

Operational Excellence

Transitioned our acquisitions team to asset management in March 2020 to respond as quickly as possible to the needs of our tenants. We returned to acquisitions in June 2020, acquiring $868.2 million worth of assets.

Worked in partnership with our tenants to navigate the impacts of COVID-19. We deferred approximately $32 million in rent and provided limited rent abatements for tenants directly impacted by the pandemic. Increased our rent collections from 75% in the second quarter 2020 to 93% by November 2020.

Maintained strong liquidity by raising $400 million in term loans, $450 million of 3.2% unsecured bonds due in 2031, and $608 million in gross proceeds under forward contracts (assuming full settlement) under our At-the-Market Program and underwritten public offering.

On behalf of the Board of Directors and all of the employees at Spirit, we thank you for your commitment to Spirit and ask for your support on the matters described in this Proxy Statement so that we can continue to produce results and increase long-term shareholder wealth going forward.

Richard I. Gilchrist Chairman of the Board	Jackson Hsieh CEO and President

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

Date & Time:	Place:	Record Date:	Outstanding Shares on Record Date:
May 19, 2021, 8:30 a.m. Central Time	Virtual meeting will be held via live webcast. For more information, see the “Questions and Answers” section of this Proxy Statement.	March 15, 2021	114,953,025

ITEMS OF BUSINESS AND RECOMMENDATIONS:

Proposal No.	Description	Board’s Recommendation	Page
1	The election of (10) ten directors nominated by our Board of Directors and named in the accompanying Proxy Statement to hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified	FOR each of the 10 nominees	73
2	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021	FOR	86
3	A non-binding, advisory resolution to approve the compensation of our named executive officers as described in the accompanying Proxy Statement	FOR	87

Shareholders may also be asked to consider such other business as may properly come before the Shareholders at the Annual Meeting or any postponements or adjournments thereof. We have not received notice of any other proposals to be presented at the Annual Meeting.

HOW TO VOTE If you are a shareholder of record of Spirit common stock as of the close of business on the Record Date, you may vote at the Annual Meeting or by Proxy using any of the following methods:
By Internet at www.proxypush.com/SRC	By Mail Vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided.

By Phone call toll-free 1-866-256-1217

By Attendance at the Virtual Annual Meeting

Vote your shares by attending the virtual Annual Meeting held via live webcast. See the “Questions and Answers” section of this Proxy Statement for more information.

Votes submitted by internet (not including votes cast at the virtual Annual Meeting) or phone must be received prior to the start of the Annual Meeting.

Spirit Realty Capital | 2021 Proxy Statement

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON May 19, 2021: This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Annual Report to Shareholders for the fiscal year ended December 31, 2020 are available at www.proxydocs.com/SRC. More information regarding proxy voting, proxy materials, and attending the annual meeting can be found in the “Questions and Answers” section of this Proxy Statement.

By Order of our Board of Directors,

Jay Young,

Executive Vice President,

General Counsel and Corporate

Secretary

Spirit Realty Capital | 2021 Proxy Statement

Spirit Realty Capital | 2021 Proxy Statement

ANNUAL MEETING INFORMATION

2021 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Spirit Realty Capital, Inc., a Maryland corporation and its affiliates (“Spirit,” “we,” “us” or the “Company”), of proxies to be exercised at the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 8:30 a.m. Central Time on May 19, 2021 via live webcast, and at any postponement(s) or adjournment(s) thereof. On or about April 9, 2021, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials online, how to vote and how to request paper copies of our proxy materials. Due to the continued public health impact of the coronavirus (COVID-19) and to support the health and well-being of our shareholders, this year’s Annual Meeting will be held in a virtual-only meeting format, and you will not be able to attend the 2021 Annual Meeting in person. In order to attend, you must register at www.proxydocs.com/SRC by May 17, 2021 at 5:00 p.m. Eastern Time. During the registration process, you will be able to submit questions to be answered at the Annual Meeting (note you will also have an opportunity to ask questions during the Annual Meeting). Upon completing your registration, you will receive a confirmation email with further instructions regarding how to access the meeting. On the day of the Annual Meeting, approximately one hour prior to the start of the Annual Meeting, you will receive a second email including your unique link which will allow you access to the meeting. For the purposes discussed in this Proxy Statement and in the accompanying Notice of 2021 Annual Meeting of Shareholders (the “Proposals”), proxies are solicited to give all shareholders of record at the close of business on March 15, 2021, an opportunity to vote on matters properly presented at the Annual Meeting.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

Spirit Realty Capital | 2021 Proxy Statement	1

ANNUAL MEETING INFORMATION

THE ANNUAL MEETING AND VOTING

Who Can Vote

Holders of our common stock at the close of business on March 15, 2021 are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were 114,953,025 common shares outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote on each matter properly brought before the Shareholders at the Annual Meeting.

How to Vote

You may vote your shares in one of several ways, depending on how you own your shares.

Shareholders of Record

If you own shares registered in your name with our transfer agent, American Stock Transfer & Trust Company (a “shareholder of record”), you may vote:

BY TELEPHONE Vote your shares by proxy by calling 1-866-256-1217, 24-hours a day, seven days a week until the start of the Annual Meeting. Please have your notice or proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

VIA THE INTERNET Vote your shares by proxy via the website www.proxypush.com/SRC 24-hours a day, seven days a week until the start of the Annual Meeting. Please have your notice or proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

BY MAIL Vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.

BY ATTENDANCE AT THE VIRTUAL ANNUAL MEETING Vote your shares by attending the Annual Meeting held via live webcast. See the “Questions and Answers” section of this Proxy Statement for more information.

Beneficial Owners

If you own shares registered in the name of a broker or other custodian (a “beneficial owner”), follow the instructions provided by your broker or custodian on how to vote your shares. If you want to vote your shares at the Annual Meeting, you must obtain a legal proxy from your broker or other custodian and register to attend the Annual Meeting at www.proxydocs.com/SRC no later than May 17, 2021 at 5:00 p.m. Eastern Time. During the registration process, you will be able to submit questions to be answered at the Annual Meeting (note you will also have an opportunity to ask questions during the Annual Meeting). Upon completing your registration, you will receive a confirmation email with further instructions regarding how to access the meeting. On the day of the Annual Meeting, approximately one hour prior to the start of the Annual Meeting, you will receive a second email including your unique link which will allow you access to the meeting. If you do not instruct your broker or custodian how to vote, such broker or custodian will have discretionary authority, under current New York Stock Exchange (“NYSE”) rules, to vote your shares in its discretion on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2021 (Proposal 2). However, your broker or custodian will not have discretionary authority to vote on the election of directors (Proposal 1) or the advisory vote to approve our executive compensation (Proposal 3) without instructions from you. As a result, if you do not provide instructions to your broker or custodian, your shares will not be voted on Proposal 1 or Proposal 3.

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ANNUAL MEETING INFORMATION

Votes by Proxy

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted consistent with the Board’s recommendations:

Proposal		Recommendation of the Board

1.	Election of director nominees named in this proxy statement	FOR each of the 10 nominees

2.	Ratification of the appointment of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021	FOR

3.	Advisory vote to approve Named Executive Officer compensation	FOR

In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

Spirit Realty Capital | 2021 Proxy Statement	3

PROXY SUMMARY

This summary highlights selected information that is provided in more detail throughout the Proxy Statement. Please read the entire Proxy Statement before casting your vote. Note that certain financial measures contained within this Proxy Statement (AFFO Per Share, Annualized Adjusted EBITDAre, and Adjusted Debt to Annualized Adjusted EBITDAre) are not calculated according to U.S. generally accepted accounting principles (“GAAP”). Please see Annex A for a reconciliation of these non-GAAP measures.

The novel coronavirus (COVID-19) pandemic has resulted in a global health crisis and severe economic and societal disruptions. As a result, Spirit, like many other companies, was forced to navigate through an uncertain and turbulent environment. Spirit, however, was well-positioned to rise to this unique challenge. During the past three years, Spirit has successfully overcome immense business challenges. Spirit’s leadership and perseverance during those defining moments prepared our team for the disruptions imposed by COVID-19. In addition to having a battle-tested team in good position to handle the complexity and uncertainty of the COVID-19 pandemic, the composition of our high-quality, diversified portfolio of assets, focused on larger credits and public companies, was critical to weathering the storm. Spirit proactively worked with our tenants to ensure their success, and ultimately the success of all of Spirit’s stakeholders. Despite the challenges of 2020, we are confident that our portfolio of relevant, creditworthy tenants operating in high-quality real estate will not only survive but thrive in a post-COVID environment. As a result of our efforts to fortify our balance sheet over the past several years, Spirit entered the pandemic in a position of financial strength that enabled us to take the offensive and capitalize on opportunities towards the end of 2020. Spirit has emerged stronger, more unified, and well-placed for continued long-term growth.

Strong Leadership and Open Communication During the Pandemic

As COVID-19 began to rapidly spread throughout the United States in March 2020, Spirit’s executive leadership team reacted quickly and thoughtfully. The highest priority of the executive team was the health and safety of Spirit’s employees, families and communities. Immediately, the executive team elected to transition the Company to a 100% remote-working environment for 2020. Due to the dedicated work of our team over the past several years in implementing new processes, technology tools and systems across our organization, we were able to complete this transition seamlessly and without impact on our productivity. Additionally, the executive team had to formulate a plan on how to address other issues caused by COVID-19, including a sudden shift in strategy, priorities and use of resources.

The management team met remotely on a daily basis to determine next steps and address issues imposed by the pandemic. Vital to Spirit’s success was management’s immediate commitment to effective and regular communications with employees. These communications included:

•

monthly town hall meetings led by our Chief Executive Officer (or “CEO”), Jackson Hsieh, to deliver key messages or address concerns of employees. Mr. Hsieh regularly invited a tenant of Spirit to attend the town hall meetings and discuss their experience during the pandemic. Having a tenant represented from a broad array of industries was extremely impactful for the Company. Spirit employees got the chance to hear firsthand the struggles of the tenants they were working with day in and day out to navigate through the pandemic;

•	frequent email communications regarding guidance from global, federal and local health authorities;

•	increased communications regarding well-being resources offered as part of the Company’s current benefits;

4	Spirit Realty Capital | 2021 Proxy Statement

•

communications regarding updated benefits, including a paid time off program for any employee that becomes infected (or if a member of their immediate household becomes infected and requires the employee’s care) by COVID-19 (which does not impact employee’s regular paid time off);

•	frequent internal “pulse” surveys to monitor employee satisfaction, coping, and ability to work remotely;

•	frequent departmental meetings;

•

continued to provide resources, developmental opportunities and trainings to employees from a remote environment including a training session hosted by our DEI Council and facilitated by The Racial Equity Institute that was interactive and examined characteristics of modern-day racial inequity;

•

formation of a “Return to Office” Committee that researched best practices and safety measures in order to re-open our office safely. These safety measures included enhanced cleaning and sanitation protocols, social distancing, thermal scanning and partitions.

Spirit’s Board of Directors has also been highly engaged with management regarding the risks imposed by COVID-19 and the Company’s response and strategy. The Board held regular calls with management regarding an array of issues including employees, operations, financial impact, disclosures, and related legal and regulatory matters. The Board met 17 times in 2020, approximately 31% more than in 2019, in order to actively assist the Company in determining next steps.

Transparency and Disclosure During Uncertain Times

Throughout the pandemic, Spirit has been highly focused on disclosure and transparency with its shareholders. Spirit recognized immediately that the unprecedented nature of the pandemic would create a number of questions from its shareholders and Spirit wanted to address these questions immediately.

On March 19, 2020, Spirit’s CEO, Jackson Hsieh, wrote a letter to our shareholders explaining how and why the Company was well-positioned to navigate through the COVID-19 storm.

Shortly thereafter, Spirit released its first business update for investors on April 13, 2020. Spirit was one of the first of its peers to issue a timely and robust disclosure to investors addressing the real-time effects of COVID-19, including portfolio health, rent collection status, rent deferrals, operational status and accounting treatment at the industry level. In total, between April 1, 2020 and December 31, 2020, Spirit issued eight (8) business updates to its investors via investor presentations, press releases and 8-Ks. In further efforts to provide information as quickly as possible to investors, Spirit pre-released its first quarter earnings and moved its earning call up by one week in the second quarter.

“All One Team”- More Unified Than Ever Before

During these times of fear and uncertainty due to COVID-19, the actions and attitudes of our employees embodied the “All One Team” Spirit culture that makes Spirit the strong, united company that it is. We believe we are stronger together and everything we do, we do as one team. We also know that we are more than just an owner of real estate or a landlord. As a real estate investment company, funding American business is the heart of what we do, and our culture is built on the principle that every person can make a difference.

Due to the strong “All One Team” culture at Spirit, the shift to 100% remote work was seamless. Each and every department within the Company came together to make the huge shift happen without any disruption or waiver of the first-class quality of our work. One crucial aspect to our success working remotely has been our expanded technology infrastructure, including enhanced cyber security tools. Spirit has practically and thoughtfully invested in technology over the last two years and the investment paid dividends while transitioning our workforce to remote work. Some of these recent technology investments include:

•	Salesforce, which is used for potential acquisitions, provides a central data repository for all deal related information along with ongoing tenant monitoring;

•	Adaptive Insights, an end-to-end three statement budgeting and forecasting model at both the lease and corporate level, that utilizes input from every department; and

•	Microsoft Power BI, which provides key insights to Spirit’s portfolio metrics and visualization of those metrics for both capital deployment and budgets.

We also have a unique responsibility to our tenants. Maintaining strong and trusting relationships with our tenants is the foundation of how we do business. We have been in constant contact with our tenants from the start of the pandemic and, in March 2020, we began to receive rent deferral requests from certain operators. In order to quickly respond to the immediate needs of our tenants, including numerous rent deferral requests, our Investment Committee increased its meetings from one to

Spirit Realty Capital | 2021 Proxy Statement	5

three times per week for a number of months. Our acquisitions team transitioned to an asset management role to work through deferral requests and portfolio management matters, and remained in that role until June 2020 when rent collections began to stabilize, at which time the acquisitions team shifted back to offense and began sourcing new opportunities for external growth.

Spirit Has Emerged Stronger

As we continue to navigate through the impacts of the pandemic, we are humbled and proud of the personal commitments, reliability and resilience of our employees, tenants, communities and business as a whole. Although it was not an easy task, we feel we have weathered the storm and, as a result, have emerged as an even stronger organization than before.

Funding the Heart of America’s Business

Spirit was able to build true partnerships with many of its tenants during the pandemic. Spirit approached the issue as one of teamwork and partnership, looking into each tenant’s unique circumstances and what it could do to assist that tenant’s survival.

•	Spirit deferred approximately $32 million in rent across several retail industries in addition to providing limited abatements to tenants directly impacted by the pandemic.

•

In the second quarter, our rent collections were 75% of total base rent. In the third quarter, we saw a large increase in our rent collections and collected 90% of total base rent. By November 2020, our rent collections were 93% of total base rent and 98% excluding movie theaters.

Spirit’s constant work to build a best in class portfolio of tenants and assets also proved critical. Over the past three years, we have used our intensive underwriting, industry research and analytic tools to create a high quality, diversified portfolio, with a focus on larger credits and public companies. As a result, we had many tenants that were able to weather financial shocks with relative ease. In addition, many of our tenants were able to thrive during the pandemic, such as our home improvement and home décor operators.

Fortified Balance Sheet

•	Raised $400 million in term loans during the second quarter 2020 and repaid $222 million in the third quarter 2020.

•	Raised $450 million of 3.2% unsecured bonds due in 2031.

•

Entered into forward contracts for 16.3 million shares of common stock under the Company’s At-the-Market Program and underwritten public offering at an average gross execution price of $37.41 per share in 2020. Assuming full settlement, the forward contracts represent $608 million in gross proceeds subject to certain adjustments.

•	Repaid $155 million of the 3.75% convertible notes due in 2021.

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2020 CAPITAL MARKET ACTIVITY

Return to Acquisitions

Beginning in June of 2020, Spirit utilized its capital to reignite its acquisition program and return to offense. Our strong liquidity and balance sheet position allowed us to step-in and buy great assets with strong tenants at yields that are accretive for our shareholders. By the end of 2020, Spirit had:

•	Acquired $868.2 million worth of assets across 146 properties with a weighted average cap rate of 6.80%.

•

Transacted with new, high-quality operators in a variety of industries, such as light manufacturing, dealerships, and packing products, while continuing to grow with existing operators in the home décor, home improvement, dollar store, and wholesale club space.

•

Revised the proprietary Spirit Heat Map and Efficient Frontier in light of lessons learned during COVID-19 to directly incorporate the essential or non-essential nature of the business and recent financial performance of the operator into our Porter’s Five Forces weighting.

•	Developed a robust pipeline of opportunities to pursue in 2021.

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2020 ACQUISITIONS AND REVENUE PRODUCING CAPITAL EXPENDITURES

[1]	Based on gross investment.

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EXECUTIVE COMPENSATION HIGHLIGHTS

2020 Say-On-Pay Results Demonstrate Shareholder Approval of Compensation Changes

At the 2020 Annual Meeting of Shareholders, the advisory vote to approve the Company’s executive compensation received approximately 95% support, a significant improvement from the say-on-pay result of only 55% at the Company’s 2019 Annual Meeting. This drastic improvement was the direct result of an extensive shareholder outreach and engagement initiative in 2019, which prompted significant changes to our 2020 compensation program that were in response to the feedback we heard.

Executive Compensation: Changes made in 20201

Reduction in Magnitude of Target CEO Compensation

[1]	These executive compensation changes were made in February 2020, prior to the COVID-19 pandemic.

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Other Executive Compensation Changes in 2020

Increased the portion of our CEO and other executives’ annual LTIP equity grant tied to performance from 50% to 60%. For 2021, 100% of our CEO and other executives’ annual LTIP equity grant is tied to performance with 0% tied to time-vested equity.

Revamped proxy disclosure throughout, providing additional and clear rationale with respect to our pay decisions and the linkage to performance

Enhanced disclosure around individual accomplishments and how such accomplishments correlate to bonus payouts

Eliminated occupancy as a goal in the cash bonus plan

Increased the target total shareholder return in our LTIP whereby we must now have a total TSR equal to the 55th percentile (as opposed to the 50th percentile) compared to our Performance Peer Group in order to receive a target payout

Applied double-trigger vesting upon change-in-control to 2020 and later performance-based awards for all executives (time-based LTIP equity grants historically have had double-trigger vesting)

All 2020 and later equity awards are now subject to double-trigger vesting upon a change in Control

Undertook a fresh evaluation of our peer group for 2020 compensation to better align our program with that of our peers and made changes accordingly

2020 Shareholder Engagement Program

In 2020, we continued our Shareholder Engagement Program, recognizing that a positive outcome at the 2020 Annual Meeting of Shareholders does not negate the necessity of continued discussions with our shareholders. However, unlike in 2019, we took a more focused approach to our shareholder outreach, contacting each of our top 10 shareholders, representing 57.6% of outstanding shares, and hosting calls with 3 of them.

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Compensation Philosophy

The Compensation Committee believes that the executive compensation program should emphasize pay-for-performance and reflect the value created for our shareholders, while supporting our business strategies, operational goals and long-range plans. In addition, the Compensation Committee believes that such compensation should assist the Company in attracting and retaining key executives critical to our long-term success. Our compensation practices reflect this philosophy:

DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation with a strong emphasis on performance-based incentive awards.

DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance metrics that drive shareholder value.

DO evaluate TSR when determining performance under LTIP performance share awards to enhance shareholder alignment.

DO cap payouts for awards under our annual bonus and LTIP plans.

DO require executive officers to own and retain shares of our common stock to further align interests with our shareholders.

DO enhance executive officer retention with time-based vesting schedules for a portion of annual LTIP equity awards.

DO enable the Board to “claw back” incentive compensation in the event of a financial statement restatement pursuant to a recoupment policy.

DO maintain a Compensation Committee comprised solely of independent directors.

DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters.

DO NOT base LTIP awards on a single performance metric, thereby discouraging unnecessary or excessive risk-taking.

DO NOT provide uncapped award opportunities.

DO NOT have employment agreements with executive officers that provide single-trigger change of control benefits.

DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities.

DO NOT provide executive officers with excessive perquisites or other personal benefits.

DO NOT permit executive officers or directors to hold our securities in margin accounts or pledge our securities to secure loans without pre-approval by the Audit and Compensation Committees (no executive officer or director pledged or held our securities in margin accounts at any time during 2020).

DO NOT provide for tax gross-up payments for compensation or benefits paid in connection with a change in control.

Consistent with our compensation philosophy that linking a substantial portion of compensation to variable at-risk pay elements creates appropriate alignment with our shareholders, the following graphs1 show the emphasis we placed on variable at-risk pay elements, such as performance-based cash bonuses and equity awards, for all of our Named Executive Officers (defined herein) in 2020.

[1]

Restricted Stock and Performance Share awards were calculated for purposes of the above graphics using the grant date fair value of restricted stock awards and performance share awards calculated in accordance with ASC Topic 718.

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CORPORATE GOVERNANCE HIGHLIGHTS

Our Board is committed to sound governance practices designed to promote the long-term interests of shareholders and strengthen Board and management accountability. Our Board regularly evaluates our governance profile against best practices to identify areas for improvement. The Board also leverages our active shareholder engagement program to gather insights on key areas of shareholder interest and emerging trends to evaluate. Key elements of our governance program include:

Board of Directors	Governance Highlights

✓  Independent Chair

✓  All directors, with the exception of our CEO, are independent

✓  Annual election of directors

✓  Board regularly meets in executive sessions, including without the presence of our CEO

✓  Board seeks direct engagement with employees at all levels of the organization

✓  Board oversight and engagement on environmental, social, and human capital management matters

✓  Diverse Board including gender, race/ethnicity, tenure, age and experience

✓  Majority vote standard for director elections

✓  Majority standard for stockholder right to call special meeting

✓  Majority vote standard to amend/repeal Bylaw provisions, without subject matter restrictions

✓  Minimum stock ownership policy for Board

✓  Active shareholder engagement program

✓  Regular Board review of CEO and senior management succession plans

✓  Shareholders entitled to submit proposals for inclusion in the Company’s proxy in accordance with Rule 14a-8

Committees & Attendance	Shareholder Engagement

✓  Ongoing Board committee leadership rotation. In 2020, Todd A. Dunn was appointed Chairperson of the Nominating and Corporate Governance Committee, replacing Nicholas Shepherd

✓  Annual Board evaluations

✓  Fully independent Board committees

✓  Board Investment Committee responsible for assisting the Board in discharging its responsibilities as to the review and approval of certain real estate acquisitions

✓  Dedicated Company Disclosure Committee to ensure timeliness and accuracy of all required disclosures

✓  All Board members attended at least 91% of all meetings in 2020

✓  In 2020, we continued our shareholder engagement program by reaching out to the holders of 57.6% of our outstanding shares

✓  Topics included actions taken during the pandemic, performance overviews, executive compensation, our business transformation, Board and governance practices, and sustainability

✓  Shareholder feedback informs Board decision-making

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BOARD HIGHLIGHTS

The Nominating and Corporate Governance Committee is committed to ensuring that the Board is composed of directors who possess a wide variety of relevant skills, professional experiences and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of shareholders. Our current Board composition reflects strong Board practices that support regular refreshment based on the Board’s needs and succession plans.

Commitment to a Diverse Board with Regular Refreshment

Our Board is composed of directors who collectively have the right mix of skills, experience and expertise to effectively oversee management. Specifically, our directors have backgrounds in finance, M&A, real estate, risk oversight, and stakeholder value initiatives, among other skills relevant to Spirit’s strategic goals. We are focused on ensuring that directors’ skills and experiences reflect the evolving needs of the business, and as such, our robust Board evaluation process is an important part of our Board refreshment and succession planning efforts.

The Nominating and Corporate Governance Committee considers diversity to be a key priority in director recruitment. In March 2021, Ms. Rosenberg and Mr. Senkbeil formally notified Spirit of their separate decisions not to stand for reelection at the 2021 Annual Meeting of Shareholders. Ms. Rosenberg and Mr. Senkbeil will continue to serve as directors until the expiration of their terms at the 2021 Annual Meeting of Shareholders. In anticipation of this possibility, the Nominating and Corporate Governance Committee actively undertook an assessment of Board size, composition, diversity, and skill set in November 2020, as it considered the prospect of appointing successor directors. The Nominating and Corporate Governance Committee, in consultation with the full Board, decided to seek replacement directors to maintain Board size, add additional skills and perspective, and demonstrate the value that Spirit places on diversity. The Nominating and Corporate Governance Committee

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hired Korn Ferry, an independent third-party recruiter, to engage in a search for new directors. The Nominating and Corporate Governance Committee’s focus was on recruiting highly qualified director candidates with the relevant skill set and experience to seamlessly integrate into the Board, concentrating on finding candidates that would be capable of serving on the Board’s audit committee and who would bring new and diverse perspectives to the Board. After a comprehensive search and review of candidates, the Nominating and Corporate Governance Committee, with the assistance of Korn Ferry, identified each of Ms. Frymire, Ms. Gathright and Mr. Sullivan as incredibly strong candidates for membership on the Board and nominated each of Ms. Frymire, Ms. Gathright and Mr. Sullivan for election as director at the 2021 Annual Meeting of Shareholders. Ms. Frymire serves as President, Strategy & Transformation and Chief Financial Officer of CWT (formerly Carlson Wagonlit Travel), the world’s second largest travel management platform and brings extensive financial experience and expertise which will enable her to provide key contributions to the Board on financial, accounting and strategic matters. Ms. Gathright served as Executive Vice President and Chief Operating Officer of Apple Hospitality REIT (NYSE: APLE), a publicly traded REIT which owns one of the largest portfolios of upscale, rooms-focused hotels in the United States, until her retirement from the company on March 31, 2020 and brings extensive operating and real estate experience, including asset management and working with REITs. Mr. Sullivan currently serves as a partner with Standard General’s SG Special Situations Fund L.P., whose investment manager is Standard General L.P., a New York-based investment firm that manages event-driven opportunity funds where he is responsible for portfolio management and brings extensive operating and financial management experience, including in the financial services industry. Additional details about the qualifications and skills of Ms. Frymire, Ms. Gathright and Mr. Sullivan can be found beginning on page 73 of this Proxy.

Additionally, in 2018 and 2019, our active refreshment process led to the appointment of Diana Laing and Elizabeth Frank, each of whom offered differentiated perspectives to the Board. Ms. Laing has extensive experience in commercial real estate, corporate finance, and capital markets. Ms. Frank has extensive business experience and strategic skills in the retail and consumer sectors.

We believe that the current diverse mix of skill sets of our Board nominees ensures a strong, engaged set of directors who are empowered to oversee management. This diversity in skill set pairs with other sources of viewpoint diversity. 40% of our Board nominees are female. We have also cultivated significant diversity in the length of service amongst our Board members, with tenures ranging from 12 years to less than one year. Our Board believes that tenure diversity enables us to capture the value of both new perspectives and the deep institutional knowledge of longer-tenured directors to help the Board effectively oversee our business.

Key Board Statistics

Our 2020 Key Board Statistics

Our 2021 Director Nominee Key Board Statistics

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DRIVING STAKEHOLDER VALUE: HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL HIGHLIGHTS

At Spirit, we believe that doing the right thing for our employees, community and environment leads to better results for all of our stakeholders and our company as a whole. By implementing sound human capital management, community and environmental practices throughout the operation of our business, we demonstrate our solid commitment to be responsible and conscientious in everything that we do as we strive to both increase long-term stakeholder value and make the communities in which we operate a better place to live and work.

Serving All Stakeholders

We are dedicated to serving the best interests of our stakeholders, forging strong tenant relationships, and fostering meaningful relationships with our community. We abide by Spirit’s mottos for success in guiding our interactions with all of our stakeholders, and we strive to take into account all stakeholders when we craft policies and initiatives related to our environmental, community, and human capital impacts.

All One Team Culture

None of Spirit’s success could have been realized without the dedication, commitment and tireless efforts of our Spirit employees.

Our Culture . . .

Focuses on Teamwork – we are “All One Team” – we successfully navigated the challenges presented in 2020 through effective interdepartmental communication and collaborative, multi-disciplinary teams delivering on critical objectives in a timely manner.

Celebrates Diversity and Inclusion – approximately 48% of our employees are female, approximately 27% of our employees are racial or ethnic minorities, and 40% of our independent director nominees are female. In 2020, the Company established an employee driven Diversity, Equity & Inclusion Council to promote diversity and inclusivity within our Company and community. In 2020 the DEI Council hosted a training session for the Company facilitated by The Racial Equity Institute. The training session was interactive and examined characteristics of modern-day racial inequity. Together with the Women’s Leadership Council, these groups provide perspective to both our Chief Executive Officer and our Board of Directors.

Encourages employee development – in 2020, we continued investing in our employees through development and training on leadership, operations, finance and accounting, legal, employee relations and information technology.

Is dynamic – Spirit’s leadership keeps the lines of communication open with and among our employees, which was especially critical during the COVID-19 pandemic.

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Our Values . . .

Pursue Excellence	Excellence is not perfectionism. It is a continuing journey, not a destination. Continually strive for the highest levels of character, attitude, quality, and standards. When approaching our work, we challenge the norm. Whenever presented with a problem, idea, or solution, we ask six questions to learn the truth. We dig deep and look around corners – figure out all the complexities. If we can improve something and make it more efficient, we encourage our employees to speak up, and don’t settle for the status quo. We get closer to the problems we see and are willing to get uncomfortable. We are empowered to find opportunities to make an impact everywhere. One small change at a time will lead us to greatness.
Act with Integrity

Be honest, open, responsible, and do what you say. This value filters into everything we do and touch at Spirit. Never hide the ball. Whether it’s good news or bad news, tell it – simply, clearly, and accurately. If you say you’re going to do something, do it – and in the process, you’ll establish credibility and trust with colleagues, tenants, and investors.

Value Relationships

Forging strong relationships is at the center of everything we do. Within Spirit, we live by the motto, “We are all one team.” We are committed to providing an inclusive and engaging environment where we can work together effectively, listen to one another respectfully, hold space for differences of opinion and simply treat each other as people. We rely on each other and share in each other’s challenges and successes. Relationships are also key to building our business as we look to grow with our existing tenants and source new opportunities. Individually we may be strong, but together we are unstoppable.

Be Optimistic

Be hopeful and confident about the future. We believe our employees can achieve anything they set their mind to. There are no problems without solutions. There are no challenges, only opportunities. We believe Spirit can make a positive difference, for our shareholders, employees, and our community. This attitude influences every decision we make. Always look for the silver lining in every situation and we will succeed.

Have Fun	Teams that play together, stay together. We work hard, but having fun is an integral part of our culture. From games and costume contests, to potlucks and crawfish boils, we look for every opportunity to bring our team together and let our hair down!

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Key Human Capital Management, Environmental and Community Initiatives

Our engaged Board oversees Spirit’s human capital management, community, and environmental initiatives. In 2020, our Board or Board committees received updates or discussed environmental, human capital management or social matters affecting the Company on at least eight occasions.

Selected Areas for Board and Committee Oversights:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Board Investment Committee	Full Board of Directors

Corporate Strategy					•

Enterprise Risk Management	•				•

Legal and Regulatory Compliance	•				•

Certain Real Estate Acquisitions				•	•

Cyber Security	•				•

Environment			•		•

COVID-19 Response	•	•	•		•

Human Capital Management			•		•

Diversity and Inclusion			•		•

Shareholder Engagement		•			•

Board and Executive Succession			•		•

Key initiatives at Spirit include:

Human Capital Management At Spirit, we are “All One Team”	Environment Committed to reducing our environmental footprint and managing risk

•  Workplace Culture. Regularly conduct employee surveys and implement responsive corporate culture initiatives. Our CEO leads the Company in monthly Town Halls to deliver key messages to employees and answer questions. Board invites employees to meet with directors to encourage open dialogue

•  Diversity and Inclusion. Diversity is a priority in our hiring process, and we seek to cultivate an inclusive culture. The DEI Council works with leadership to develop strategies and best practices, including facilitating trainings and other programs for all employees. We protect the rights of women and minorities

•  Development and Training. Offer resources and training to our employees to position them for success

•  Employee Wellness. Support employees’ health and wellness by implementing numerous wellness initiatives

•  Health and Safety. During the pandemic, our employees have been able to work remotely full time. Encourage dialogue with our employees about their occupational health, safety, and environmental concerns. Conduct “pulse” surveys to monitor the mental health of employees during the pandemic

•  Energy Consumption. Use of automatic lighting control system and ENERGY STAR certified products at our headquarters

•  Pre-Acquisition Diligence. When evaluating new investments, we consider environmental factors and risks and obtain a site assessment

•  Risk Mitigation. We include comprehensive environmental provisions in our leases and carry master environmental insurance coverage for every property we own

•  Recycling. We recycle materials such as aluminum, paper and plastic

•  Paper. Encourage paperless environment. Implemented electronic signature technology to avoid printing when not required

•  Water. Removed all plasticware at our headquarters and supplied each employee with a reusable cup and straw. Encourage employees to use reusable water bottles

•  Investor Meetings. Held virtually and all materials emailed, versus mailing hard copies

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Community Commitment to being a good corporate citizen	Ethics Our directors, officers and employees are subject to a Code of Business Ethics

•  Community Involvement. Support non-profit organizations and encourage employees to participate in volunteer activities

•  Employee Gift Matching. Match charitable contributions made by our employees to eligible organizations

•  Human Rights. Committed to protecting human rights

•  Labor. Committed to compensating employees at competitive rates

•  Anti-Corruption. Prohibit corruption in all of its forms

•  Fair Living Wages. Committed to providing a fair living wage for all of our employees

VOTING ITEMS

Proposals to be Voted on and Board Voting Recommendations

Proposal No.	Description	Board’s Recommendation	Page
1	Election of director nominees named in this proxy statement	FOR each of the 10 nominees	73
2	Ratification of the appointment of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021	FOR	86
3	Advisory vote to approve Named Executive Officer compensation	FOR	87

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OUR EXECUTIVE OFFICERS

Set forth below is certain biographical information concerning our Named Executive Officers. Ages shown are as of the Record Date.

Name, Age, Position	Business Experience

Jackson Hsieh, Age 60 President and Chief Executive Officer (effective May 8, 2017)

Jackson Hsieh serves as President and Chief Executive Officer in addition to serving on the Board of Directors. In addition, Mr. Hsieh serves on the Company’s Investment Committee and Management Operating Committee that monitors business activities and defines company strategy. Prior to joining Spirit in September 2016, Mr. Hsieh served as Managing Director and Vice Chairman of Investment Banking at Morgan Stanley, Vice Chairman and Sole/Co-Global Head of UBS’s Real Estate Investment Banking Group, and in various other leadership roles which include a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc. Mr. Hsieh is a graduate of the University of California at Berkeley and earned a master’s degree from Harvard University.

Michael Hughes, Age 46 Executive Vice President, Chief Financial Officer (effective April 1, 2018)

Michael Hughes serves as Executive Vice President and Chief Financial Officer. In addition, Mr. Hughes serves on the Company’s Investment Committee and Management Operating Committee that monitors business activities and defines company strategy. Prior to joining Spirit in April 2018, Mr. Hughes served as Executive Vice President and Chief Financial Officer at FelCor Lodging Trust from 2013 through the close of the company’s merger with RLJ Lodging Trust in 2017. Prior to that, he held various roles in corporate finance at FelCor from 2006 to 2013 and held multiple roles at Wyndham International, Inc. from 2002 to 2006, most recently serving as Vice President, Corporate Finance. Mr. Hughes was awarded a bachelor’s degree in business from Rhodes College and is a holder of the Chartered Financial Analyst® designation.

Ken Heimlich, Age 55 Executive Vice President, Chief Investment Officer (Executive Vice President effective April 3, 2018; Chief Investment Officer effective January 1, 2021)

Ken Heimlich joined Spirit in March 2017 and serves as Executive Vice President and Chief Investment Officer. In this role, he has oversight responsibility for acquisitions, portfolio management, servicing, dispositions, lease administration, property management, underwriting, and construction. In addition, Mr. Heimlich serves on the Company’s Investment Committee and Management Operating Committee that monitors business activities and defines company strategy. Mr. Heimlich has extensive experience in the REIT industry having served as Managing Principal at Capital Formation, LLC, a net lease real estate advisory firm, as well as in several senior leadership roles at GE Capital, Franchise Finance. During his tenure at GE Capital, he successfully led the IPS and Surplus platforms for a 2,000+ property portfolio, built and directed a nationwide retail development platform, and managed a 500-property triple net lease portfolio. Mr. Heimlich earned a bachelor’s degree in finance from Eastern Illinois University.

Jay Young, Age 51 Executive Vice President, General Counsel (effective April 25, 2016)

Jay Young serves as Executive Vice President and General Counsel. In addition, Mr. Young serves on the Company’s Investment Committee and Management Operating Committee that monitors business activities and defines company strategy. Prior to joining Spirit in April 2016, Mr. Young served as Senior Vice President and General Counsel for Wingstop, Inc., Senior Vice President and General Counsel for CEC Entertainment, and in-house counsel for Wachovia Corporation and UBS. Mr. Young holds a bachelor’s degree in economics from Southern Methodist University, a Juris Doctor from the University of Oklahoma College of Law and a Master of Business Administration from the University of Oklahoma Price College of Business.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Kevin M. Charlton, Chairperson

Richard I. Gilchrist

Sheli Z. Rosenberg

Nicholas P. Shepherd

This Compensation Discussion and Analysis describes our 2020 compensation program for our principal executive officer (Jackson Hsieh), our principal financial officer (Michael Hughes), and our two other most highly compensated executive officers during 2020, Ken Heimlich and Jay Young (collectively, our “Named Executive Officers” or “NEOs”).

In particular, this discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, and the policies underlying our 2020 executive compensation program and the compensation awarded to our Named Executive Officers for 2020. The following discussion and analysis of compensation arrangements of our Named Executive Officers should be read together with the compensation tables and related disclosures.

EXECUTIVE SUMMARY

At the 2019 Annual Meeting of Shareholders, the advisory vote to approve the Company’s executive compensation received approximately 55% support. Although this was a majority, this was a decline from previous years and also below what the Board and management consider satisfactory. This prompted an extensive shareholder outreach and engagement initiative in 2019 and 2020 by the Company and the Board to obtain direct feedback from our shareholders on an array of topics, but most notably, our executive compensation program and its alignment with performance. The Compensation Committee also engaged a new independent compensation consultant, FPL Associates (“FPL”), a nationally recognized compensation consulting firm specializing in the real estate industry, to assist it in reviewing our executive compensation program.

The consensus feedback received from our shareholders was support for the strong performance of our Chief Executive Officer and management team in light of our relative and absolute TSR performance, but concern about the magnitude of total Chief Executive Officer compensation. The Compensation Committee carefully considered this feedback and implemented changes to our executive compensation program that were responsive to our shareholders’ concerns. As described in more detail below under “CEO Compensation: Changes in 2020 Reduce Overall Pay Magnitude,” this included a reduction in base salary, reduction in target annual cash bonus opportunity, and reduction in target annual equity awards under our LTIP. These changes resulted in a substantial improvement of the advisory vote to approve the Company’s executive compensation at the 2020 Annual Meeting, where we achieved 95% support as outlined in more detail below.

However, shortly after 2020 began, the COVID-19 crisis struck, and our business was directly impacted. When evaluating the Company’s 2020 performance, the Compensation Committee and Board considered whether to make any changes to the executive compensation program, including the 2020 cash bonus program metrics, all of which were set in advance of COVID-19 and were negatively impacted by the pandemic. Although the Compensation Committee and Board determined that the Company and leadership team executed incredibly well despite the challenges imposed by COVID-19, they ultimately determined not to make any changes to the 2020 executive compensation program, including the 2020 cash bonus program metrics and performance share awards vesting in 2020. Additionally, the Compensation Committee and Board determined to limit the CEO’s individual portion of the 2020 annual bonus to “target.” As a result, each of our Named Executive Officers received reductions in pay for 2020.

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COMPENSATION DISCUSSION AND ANALYSIS

2020 Changes to our Executive Compensation Program as a Result of Investor Outreach in 2019

At the 2020 Annual Meeting of Shareholders, the advisory vote to approve the Company’s executive compensation received approximately 95% support, a significant improvement of the say-on-pay result of only 55% at the Company’s 2019 Annual Meeting.

This impressive improvement in shareholder support at the 2020 Annual Meeting was the direct result of an extensive shareholder outreach and engagement initiative conducted in 2019, during which we reached out to investors representing over 81% of our outstanding common stock and held meetings with investors representing 59% of our outstanding common stock. The feedback we received from our investors prompted significant changes to our 2020 compensation program in February 2020, prior to the COVID-19 pandemic.

CEO COMPENSATION: CHANGES IN 2020 REDUCE OVERALL PAY MAGNITUDE

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COMPENSATION DISCUSSION AND ANALYSIS

The table below details not only the changes discussed above but other actions the Committee took in 2020 to address investors’ perspectives on our executive compensation program.

2020 PROGRAM CHANGES

Increased the portion of our CEO and other executives’ annual LTIP equity grant tied to performance from 50% to 60%. For 2021, 100% of our CEO and other executives’ annual LTIP equity grant is tied to performance with 0% tied to time-vested equity

Revised our proxy disclosure, providing additional and clear rationale with respect to our pay decisions and the linkage to performance

Enhanced disclosure around individual accomplishments and how such accomplishments correlate to bonus payouts

Eliminated occupancy as a goal for determining bonus attainment and reduced the portion of the cash bonus tied to individual performance from 20% to 16%

Increased the target total shareholder return in our LTIP whereby we must now have a total TSR equal to the 55th percentile (as opposed to the 50th percentile) compared to our Performance Peer Group in order to receive a target payout

Applied double-trigger vesting upon change-in-control to 2020 and later performance-based awards for all executives (time-based LTIP equity grants historically have had double-trigger vesting)

All 2020 and later equity awards are now subject to double-trigger vesting upon a change in control

Undertook a fresh evaluation of our peer group for 2020 compensation to better align our programs with that of our peers and made changes accordingly

2020 Shareholder Engagement Program

In 2020, we continued our Shareholder Engagement Program, recognizing that a positive outcome at the 2020 Annual Meeting of Shareholders does not negate the necessity of continued discussions with our shareholders. However, unlike in 2019, we took a more focused approach to our shareholder outreach, contacting each of our top 10 shareholders, representing 57.6% of outstanding shares, and hosting calls with 3 of them.

Compensation Philosophy and Objectives

The Compensation Committee believes that the executive compensation program should emphasize pay-for-performance and reflect the value created for our shareholders, while supporting our business strategies, operational goals and long-range plans. In addition, the Compensation Committee believes that such compensation should assist the Company in attracting and retaining key executives critical to our long-term success.

Pay for Performance

We emphasize pay-for-performance by designing the executive compensation program to align Company-wide financial and operational achievements through the use of annual cash bonuses and performance-based long-term equity awards granted to our Named Executive Officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Attract and Retain Talent

Our executive compensation philosophy also recognizes that, given that the market for experienced management is highly competitive in our industry, the core of our success is our ability to attract and retain the most highly-qualified executives to manage each of our business functions.

Fundamentally, we believe executive officer compensation should be structured to provide competitive base salaries and benefits, which attract and retain superior executives. Additionally, we use annual performance-based cash compensation to motivate executive officers to attain (and reward them for attaining) financial, operational, individual and other goals that are consistent with increasing shareholder value. Our LTIP employs a combination of restricted stock grants and performance share awards, both of which vest over time, to motivate and/or reward long-term, multi-year performance and facilitate retention of our executives. Our executives’ performance share awards vest at the end of a multi-year period based on the TSR we deliver relative to our peers, strongly aligning our executives’ interests with those of our shareholders.

Balanced Mix of Compensation, Weighted Towards Variable Pay Elements

The Compensation Committee believes that a balanced mix of compensation elements, significantly weighted towards variable at-risk pay elements, provides the intended alignment of executive compensation with the Company’s performance and shareholder interests. The structure also provides the necessary fixed and knowable minimum and short and long-term incentive opportunities necessary to attract, motivate and retain talented and experienced executive officers.

The following graphs1 show the emphasis we placed on variable at-risk pay elements, such as performance-based cash bonuses and LTIP equity awards, for all of our Named Executive Officers in 2020.

[1]

Restricted Stock and Performance Share awards were calculated for purposes of the above graphics using the grant date fair value of restricted stock awards and performance share awards calculated in accordance with ASC Topic 718.

Commitment to Compensation Best Practices

We view the components of our executive compensation program as related but distinct, and we regularly reassess the total compensation of our Named Executive Officers to ensure that our overall compensation objectives are met. Our Compensation Committee meets frequently to address compensation matters in a timely manner and regularly reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain highly-qualified and dedicated executive talent that is critical to our business.

In 2020, as part of its commitment to strong corporate governance and best practices, our Compensation Committee continued its engagement of FPL Advisory Group (“FPL”), an independent, third-party compensation consultant, which provided advice on the compensation program. FPL provided no other services to us in 2020 other than those provided directly to or on behalf of the Compensation Committee.

In addition, we have an insider trading policy and a compensation recoupment policy, as well as stock ownership guidelines for our senior executives and our Board members.

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COMPENSATION DISCUSSION AND ANALYSIS

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation program is designed to be flexible and complementary, and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives and that collectively, they are effective in achieving our overall objectives.

Compensation Practices at a Glance

DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation, with a strong emphasis on performance-based LTIP awards.

DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance metrics that drive shareholder value.

DO evaluate TSR when determining performance under LTIP performance share awards to enhance shareholder alignment.

DO cap payouts for awards under our annual bonus plan and LTIP plan.

DO require executive officers to own and retain shares of our common stock to further align interests with our shareholders.

DO enhance executive officer retention with time-based vesting schedules for a portion of LTIP awards.

DO enable the Board to “claw back” incentive compensation in the event of a financial statement restatement pursuant to a recoupment policy.

DO maintain a Compensation Committee comprised solely of independent directors.

DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters.

DO NOT base LTIP awards on a single performance metric, thereby discouraging unnecessary or excessive risk-taking.

DO NOT provide uncapped award opportunities.

DO NOT have employment agreements with executive officers that provide single-trigger change of control benefits.

DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in our securities.

DO NOT provide executive officers with excessive perquisites or other personal benefits.

DO NOT permit executive officers or directors to hold our securities in margin accounts or pledge our securities to secure loans without pre-approval by the Audit and Compensation Committees (no executive officer or director pledged or held our securities in margin accounts at any time during 2020).

DO NOT provide for tax gross-up payments for compensation or benefits paid in connection with a change in control.

2020 Performance and Financial Results

At Spirit, we are more than just an owner of real estate or a landlord. We are a real estate investment company, funding American businesses by providing capital needed to expand, evolve, and create economic growth that benefits communities across the country. COVID-19 has caused anxiety and uncertainty, created financial and personal burdens, and resulted in illness and loss of life across the globe. We have witnessed the tremendous impacts of COVID-19 on our business, as well as on our tenants’ businesses. This struggle has united us to work with our tenants to see them emerge from this pandemic. We have a portfolio of relevant and successful commercial tenants whose businesses we believe, despite the challenges posed by COVID-19, will thrive again.

During the pandemic, we have continued to adapt our business and ensure our core mission and objectives hold strong during this turbulent time. We have been in constant contact with our tenants since the start of the pandemic. In March 2020, we began to receive rent deferral requests from certain tenants, and these requests became more frequent as the pandemic worsened. To quickly respond to our tenants’ immediate needs and to respond to the numerous rent deferral requests we received, our Investment Committee increased its meeting frequency from one to three times per week for a number of months. Our acquisitions team transitioned to an asset management role to address deferral requests and portfolio management matters and remained in that role until June 2020 when rent collections began to stabilize. Our acquisitions team then resumed its traditional role and began sourcing new opportunities for external growth.

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COMPENSATION DISCUSSION AND ANALYSIS

Despite the hardships faced in 2020, we believe we had several meaningful successes. Over the past three years, we have used our intensive underwriting, industry research and analytic tools to create a portfolio of successful, high-quality, diverse and relevant businesses. Despite the incredible challenges imposed by COVID-19, many of our tenants’ businesses thrived. Several tenants received credit upgrades after the onset of COVID-19, including At Home, BJ’s, and PetSmart. We also had a number of privately held tenants that went public. Lastly, by November 2020, our rent collections were 93% of total base rent (98% if movie theaters are excluded).

2020 RENT COLLECTIONS

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DETERMINATION

Roles of our Compensation Committee and Chief Executive Officer in Compensation Decisions: The Compensation Committee oversees our compensation program for all Named Executive Officers, subject, in the case of our Chief Executive Officer, to the Board’s approval.

Our Chief Executive Officer evaluates the individual performance and contributions of each other Named Executive Officer and reports to the Compensation Committee his recommendations regarding their compensation. Our Chief Executive Officer does not participate in any formal discussion with the Compensation Committee or the Board regarding decisions on his own compensation and recuses himself from meetings when his compensation is discussed. The Board or the Compensation Committee, as applicable, approves compensation for each of the Named Executive Officers.

We do not solely rely on formulaic guidelines to determine the mix or levels of cash and equity-based compensation, but rather maintain a flexible compensation program that allows us to adapt components and levels of compensation to motivate, reward and retain individual Named Executive Officers within the context of our desire to attain financial and operational objectives consistent with our strategic goals and stockholder interests. Subjective factors considered in compensation determinations include the Named Executive Officer’s responsibilities, leadership abilities, skills, contributions as a member of the executive management team and to our overall performance, and whether the total compensation potential and structure is sufficient to ensure the retention of a Named Executive Officer when considering the compensation potential that may be available elsewhere.

Engagement of Compensation Consultants: For 2020, the Compensation Committee continued utilizing the services of an independent compensation consultant, FPL Advisory Group (“FPL”), to provide assistance to the Compensation Committee in reviewing market data on compensation, understanding industry executive compensation trends, determining and managing risks associated with elements of our executive compensation program, determining the effects of COVID-19 on the existing executive compensation program and recommending any adjustments needed as a result thereof and assisting with the Company’s incorporation of responses we received from our shareholders in connection with our shareholder engagement efforts.

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COMPENSATION DISCUSSION AND ANALYSIS

Peer Group

In 2019, as part of its annual review of executive and director compensation, the Compensation Committee, in consultation with FPL, reviewed the peer group utilized in 2019 and assessed whether any adjustments were needed for 2020. The peer group utilized to assess 2019 compensation was as follows (the “2019 Compensation Peer Group”):

Duke Realty Corporation

EPR Properties

Federal Realty Investment Trust

Gramercy Property Trust, Inc.

Healthcare Trust of America, Inc.

Lexington Realty Trust

National Retail Properties, Inc.

Omega Healthcare Investors, Inc.

Realty Income Corporation

SITE Centers Corp.

STORE Capital Corporation

VEREIT, Inc.

W. P. Carey Inc.

Using the below methodology and best practices, the Compensation Committee, with input from FPL, developed a new peer group for consideration in determining 2020 compensation.

Spirit Realty Capital, Inc.’s Peer Composition Methodology

•	Consider size to identify peers that fall within the generally accepted size parameters of 0.5x to 2.0x our total capitalization

•	Consider operational activity and asset class to select other retail, net lease and/or asset management intensive REITs

•	Consider other characteristics such as geographic location and company performance

•	Consider other key questions such as:

—Who	are our direct competitors?

—Who	do we compete with for recruiting talent or where might our employees find employment elsewhere?

—Who	cites Spirit as a peer?

The peers in the revised compensation peer group were selected primarily on the basis of appropriate size (as defined by total capitalization), although operational activity (net lease and/or asset management intensive REITs) and the additional characteristics listed above were also considered. Additionally, the Compensation Committee also considered asset class and geography when selecting the new peers. As such, some of the larger net lease companies in the 2019 Compensation Peer Group were replaced with REITs that fall within the generally accepted size parameters of a peer group company (0.5x to 2.0x the size of Spirit by total capitalization). Within the 2019 Compensation Peer Group, Spirit ranked in the 14th percentile by total market capitalization as of December 31, 2019. Due to Spirit’s considered approach in modifying the peer group to more appropriately select peers of comparable size, Spirit now ranks in the 61st percentile within the 2020 Compensation Peer Group (defined below) as of December 31, 2020. Changes to the 2020 Compensation Peer Group, as opposed to the 2019 Compensation Peer Group, are shown below.

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COMPENSATION DISCUSSION AND ANALYSIS

The peer group established in 2019 for setting 2020 compensation therefore consists of the following 18 public REITs (the “2020 Compensation Peer Group”):

Peer	Industry

Medical Properties Trust, Inc.	Health Care

VEREIT, Inc.	Other Retail

Federal Realty Investment Trust	Shopping Center

STORE Capital Corporation	Diversified

National Retail Properties, Inc.	Other Retail

Healthcare Trust of America, Inc.	Health Care

Macerich Company	Regional Mall

EPR Properties	Diversified

Paramount Group, Inc.	Office

Sabra Health Care REIT, Inc.	Health Care

Pebblebrook Hotel Trust	Hotel

Acadia Realty Trust	Shopping Center

Retail Properties of America, Inc.	Shopping Center

Lexington Realty Trust	Diversified

Washington Prime Group Inc.	Regional Mall

Urban Edge Properties	Shopping Center

Seritage Growth Properties	Other Retail

RPT Realty	Shopping Center

The total capitalization as of year-end 2020 of the 2020 Compensation Peer Group is as follows:

Also, beginning in 2020, the Board, in consultation with FPL, selected a new performance peer group for purposes of assessing relative TSR performance under the performance share awards in the LTIP. This allows performance-based equity compensation to be measured against a more focused net-lease peer group that is more closely aligned to the Company’s business.

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COMPENSATION DISCUSSION AND ANALYSIS

For 2020, this performance peer group (the “Performance Peer Group”) consisted of:

Agree Realty Corporation	Realty Income Corporation

EPR Properties	STORE Capital Corporation

Essential Properties Realty Trust, Inc.	VEREIT, Inc.

Lexington Realty Trust	W.P. Carey, Inc.

National Retail Properties, Inc.

Compensation Program Components

Each of the following elements of our compensation program taken separately, and as a whole, are necessary to support the Company’s overall compensation objectives. The following table sets forth the key elements of our Named Executive Officers’ compensation, along with the primary objective associated with each element of compensation:

Pay Element	2019 Program	Changes under 2020 Program	Objectives

Base Salary	• Reviewed annually and adjusted based on individual skill set, time in role, and pay relative to peers	• Reduction in 2020 Base Salary for our CEO • No Base Salary increases for our other Named Executive Officers	• Compensate ongoing performance of job responsibilities and provide a fixed and knowable minimum income level as a necessary tool in attracting and retaining executives

Annual Cash Bonus	• 80% tied to corporate objectives • 20% tied to individual performance goals	• 84% tied to corporate objectives • 16% tied to individual performance goals

•  Incentivize and reward the attainment of short-term corporate objectives and individual contributions to the achievement of those objectives

•  Performance metrics selected drive shareholder value creation

Time-Based Restricted Stock Awards	• 50% of LTIP equity awards are time-based and vest ratably over three years	• 40% of our executives’ LTIP equity awards are time-based and will vest ratably over three years

•  To retain our executives as these awards vest over time, and build stock ownership positions, aligning interests of our executives with shareholder interests and encouraging the maximization of stockholder value

Performance- Based Awards	• 50% of LTIP equity awards vest on three-year TSR performance (relative TSR versus performance peer group)	• 60% of our executives’ LTIP equity awards eligible to vest based on relative TSR performance measured over a three-year period	• To emphasize long-term performance objectives, provides a pay-for-performance structure and rewards executives for TSR objectives, aligning executive interests with shareholders

Base Salary — Providing Knowable Income Commensurate with Responsibilities and Experience:

We provide our Named Executive Officers with a base salary to compensate them for services rendered to our Company during the fiscal year. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Generally, factors considered for initial base salary amounts include, but are not limited to, the scope of the Named Executive Officer’s responsibilities, years of service, and general knowledge of our Compensation Committee or Chief Executive Officer of the competitive market based on, among other things, experience with other companies and our industry. The base salaries of our Named Executive Officers are reviewed periodically by our Compensation Committee or Chief Executive Officer and merit salary increases have been made as deemed appropriate based on such factors, including the scope of an executive officer’s responsibilities, individual contribution, prior experience and sustained performance. In 2020, in response to feedback from our shareholders, we reduced our Chief Executive Officer’s annual base salary.

Cash Bonus Program — Linking Short-Term Financial Performance and Strategic Initiatives to Compensation:

Annual cash bonuses are focused primarily on short-term Company financial performance, as well as individual performance metrics linked to important strategic initiatives. They are earned based upon achievement of Company-wide performance goals and the Compensation Committee’s assessment of individual performance for the applicable year. In 2020, in response to feedback from our shareholders, we increased the portion of each named executive officer’s bonus opportunity that is earned based on Company performance goals.

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COMPENSATION DISCUSSION AND ANALYSIS

Under the 2020 cash bonus program (“2020 Cash Bonus Program”), 84% of each executive officer’s cash bonus was based on the Company’s achievement of the following quantitative performance goals (i) Adjusted Debt to Annualized Adjusted EBITDAre (a supplemental non-GAAP financial measure meaning earnings of the Company before interest, taxes, depreciation and amortization and other adjustments) (defined herein as “Debt to EBITDA Leverage”); (ii) capital deployment (includes revenue producing capital expenditures and acquisitions made in accordance with the Company’s Investment Guidelines) and (iii) AFFO per share (collectively, the “2020 Key Performance Measures”). This was an increase from 80% in 2019, 75% in 2018 and 70% in 2017. Accordingly, the portion of each executive officer’s cash bonus based on individual performance under the 2020 Cash Bonus Program was 16%, which was decreased from 20% in 2019, 25% in 2018 and 30% in 2017. Each executive’s individual performance is evaluated based on the Compensation Committee’s assessment of individual performance against pre-determined performance goals, with input from our Chief Executive Officer with respect to the other Named Executive Officers and from the Board with respect to our Chief Executive Officer. Due to the impact of COVID-19 on our business, the Compensation Committee deliberated on whether to modify any portion of the 2020 Cash Bonus Program to account for the disruption of COVID-19. The Compensation Committee ultimately determined not to make any changes to the 2020 Cash Bonus Program.

Long Term Incentive Plan—Aligning Executive Compensation with Value Creation:

Our LTIP employs a combination of restricted stock grants and performance shares which vest over time to motivate and/or reward long-term, multi-year performance and facilitate retention of our executives.

Restricted stock awards, which generally vest over a three-year period, create a balanced focus on the achievement of short-term and long-term financial and operational goals and stock price performance.

Performance share awards are “unit” awards and are earned based on performance over a three-year performance cycle. In 2020, pursuant to the performance share awards, each participant was eligible to vest in and receive shares of the Company’s common stock based on an initial target number of shares granted multiplied by a percentage ranging between 0% and 250% depending on the Company’s TSR relative to the TSR achieved by the Performance Peer Group during the performance period, which for the awards made in 2020, is from January 1, 2020 through December 31, 2022. The minimum, target and maximum TSR goals are the achievement of a TSR during the performance period that places the Company in the 25th, 55th or 80th percentile, respectively, of the TSRs achieved during the performance period by the companies in the Performance Peer Group. The number of 2020 performance shares that vest will be further adjusted by a multiple that is based on the Company’s TSR (120% if the Company’s TSR is equal or greater than 10%, 80% if the Company’s TSR is equal or less than 0%, and between 80%-120% based on straight line interpolation if the Company’s TSR is greater than 0% and less than 10%). In no event, however, shall the maximum number of performance shares that vest exceed 300% of the target number of performance shares granted. For each performance share that ultimately vests, its holder is entitled to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares as if such shares had been outstanding on each dividend record date over the period from the grant date through the issuance of the shares. In the event of a non-qualifying termination of a participant prior to the performance period end date, all of the rights to performance shares will be automatically forfeited along with the participant’s rights to the cash payment of any dividend equivalent.

In setting LTIP award levels, our Compensation Committee considers resulting total compensation to our executives, including all elements of compensation described above, our Company’s performance and the market for compensation of executives of competitors and other comparable market participants.

2020 EXECUTIVE COMPENSATION

The following describes the primary components of our 2020 executive compensation program for each of our Named Executive Officers, the rationale for each component and how compensation amounts were determined. As discussed earlier in this Proxy, many features of the compensation program were modified for 2020.

As mentioned above, our Named Executive Officers for 2020 are our principal executive officer (Mr. Jackson Hsieh), our principal financial officer (Mr. Michael Hughes) and our other most highly compensated executive officers during 2020, our Executive Vice President and Chief Investment Officer (Mr. Ken Heimlich) and our Executive Vice President, General Counsel and Secretary (Mr. Jay Young).

Base Salary

In its review of base salaries for 2020, the Compensation Committee considered the Company’s operating results and the positioning of the Company’s salaries for the Named Executive Officers as compared to similarly situated executives in the Company’s 2020 Compensation Peer Group.

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COMPENSATION DISCUSSION AND ANALYSIS

The 2019 and 2020 base salaries for each Named Executive Officer are set forth in the table below, which included no base salary increases in 2020 for any Named Executive Officer and a base salary reduction for our Chief Executive Officer.

Named Executive Officer	2019 Base Salary($)	2020 Base Salary($)		Change in Salary(%)

Jackson Hsieh	900,000	875,000	(1)	-2.8

Michael Hughes	463,500	463,500		0

Ken Heimlich	388,722	388,722		0

Jay Young	365,650	365,650		0

(1)

Annualized base salary pursuant to and effective as of Mr. Hsieh’s Second Amended and Restated Employment Agreement dated February 27, 2020. This amount differs from the base salary reflected for Mr. Hsieh for fiscal year 2020 in the Summary Compensation Table herein due to the timing of Mr. Hsieh’s base annual salary decrease from $900,000 to $875,000, which occurred as of February 27, 2020 on a going-forward basis.

Annual Performance Based Cash Incentive Compensation

We use cash bonuses to motivate our Named Executive Officers to achieve our short-term financial and strategic objectives, while making progress towards our longer-term growth and other goals. In February 2020, our Compensation Committee recommended, and our Board approved, the 2020 Cash Bonus Program, which ties our executives’ annual cash incentive awards closely to our financial performance, thereby aligning the interests of management with the interests of our shareholders. All of our Named Executive Officers were eligible to participate in the 2020 Cash Bonus Program. Due to the impact of COVID-19 on our business, the Compensation Committee deliberated on whether to modify any portion of the 2020 Cash Bonus Program to account for the disruption of COVID-19. The Compensation Committee ultimately determined not to make any changes to the 2020 Cash Bonus Program in order to maintain our strong commitment to pay for performance. Furthermore, we recognize that our shareholders were also impacted and believe that our Named Executive Officers should be aligned, despite their exceptional efforts to effectively navigate the Company during these turbulent times.

The total annual cash bonus under the 2020 Cash Bonus Program (the “2020 Cash Bonus”) is allocated between (a) amounts paid pursuant to achievement of the objective pre-approved 2020 Key Performance Measures – Debt to EBITDA Leverage, Capital Deployment, and AFFO per share (such portion, the “2020 Company Performance Bonus”), and (b) amounts paid pursuant to the Compensation Committee’s or Board’s subjective assessment of the executive’s individual performance against pre-established goals (described below) (such portion, the “2020 Individual Bonus”). The 2020 Company Performance Bonus accounts for 84% of the target 2020 Cash Bonus opportunity.

Our Compensation Committee approved threshold, target and maximum bonus opportunities for each executive under the 2020 Cash Bonus Program, taking into consideration the degree of difficulty to achieve the targets, which are set forth below expressed as a percentage of each executive’s annual base salary:

Named Executive Officer	Threshold Bonus	Target Bonus	Maximum Bonus

Jackson Hsieh	87.5%	150%	350%

Michael Hughes	62.5%	125%	200%

Ken Heimlich	62.5%	125%	200%

Jay Young	62.5%	125%	200%

The Company’s performance goals and actual results under the 2020 Cash Bonus Program as to the 2020 Company Performance Bonus were as follows:

2020 Key Performance Measures	Threshold	Target	Maximum	Actual

Debt to EBITDA Leverage (1)	5.4	5.2	5.0	5.0

Capital Deployment (2)	$700MM	$834MM	$900MM	$878MM

AFFO per Share	$3.14	$3.16	$3.18	$2.95

(1)	Per the 2020 Cash Bonus Program, Debt to EBITDA Leverage assumes full settlement of forward contracts under the Company’s At-the-Market Program.

(2)

Per the 2020 Cash Bonus Program, capital deployment includes acquisitions and revenue producing capital expenditures made in accordance with the Company’s Investment Guidelines and stock repurchases made in accordance with the Company’s Stock Repurchase Program. In 2020, there were no stock repurchases made by the Company, and accordingly, the above “Actual Number” for this metric is comprised entirely of real estate acquisitions and revenue producing capital expenditures.

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COMPENSATION DISCUSSION AND ANALYSIS

Metric Selection

Details regarding the rationale for and results for each 2020 Key Performance Measure for the 2020 Company Performance Bonus are detailed below. As a general matter, when determining the 2020 Key Performance Measures, specifically Debt to EBITDA Leverage and AFFO Per Share, the Compensation Committee took into consideration the sale by SMTA, an independent, publicly traded REIT which Spirit spun-off in May 2018 and then externally managed pursuant to the Asset Management Agreement (until terminated by SMTA), of substantially all of its assets in September 2019. The sale by SMTA resulted in a termination of the Asset Management Agreement between SMTA and Spirit and the repurchase of certain preferred equity held by Spirit, which lowered Spirit’s ongoing AFFO per share by $0.36 per share, notwithstanding certain termination fees, consideration for the repurchase of the preferred equity (including dividends), and other one-time payments Spirit received in connection with the sale. Accordingly, when setting the 2020 targets for AFFO Per Share and Debt to EBITA Leverage, the Compensation Committee took into account the lower basis for these metrics, excluding any one-time payments or proceeds received in connection with the sale and termination of the Asset Management Agreement, which resulted in lower targets for 2020 as compared to 2019, when the Asset Management Agreement was in place.

Debt to EBITDA Leverage

Weighting: 28%

Goals:

Threshold	5.4

Target	5.2

Maximum	5.0

Why does this measure matter? Debt to EBITDA Leverage is a common measure used by REIT analysts and investors to assess and compare balance sheet health, access to the capital markets, cost of capital, ability to service debt and credit worthiness. The Compensation Committee believed these goals were appropriately challenging due to the necessity to continue accessing capital markets in 2020 in order to achieve attractive cost of capital and ensure appropriate levels of liquidity.

Result: Achieved Maximum Performance Goal. Our 2020 Debt to EBITDA Leverage was 5.0, the maximum goal. The result was largely due to actions led by our Named Executive Officers, including selling or issuing approximately $608 million in equity and $450 million in unsecured bonds, raising $400 million in terms loans, and repaying $155 million of our 3.75% convertible notes. This result also assumed full settlement of forward contracts under the Company’s At-the-Market Program.

Capital Deployment

Weighting: 28%

Goals:

Threshold	$700 million

Target	$834 million

Maximum	$900 million

Why does this measure matter? Effective capital deployment is essential to the operational and financial performance of REITs. Disciplined capital allocation through accretive acquisitions, complemented by equity and debt issuances at attractive cost of capital levels, reflect a REIT that has access to capital at an attractive cost relative to the returns generated by new acquisitions and the existing portfolio. Capital is also effectively deployed through the accretive repurchase of stock.

Result: Achieved Between Target and Maximum Performance Goal. Our 2020 Capital Deployment was approximately $878.1 million, all of which were real estate acquisitions and revenue producing capital expenditures (there were no stock repurchases made by the Company in 2020), falling between target and maximum. The variance between our actual results and our pre-established goals was largely due to actions led by our Named Executive Officers, principally our strong return to acquisitions at the end of 2020 which was achieved through the disciplined, integrated process of credit underwriting, research, and efficient execution by the closing department.

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COMPENSATION DISCUSSION AND ANALYSIS

AFFO Per Share

Weighting: 28%

Goals:

Threshold	$3.14

Target	$3.16

Maximum	$3.18

Why does this measure matter? AFFO per share is a common measure used by REIT analysts and investors to assess on-going operating performance. AFFO is a non-GAAP number which is reconciled to and most closely associated with net income. The goals were consistent with our public guidance, and the Compensation Committee believed these goals were appropriately challenging due to the necessity to continue accessing capital markets in 2020 and to close accretive acquisitions.

Result: Did Not Meet Threshold Performance Goal. Our 2020 AFFO per share was $2.95, which did not meet the threshold goal. The COVID-19 pandemic, and the restrictions intended to prevent its spread, disrupted several industries in which our tenants operate, particularly movie theaters, casual dining restaurants, entertainment, health and fitness, and hotels. As a result of higher reserves for tenant credit deterioration and actual losses, we experienced a decline in our rental income and an increase in unreimbursed property costs relative to our budget. For the year ended December 31, 2020, we reserved $10.9 million of rent deemed not probable of collection, abated $6.3 million of rent, had increased real estate taxes of $3.7 million, and increased vacancy costs of $2.2 million due to tenant credit issues related to the COVID-19 pandemic. Absent the impact of the COVID-19 pandemic, we believe our AFFO per share would have achieved the upper end of the performance range, however, our Compensation Committee determined not to adjust this metric due to our strong commitment to pay for performance.

2020 Individual Bonus

Individual performance under management

objectives established for each Named Executive Officer

Weighting: 16%

Goals:

When determining the amounts paid pursuant to the 2020 Individual Bonus, the Compensation Committee considered performance of each executive as it relates to: (i) the specific goals set forth below for each individual Named Executive Officer; (ii) leadership, (iii) development and execution of overall business strategy, (iv) risk management, and (v) effective communications with the Board, in each case considering the uncertainties and challenges resulting from COVID-19 that confronted each individual executive officer and the Company throughout 2020.

In addition, the Compensation Committee considered the successful execution of certain key Company objectives in 2020 in determining the individual performance component of our Named Executive Officers’ 2020 Cash Bonus: (i) accessing capital markets, (ii) return to acquisitions by the end of 2020 and development of a robust pipeline of opportunities to pursue in 2021, and (iii) strong operating performance in light of COVID-19 with respect to rent collection and occupancy.

In addition to overall executive leadership and managerial performance, below are the specific goals that were set for each Named Executive Officer as to determination of the 2020 Individual Bonus. Individual objectives relate to areas of special emphasis within the executive’s particular responsibilities and duties, such as achieving certain departmental and Company strategic, financial and operating goals, achieving other extraordinary or unusual accomplishments or contributions, and appropriately managing the Company’s risk. For each Named Executive Officer, the individual goals were rated by the Compensation Committee or the Board according to a 1-5 ranking system in order to generate an overall rating for each Named Executive Officer.

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COMPENSATION DISCUSSION AND ANALYSIS

Jackson Hsieh, President and Chief Executive Officer

Mr. Hsieh’s individual goals and results for 2020 were generally as follows:

Goal

1.	Effectively lead the Company through the COVID-19 crisis

2.	Protect the balance sheet and ensure appropriate excess liquidity

3.	Actively manage rent collections and tenant deferrals

4.	Maintain sharp focus on the acquisition pipeline

5.	Prioritize employee health, safety and productivity in a remote working environment

6.	Lead the triple net REIT industry with regards to transparent disclosure to investors

Overall Rating – 4: Highly Effective

Michael Hughes, EVP and Chief Financial Officer

Mr. Hughes’ individual goals and results for 2020 were generally as follows:

Goal

1.	Lead and recommend execution strategy for all capital raising activities to fund acquisition pipeline

2.	Continue to provide effective, professional, and accurate investor communication and outreach

3.	Utilize team resources to analyze and implement process improvements and improve efficiencies across the organization

4.	Oversee and support the development, adoption and utilization of current and new technology platforms and tools

5.	Work with leadership to both develop a sustainable and steady acquisitions platform and continue shaping the current portfolio

6.	Focus on continuing to build a positive culture within his department and across the organization through leadership, team building, and collaboration

7.	Ensure the accuracy of Spirit’s budgeting, forecasting and earnings guidance

Overall Rating – 4: Highly Effective

Ken Heimlich, EVP, Chief Investment Officer

Mr. Heimlich’s individual goals and results for 2020 were generally as follows:

Goal

1.	Develop new business from Spirit’s existing tenant base through implementation of direct outreach

2.	Continue to develop and refine procedures related to asset management’s involvement in the acquisition closing process

3.	Execute on 2020 disposition plan, allowing for flexibility as needed

4.	Develop and implement strategies to maximize the renewal and rent recapture rates for 2020 and 2021 lease expirations

5.	Implement an asset management team structure that prioritizes longer-term strategic objectives

Overall Rating – 4: Highly Effective

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COMPENSATION DISCUSSION AND ANALYSIS

Jay Young, EVP and General Counsel

Mr. Young’s individual goals and results for 2020 were generally as follows:

Goal

1.	Play an active role in acquisitions through optimization of legal department processes, sourcing transactions through existing relationships, supporting the integration of acquisitions and assessment management in the closing process, and working with senior acquisitions team leaders to develop relevant skills

2.	Continue to develop more senior members of the legal department through increased exposure to and responsibilities related to a variety of legal and HR matters

3.	Meaningfully exceed expectations on proxy quality and timing

4.	Implement externally conducted enterprise risk assessment for organization and develop resulting action plan as required to mitigate financial, operational and legal risks to the organization

5.	Continue to train and develop HR team members, implement new HR processes and systems, and continue to implement development and training programs

6.	Continue to work closely with the Spirit One Committee and others to develop programs and events to strengthen Company culture

Overall Rating – 4: Highly Effective

Why does this measure matter? A review of each Named Executive Officer’s individual accomplishments enables our Compensation Committee to evaluate the specific contributions of the Named Executive Officer to our success and more closely link pay to performance.

Overall Individual Bonus Result: Each of our Named Executive Officers performed at target or above target with respect to his tailored individual objectives. Mr. Hsieh received a payout for the 2020 Individual Bonus portion of the 2020 Cash Bonus that is at target. All other Named Executive Officers received a payout for the 2020 Individual Bonus portion of the total 2020 Cash Bonus that is between target and maximum. Payment of a bonus based on individual performance metrics that is either at target or between target and maximum in a year of strong individual performance is consistent with the Board’s philosophy. Each Named Executive Officer exceeded most of their respective goals and performed at the highest level in the face of the unique challenges imposed by COVID-19.

Total Bonus Under the 2020 Cash Bonus Program: The table below shows the total target cash bonus, the actual bonus received, and the actual cash bonus compared to the target cash bonus, expressed as a percentage, for each Named Executive Officer under the 2020 Cash Bonus Program:

Named Executive Officer	2020 Target Cash Bonus (% of Base Salary)	2020 Target Cash Bonus ($)	Total 2020 Cash Bonus Actually Received ($)	Total 2020 Cash Bonus Actually Received (% of Base Salary)

Jackson Hsieh	150	1,312,500	1,766,864	202

Michael Hughes	125	579,375	608,217	131

Ken Heimlich	125	485,903	510,092	131

Jay Young	125	457,063	479,816	131

LTIP Equity Based-Incentives

The goals corresponding to our LTIP equity-based awards are intended to reward and encourage long-term corporate performance based on the value of our stock and, thereby, align our Named Executive Officers’ interests with those of our shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

In 2020, consistent with previous years, we granted a mix of restricted stock and performance share awards to our Named Executive Officers. The target value of 2020 LTIP equity awards for our Named Executive Officers is allocated between restricted stock (40%) and performance share awards (60%).

The table below reflects target annual LTIP equity opportunities, and actual allocation of awards (based on grant date value), granted to our Named Executive Officers in 2020.

Named Executive Officer	Target LTIP Value (% of Base Salary)	Actual LTIP Value (% of Base Salary)	% of Actual LTIP Value Awarded in Restricted Stock	% of Actual LTIP Value Awarded in Performance Shares

Jackson Hsieh	500%	500%	40%	60%

Michael Hughes	200%	200%	40%	60%

Ken Heimlich	200%	200%	40%	60%

Jay Young	200%	200%	40%	60%

Restricted Stock Awards: In 2020, we made the following grants of restricted stock to our Named Executive Officers.

Named Executive Officer	Number of Restricted Shares

Jackson Hsieh	37,577

Michael Hughes	7,962

Ken Heimlich	6,677

Jay Young	6,281

These awards were granted to incentivize and retain our Named Executive Officers and to further incentivize the executives to achieve performance expectations that we believe will correlate to increases in long-term stockholder value, which further aligns our Named Executive Officers’ interests with those of our shareholders. In addition, our Named Executive Officers are entitled to receive dividends on unvested shares of restricted stock subject to these awards. The restricted stock awards generally are subject to vesting over a period of three years from the grant date and are subject to the executive’s continued employment with us.

If any of our Named Executive Officers voluntarily terminate their employment with the Company without “good reason” prior to the vesting of any restricted stock, all unvested restricted stock will be forfeited in its entirety.

For additional information regarding the vesting terms and conditions applicable to all outstanding restricted stock awards held by our Named Executive Officers, refer to “Potential Payments Upon Termination or Change of Control” below.

Performance Share Awards: In 2020, our Compensation Committee approved the grant of performance share awards in tandem with dividend equivalent rights to our Named Executive Officers. Pursuant to the 2020 performance share awards, each Named Executive Officer who received a performance share award is eligible to vest in and receive a number of shares of our common stock ranging from 0% to 250% of the target number of performance shares granted and set forth in the table below based on the attainment of TSR goals during the performance period running from January 1, 2020 through December 31, 2022, relative to the Performance Peer Group. The number of performance shares that vest will be further adjusted based on the Company’s TSR. The vesting of performance shares is subject to the Named Executive Officer’s continued employment.

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COMPENSATION DISCUSSION AND ANALYSIS

With the assistance of our independent compensation consultant, our Compensation Committee deemed the following companies as those in our “Performance Peer Group” for 2020:

Performance Peer Group for 2020

Agree Realty Corporation

EPR Properties

Essential Properties Realty Trust, Inc.

Lexington Realty Trust

National Retail Properties, Inc.

Realty Income Corporation

STORE Capital Corporation

VEREIT, Inc.

W.P. Carey, Inc.

For 2020, the target performance shares granted to each Named Executive Officer are below:

Named Executive Officer	Target Number of Performance Shares Granted

Jackson Hsieh	56,366

Michael Hughes	11,943

Ken Heimlich	10,016

Jay Young	9,421

These awards were granted to incentivize and retain our participating Named Executive Officers while imposing performance expectations intended to reward increases in long-term stockholder value, which further aligns our Named Executive Officers’ interests with those of our shareholders.

The number of 2020 performance shares that vest is dependent on our TSR achieved during the performance period relative to the TSR achieved by the specified Performance Peer Group. Between 0% and 250% of the target performance shares will be eligible to vest based on the achievement of minimum, target and maximum TSR goals relative to the TSR achieved by the Performance Peer Group. The minimum, target and maximum TSR goals are the achievement of a TSR during the performance period that places the Company in the 25th, 55th or 80th percentile, respectively, of the TSRs achieved during the performance period by the companies in the Performance Peer Group. In 2020, the Compensation Committee increased the target TSR to the 55th percentile, as opposed to the 50th percentile in 2019.

The number of 2020 performance shares that vest will be further adjusted as follows: (1) if our TSR is equal to or greater than 10%, the number of performance shares that vest and become payable will equal the amount that would have vested based on the TSR noted above (25th, 55th or 80th percentile) multiplied by 120%, (2) if our TSR is equal to or less than 0%, the number of performance shares that vest and become payable will equal the amount that would have vested based on the TSR noted above (25th, 55th or 80th percentile) multiplied by 80%, (3) if our TSR is greater than 0% and less than 10%, the number of performance shares that vest and become payable will equal the amount that would have vested based on the TSR noted above (25th, 55th or 80th percentile) multiplied by a percentage between 80% and 120%, determined by straight line interpolation between the two levels.

If any of our Named Executive Officers voluntarily terminate their employment with the Company without “good reason” prior to the vesting of any performance share, all unvested performance shares (including any dividend equivalents) will be forfeited in their entirety.

If an executive experiences a termination of employment by the Company without “cause” or due to a non-extension of the executive’s employment agreement or by the executive for “good reason” during the performance period, then the greater of the target performance shares and actual performance based on achievement of the performance goals as of the termination date will vest immediately prior to such termination.

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COMPENSATION DISCUSSION AND ANALYSIS

Each performance share award also entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of performance shares that vest, had such shares been outstanding on the record date(s) that occur over the period from the applicable grant date through the issuance of the shares, if any.

For additional information regarding the vesting terms and conditions applicable to all outstanding performance share awards held by our Named Executive Officers, refer to “Potential Payments Upon Termination or Change of Control” below.

2018 Performance Share Awards Earned Based on Performance through 2020

In 2018, we granted certain of our Named Executive Officers performance share awards that were eligible to vest at the end of 2020 based on our TSR performance relative to the TSR achieved by two set performance peer groups during the 2018—2020 performance period. Mr. Hughes did not receive any grant of performance shares in 2018 that were eligible to vest at the end of 2020. For those performance shares vesting on December 31, 2020:

(1)

Mr. Hsieh earned 109,210 shares, 155.3% of the total shares granted in 2018 (this amount includes the incremental shares awarded in connection with the spin-off of SMTA), and only 77.6% of the maximum performance level

(2)

Mr. Heimlich earned 16,652 shares, 155.3% of the total shares granted in 2018 (this amount includes the incremental shares awarded in connection with the spin-off of SMTA) and only 77.6% of the maximum performance level

(3)

Mr. Young earned 21,538 shares, 155.3% of the total shares granted in 2018 (this amount includes the incremental shares awarded in connection with the spin-off of SMTA) and only 77.6% of the maximum performance level

2017 CEO Promotion Performance Share Awards Earned Based on Performance through May 2020

In connection with his appointment to CEO, Mr. Hsieh received a one-time performance-linked promotion equity award of restricted stock and performance shares to induce him to accept the role during a time of risk and uncertainty. The performance share award included a target number of 100,000 shares broken into two tranches, the first tranche (66,042 shares, adjusted in connection with the spin-off of SMTA) granted in July 2017 and the second tranche (45,053 shares, adjusted in connection with the spin-off of SMTA) granted in January 2018 (the “2017 Performance Share Award”). The performance share award was subject to vesting based on the achievement of relative total shareholder return performance over a three (3) year performance period ending in May 2020.

As depicted in the chart below, the 2017 Performance Share Award had been tracking at the maximum performance level of 200% (excluding any adjustments) for the majority of the three-year performance period, including into the early part of 2020. However, due to unfortunate timing of the COVID-19 pandemic in early March 2020, the final outcome of the performance level substantially deviated from where it had been largely tracking during the life of the award and Mr. Hsieh ultimately earned only 127.7% of the total shares which equated to a loss of $3,029,381, including dividend equivalents, from where his award had been tracking immediately prior to COVID-19.

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COMPENSATION DISCUSSION AND ANALYSIS

Furthermore, by the end of the second quarter of 2020, shortly after the conclusion of the three-year performance period on May 7, 2020, the performance had reverted back to being aligned with the maximum level (excluding any adjustments).

	May 7, 2017 – February 29, 2020	May 7, 2017 – May 7, 2020 (Actual Performance Period)	May 7, 2017 – June 30, 2020

Performance Tracking Payout	Maximum 200%	Target Plus 127.7%	Maximum 200%

The Compensation Committee deliberated as to whether to recommend to the Board any adjustment to the final level of performance and award vesting in light of the extraordinary events and circumstances related to COVID-19; however, the Compensation Committee ultimately determined that the final outcome would remain, and Mr. Hsieh earned 141,868 shares, 127.7% of the target number of shares. The Compensation Committee ultimately determined not to make any changes to the performance share award due to the importance of maintaining our strong commitment to pay for performance.

STOCK OWNERSHIP AND RETENTION GUIDELINES

The Company has adopted stock ownership guidelines for our Named Executive Officers. We believe that linking a significant portion of an officer’s current and potential future net worth to the Company’s success, as reflected in our stock price, helps to ensure that officers have a stake similar to that of our shareholders. Stock ownership guidelines also encourage long-term management of the Company for the benefit of its shareholders. The guidelines require the Named Executive Officers to own a minimum number of shares of stock valued as a set percentage of base salary. Each officer is expected to satisfy the applicable ownership requirement within five years after first becoming subject to the guidelines. The table below reflects the current stock ownership guidelines:

Position	Percentage of Base Salary

Chief Executive Officer	500%

Chief Financial Officer	300%

Executive Vice President	200%

The types of ownership arrangements counted towards the guidelines are: common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member, and unvested restricted stock. Unearned performance shares are not included.

All of the Named Executive Officers currently employed by us are in compliance with the stock ownership guidelines.

RETIREMENT SAVINGS

We have established a 401(k) retirement savings plan for our employees, including our Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other employees. The Internal Revenue Code of 1986, as amended (the “Code”) allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we provide a safe harbor matching contribution equal to 100% of elective deferrals up to 4% of the employee’s compensation. These matching contributions are 100% vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incents our employees, including our Named Executive Officers, in accordance with our compensation policies. The plan also allows employees to contribute on an after-tax basis through Roth 401(k) contributions.

EMPLOYEE BENEFITS AND PERQUISITES

All of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans, including:

•	Medical and dental benefits, as well as vision discounts;

•	Medical and dependent care flexible spending accounts;

•	Short-term and long-term disability insurance;

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COMPENSATION DISCUSSION AND ANALYSIS

•	Accidental death and dismemberment insurance; and

•	Life insurance.

We design our employee benefits programs to be affordable and competitive in relation to the market, and we modify our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

These benefits are provided to our Named Executive Officers on the same general terms as they are provided to all of our full-time employees, with the exception of certain additional supplemental long-term disability insurance and life insurance, which covers participating executives (including our Named Executive Officers). We may also reimburse certain of our Named Executive Officers for reasonable legal fees and expenses incurred in connection with the negotiation of an employment agreement, individual life insurance policies, annual physical exams, and/or for costs associated with relocating and/or temporary living expenses. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages.

We may provide perquisites or other personal benefits in limited circumstances, where we believe it is appropriate to assist an individual Named Executive Officer in the performance of his duties, to make our Named Executive Officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our Named Executive Officers will be approved and subject to periodic review by our Compensation Committee. We do not expect these perquisites to be a material component of our compensation program.

SEVERANCE AND CHANGE OF CONTROL-BASED COMPENSATION

As more fully described below under the caption “Potential Payments Upon Termination or Change of Control,” the employment agreements with our Named Executive Officers that were in effect during 2020 provided for certain payments and/or benefits upon a qualifying termination of employment or in connection with a change of control. We believe that job security and terminations of employment, both within and outside of the change of control context, are causes of significant concern and uncertainty for senior executives and that providing protections to our Named Executive Officers in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our Company in all situations. These are described and quantified below under “Potential Payments Upon Termination or Change in Control.”

TAX AND ACCOUNTING CONSIDERATIONS

Code Section 409A: Section 409A of the Code, or Section 409A, requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G: Section 280G of the Code, or Section 280G, disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our Named Executive Officers, our Compensation Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent. The Board has adopted a policy that the Company will not enter into any plan, program, policy, agreement or arrangement that provides for the payment or the reimbursement of any excise tax imposed under Section 4999 of the Code by operation of Section 280G of the Code.

Accounting for Stock-Based Compensation: We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an

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COMPENSATION DISCUSSION AND ANALYSIS

employee is required to render service in exchange for the award. Grants of stock options, restricted stock, performance share awards and other equity-based awards, as applicable, under our equity incentive award plans are accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

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COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning the compensation of our Named Executive Officers for the years ended December 31, 2020, 2019 and 2018:

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)

Jackson Hsieh President and Chief Executive Officer	2020	879,170	(5)	–	5,543,393	1,766,864	54,020	(4)	8,243,447
	2019	900,000		–	5,771,686	2,992,500	55,313		9,719,499
	2018	900,000		787,500	8,074,517	2,296,875	44,342		12,103,234

Michael Hughes Executive Vice President and Chief Financial Officer	2020	463,500		–	1,174,554	608,217	19,740	(4)	2,266,011
	2019	463,500		–	1,080,836	892,238	11,839		2,448,413
	2018	450,000		225,000	1,384,801	658,125	11,000		2,728,926

Ken Heimlich Executive Vice President and Chief Investment Officer	2020	388,722		–	985,025	510,092	25,049	(4)	1,908,888
	2019	388,722		–	906,450	748,290	26,983		2,070,445
	2018	377,400		188,700	937,855	556,665	14,595		2,075,215

Jay Young Executive Vice President, General Counsel and Secretary	2020	365,650		–	926,539	479,816	19,064	(4)	1,791,069
	2019	365,650		–	852,663	703,876	26,067		1,948,256
	2018	355,000		177,500	1,139,789	521,406	9,390		2,203,085

(1)

The total 2020 and 2019 Cash Bonuses, including the portion thereof based on individual performance, are disclosed under the Non-Equity Incentive Compensation column, as the total 2020 and 2019 Cash Bonus were determined based on the achievement of both pre-determined company and individual performance goals. Amounts under this column for 2018 represent only the portion of the annual cash bonus for such year based on a discretionary review of the Named Executive Officers’ individual performance.

(2)

Amounts represent the grant date fair value of restricted stock awards and performance share awards calculated in accordance with ASC Topic 718. Grants remain subject to vesting and/or forfeiture pursuant to their terms. For a discussion of the assumptions used to calculate the value of all restricted stock awards and performance share awards made to Named Executive Officers, refer to Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. As market condition awards, the grant date fair value of the performance share awards is the full grant date fair value, as adjusted to reflect any increase or reduction in value that is appropriate for the probability that the market condition might or might not be met. Information with respect to vesting of the 2020 awards is disclosed in the Grants of Plan-Based Awards table and the accompanying notes.

(3)

This column reflects the performance-based amounts paid under our cash bonus programs. The 2020 Cash Bonus Program consists of two separate measurements/categories. The 2020 Individual Bonus opportunity is weighted at 16% of the total and is based on individual performance assessed against pre-determined goals and 84% of the total bonus opportunity is based on the achievement of the 2020 Key Performance Measures. See “Compensation Discussion and Analysis—2020 Executive Compensation—Annual Performance-Based Cash Incentive Compensation” for a detailed discussion of the 2020 Cash Bonus Program.

(4)	Includes compensation and perquisites paid to, or on behalf of, our Named Executive Officers during 2020 as described under “All Other Compensation” below.

(5)

Represents salary actually earned in 2020. Pursuant to Mr. Hsieh’s Second Amended and Restated Employment Agreement, effective as of February 27, 2020, Mr. Hsieh’s annual base salary was reduced from $900,000 to $875,000. The base salary amount reflected above differs slightly due to the timing of Mr. Hsieh’s base annual salary decrease from $900,000 to $875,000, which occurred as of February 27, 2020 on a going-forward basis.

All Other Compensation

Name	401(k) Plan Company Contributions ($)(1)	Life Insurance ($)(2)	Supplemental Long-Term Disability ($)(3)	Physical Exam ($)(4)	Total ($)

Jackson Hsieh	12,200	35,000	4,820	2,000	54,020

Michael Hughes	11,400	1,907	6,433	—	19,740

Ken Heimlich	11,400	—	13,649	—	25,049

Jay Young	8,989	1,803	6,772	1,500	19,064

(1)	Amounts represent Company safe harbor matching contributions to the accounts of our Named Executive Officers in the Company’s 401(k) plan.

(2)	Amounts represent life insurance premiums paid by the Company for policies on behalf of our Named Executive Officers.

(3)	Amounts represent premium payments plus related tax gross-up payments by the Company for supplemental long-term disability insurance policies for our Named Executive Officers.

(4)	Amounts reported represent amounts incurred by the Company in 2020 for executive physical expenses for Named Executive Officers.

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COMPENSATION TABLES

Grants of Plan-Based Awards in 2020

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

Jackson Hsieh		769,274	1,318,755	3,077,095

	2/27/2020				30,076	56,366	169,098		3,793,432

	2/27/2020							37,577	1,749,961

Michael Hughes		289,688	579,375	927,000

	2/27/2020				6,372	11,943	35,829		803,764

	2/27/2020							7,962	370,790

Ken Heimlich		242,951	485,903	777,444

	2/27/2020				5,344	10,016	30,048		674,077

	2/27/2020							6,677	310,948

Jay Young		228,531	457,063	731,300

	2/27/2020				5,027	9,421	28,263		634,033

	2/27/2020							6,281	292,506

(1)

The amounts for each Named Executive Officer under these columns represent the potential total value of the 2020 Cash Bonus, consisting of (1) the 2020 Company Performance Bonus that could have been earned for 2020 (and paid in 2021) under the 2020 Cash Bonus Program based on our achievement in 2020 of the 2020 Key Performance Measures relating to (i) Debt to EBITDA Leverage, (ii) Capital Deployment, and (iii) AFFO per share, and (2) the 2020 Individual Bonus, based on achievement of individual performance goals.

At the threshold, target and maximum levels of achievement of the performance goals, Mr. Hsieh could have earned a bonus equal to 87.5%, 150% and 350%, respectively, of his annual base salary and Messrs. Hughes, Heimlich and Young could each have earned a bonus equal to 62.5%, 125% and 200%, respectively, of his annual base salary. Please also see “Compensation Discussion and Analysis—2020 Executive Compensation—Annual Performance-Based Cash Incentive Compensation” for a detailed discussion of the 2020 Cash Bonus Program.

(2)

The performance share awards were awarded in 2020 for the performance period running from January 1, 2020 through December 31, 2022. The “threshold” number of shares is 66.7% of the performance shares granted, which is the number of shares that would vest based on achieving a TSR equal to the 25th percentile of the range of total shareholder returns during the performance period of the companies included in the Performance Peer Group. The “target” number of shares represents 100% of the performance shares granted, which is the number of shares that would vest based on achieving a TSR equal to the 55th percentile of the range of total shareholder returns during the performance period of the companies included in the Performance Peer Group. The “maximum” number of shares is 250% of the performance shares granted, which is the number of shares that would vest based on achieving a TSR equal to or in excess of the 80th percentile of the range of total shareholder returns during the performance period of the companies included in the Performance Peer Group. The number of the 2020 performance shares that vest are subject to further adjustment as follows: (i) if the Company’s TSR with respect to the performance period is equal or greater than 10%, then the number of performance shares that vest shall equal the number of shares that would have vested based on the threshold, target or maximum amounts multiplied by 120%, (ii) if the Company’s TSR with respect to the performance period is equal or less than 0%, then the number of performance shares that vest shall equal the number of shares that would have vested based on the threshold, target or maximum amounts multiplied by 80%, and (iii) if the Company’s TSR with respect to the performance period is greater than 0% and less than 10%, then the number of performance shares that vest shall equal the number of shares that would have vested based on the threshold, target or maximum amounts multiplied by a percentage between 80% and 120% determined using straight line interpolation between the two levels. In no event, however, shall the maximum number of performance shares that vest exceed 300% of the target number of performance shares granted. Accordingly, the “threshold” number of shares shown is 53.36% and the “maximum” number of shares shown is 300%. Please see the section “Compensation Discussion and Analysis-2020 Executive Compensation-LTIP Equity Based Incentives” for a detailed discussion of the performance share awards.

(3)

Amounts represent the grant date fair value of restricted common stock awards and performance share awards granted during 2020, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all restricted common stock awards and performance share awards made to Named Executive Officers, refer to Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

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COMPENSATION TABLES

Compensation Table Narrative

Narrative Disclosure to Compensation Tables

The following provides a description of the material terms of each Named Executive Officer’s employment agreement that was in effect in 2020.

In addition to the terms described below, each of the employment agreements also provide for certain payments and benefits upon a termination without “cause,” for “good reason” (each, as defined in the applicable employment agreement) or as a result of the Company’s non-extension of the employment term, which are described under the caption “Potential Payments Upon Termination or Change of Control” below.

Jackson Hsieh

Employment Agreement for President and Chief Executive Officer Position:

Pursuant to his Second Amended and Restated Employment Agreement dated February 27, 2020, Mr. Hsieh serves as President and Chief Executive Officer of the Company. The term of his employment agreement will expire (unless earlier terminated) on February 27, 2023 and automatically renew for additional one-year terms. During the employment term, Mr. Hsieh is entitled to receive a base salary at an annual rate of not less than $875,000, subject to increase at the discretion of the Board or a committee thereof. In addition, Mr. Hsieh is eligible to receive an annual cash incentive payment under the Company’s annual bonus plan targeted at 150% of his base salary (with a maximum bonus opportunity equal to 350% of his base salary) based on the achievement of one or more pre-established performance criteria established by our Board or a committee thereof, in its sole discretion, which for 2020 were the criteria of the 2020 Cash Bonus Program discussed above. Additionally, Mr. Hsieh is eligible to receive long-term incentive awards under any plans that may be adopted by the Company, and the value of his equity awards as of fiscal year end 2020 was targeted at 500% of his base salary. The long-term incentive awards are allocated as 40% time-based awards vesting ratably over three years and 60% performance-based awards vesting over a three-year performance period, however, the Board has discretion to adjust these allocations.

If Mr. Hsieh voluntarily terminates his employment with the Company without “good reason,” or is terminated for “cause” or by non-extension of his employment agreement, prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.

Mr. Hsieh is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $3.5 million term life insurance policy and up to $2,000 per year for an annual physical examination.

Mr. Hsieh’s employment agreement contains customary confidentiality, non-compete, non-solicitation, non-disparagement and intellectual property provisions.

Michael Hughes

Pursuant to his Employment Agreement dated March 20, 2018, as amended February 27, 2020, Mr. Hughes serves as Executive Vice President and Chief Financial Officer of the Company effective April 1, 2018. His employment agreement automatically renewed on April 1, 2021. The term of his employment agreement will expire (unless earlier terminated) on April 1, 2022 and will automatically renew for additional one-year terms. During the employment term, Mr. Hughes will receive a base salary at an annual rate of not less than $450,000 which is subject to increase at the discretion of the Board or Compensation Committee. In addition, Mr. Hughes is eligible to receive an annual cash performance incentive payment under the Company’s annual bonus plan targeted at 125% of his base salary (with a maximum bonus opportunity equal to 200% of his base salary) based on the achievement of one or more pre-established performance goals established by our Board, or a committee thereof, in its sole discretion, which for 2020 were the criteria of the 2020 Cash Bonus Program discussed above. Mr. Hughes is eligible for annual long-term incentive awards with a target date-of-grant value of 200% of his annual base salary. The annual long-term incentive awards are allocated as 40% time-based award vesting ratably over three years and 60% performance-based award vesting over a three-year performance period, however, the Board or Compensation Committee has discretion to adjust these allocations.

If Mr. Hughes voluntarily terminates his employment with the Company without “good reason” or is terminated for “cause” or by non-extension of his EA, prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.

Under his employment agreement, Mr. Hughes is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $1.0 million term life insurance policy and up to $2,000 per year for an annual physical examination. Mr. Hughes’ employment agreement contains customary confidentiality, non-solicitation, non-disparagement and intellectual property provisions.

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COMPENSATION TABLES

Ken Heimlich

Pursuant to his Employment Agreement dated April 3, 2018, as amended February 27, 2020, Mr. Heimlich serves as Executive Vice President and Chief Investment Officer for the Company effective April 3, 2018 (note Mr. Heimlich obtained the title of Chief Investment Officer in January 2021). His employment agreement automatically renewed on April 3, 2021. The term of his employment agreement will expire (unless earlier terminated) on April 3, 2022 and will automatically renew for additional one-year terms. During the employment term, Mr. Heimlich will receive a base salary at an annual rate not less than $377,400. Mr. Heimlich is eligible to receive an annual cash incentive payment under the Company’s annual bonus plan with a target bonus opportunity equal to 125% of Mr. Heimlich’s annual base salary and a maximum bonus opportunity equal to 200% of Mr. Heimlich’s annual base salary upon attainment of one or more pre-established performance goals established by the Board or a committee thereof. Mr. Heimlich is eligible for annual long-term incentive awards of 200% of his annual base salary. The annual long-term incentive awards are allocated as 40% time-based award vesting ratably over three years and 60% performance-based award vesting over a three-year performance period, however, the Board or Compensation Committee has discretion to adjust these allocations.

If Mr. Heimlich voluntarily terminates his employment with the Company without “good reason” or is terminated for “cause” or by non-extension of his EA, prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.

Under his employment agreement, Mr. Heimlich is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $1.0 million term life insurance policy and up to $2,000 per year for an annual physical examination. Mr. Heimlich’s employment agreement contains customary confidentiality, non-solicitation, non-disparagement and intellectual property provisions.

Jay Young

Pursuant to his Amended and Restated employment agreement dated April 3, 2018, as amended February 27, 2020, Mr. Young serves as Executive Vice President, General Counsel and Corporate Secretary of the Company. His employment agreement automatically renewed on April 3, 2021. The term of his employment agreement will expire (unless earlier terminated) on April 3, 2022 and will automatically renew for additional one-year terms. During the employment term, Mr. Young will receive a base salary at an annual rate not less than $355,000. Mr. Young is eligible to receive an annual cash incentive payment under the Company’s annual bonus plan with a target bonus opportunity equal to 125% of Mr. Young’s annual base salary and a maximum bonus opportunity of 200% of Mr. Young’s annual base salary upon attainment of one or more pre-established performance goals established by the Board or a committee thereof. Mr. Young is eligible for annual long-term incentive awards of 200% of his annual base salary. The annual long-term incentive awards are allocated as 40% time-based award vesting ratably over three years and 60% performance-based award vesting over a three-year performance period, however, the Board or Compensation Committee has discretion to adjust these allocations.

If Mr. Young voluntarily terminates his employment with the Company without “good reason” or is terminated for “cause” or by non-extension of his EA, prior to the vesting of any restricted stock or performance shares, all unvested restricted stock and/or performance shares will be forfeited in their entirety.

Under his amended and restated employment agreement, Mr. Young is eligible to participate in customary health, welfare and fringe benefit plans. He is also entitled to receive Company-paid premiums for a $1.0 million term life insurance policy and up to $2,000 per year for an annual physical examination. Mr. Young’s employment agreement contains customary confidentiality, non-solicitation, non-disparagement and intellectual property provisions.

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COMPENSATION TABLES

Outstanding Equity Awards at 2020 Fiscal Year-End: The following table summarizes the number of shares of our common stock and other securities underlying outstanding LTIP equity awards for each Named Executive Officer as of December 31, 2020.

Name	Grant Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Performance Shares Not Vested ($)(2)

Jackson Hsieh	3/1/2018	21,099	847,545	—	—
	1/25/2019	43,137	1,732,813	161,762	6,497,980
	2/27/2020	37,577	1,509,468	56,366	2,264,222

Michael Hughes	3/29/2018	5,154	207,036	34,358	1,380,161
	1/25/2019	8,078	324,493	30,292	1,216,830
	2/27/2020	7,962	319,834	11,943	479,750

Ken Heimlich	3/1/2018	3,217	129,227	—	—
	1/25/2019	6,775	272,152	25,405	1,020,519
	2/27/2020	6,677	268,215	10,016	402,343

Jay Young	3/1/2018	4,161	167,147	—	—
	1/25/2019	6,373	256,003	23,897	959,942

	2/27/2020	6,281	252,308	9,421	378,442

(1)

This column shows restricted stock awards that have not yet vested. The restricted stock awards will vest in three equal annual installments, generally on the first through third anniversaries of the date of grant, subject to the executive’s continued employment with the Company through the applicable vesting date(s) and conditions of the grant agreement.

(2)

For purposes of this table, the market value of restricted shares and unearned performance shares of our common stock that have not vested is calculated based on the closing trading price of our common stock ($40.17) as reported on the NYSE on December 31, 2020.

(3)

This column shows unearned performance share awards that have not yet vested. Per SEC guidelines, if performance has exceeded threshold, we are required to disclose the next highest performance measure level exceeding the prior fiscal year’s performance. Accordingly, for all awards exceeding the threshold performance goal as of 12/31/2020, we have reported the value of the performance share awards for each grant listed above at the next highest performance level exceeding such performance as of 12/31/2020. See the section “Compensation Discussion and Analysis—2020 Executive Compensation—Performance Share Awards” for a detailed discussion of the vesting of the performance share awards.

2020 Option Exercises and Stock Vested: We have not granted any stock options to our Named Executive Officers at any time. The following table summarizes vesting of restricted stock and performance share awards applicable to our Named Executive Officers during the year ended December 31, 2020:

Name	Number of Shares Acquired Upon Vesting (#)(1)	Value Realized On Vesting ($)(2)

Jackson Hsieh	344,377	12,279,823

Michael Hughes	9,194	331,176

Ken Heimlich	23,256	1,017,470

Jay Young	29,930	1,308,111

(1)	Represents restricted stock and performance shares that vested in 2020.

(2)	Amounts shown are calculated based on the fair market value of our common stock on the applicable vesting date.

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COMPENSATION TABLES

Potential Payments upon Termination or Change of Control:

Employment Agreements: Under the employment agreements in place during 2020 for our Named Executive Officers, if the executive’s employment had been terminated by the Company without “cause,” by the executive for “good reason” (each, as defined in the applicable employment agreement) or by reason of the Company’s failure to extend the term of the executive’s employment agreement at the end of the initial three-year employment term or at the end of the one-year extension period(s) thereafter, then in addition to any accrued amounts such executives would be entitled to receive additional severance payments as outlined below.

Mr. Hsieh would be entitled to receive the following:

(1)

a lump-sum payment totaling two times Mr. Hsieh’s annual base salary then in effect (unless termination is within 60 days prior to, on, or within 24 months following a change in control, in which case three times Mr. Hsieh’s annual base salary);

(2)

a lump-sum payment equal to Mr. Hsieh’s earned but unpaid annual bonus for the prior year, plus a pro-rata portion of Mr. Hsieh’s bonus earned in the year of termination, and an amount totaling two times Mr. Hsieh’s target bonus (unless termination is within 60 days prior to, on, or within 24 months following a change in control, in which case three times Mr. Hsieh’s target bonus);

(3)	accelerated vesting of any time-based equity awards;

(4)

accelerated vesting of any performance-based equity awards, provided that with respect to any award granted prior to 2020, the award will vest at “target” and for any award granted in or after 2020, the award will vest at the greater of “target” and the actual performance based on the achievement of the performance goals as of the termination date; and

(5)	up to 24 months of continued health care premiums for Mr. Hsieh and his eligible dependents.

Mr. Hughes would be entitled to receive the following:

(1)	a lump-sum payment totaling two times Mr. Hughes’ annual base salary then in effect;

(2)	a lump-sum payment equal to Mr. Hughes’ target bonus for the year of termination;

(3)	a lump-sum payment equal to a pro-rata portion of Mr. Hughes’ bonus earned in the year of termination and any earned but unpaid annual bonus from the prior year;

(4)	accelerated vesting of any time-based equity awards;

(5)

accelerated vesting of any performance-based equity awards, provided that with respect to any award granted prior to 2020, the award will vest at “target” and for any award granted in or after 2020, the award will vest at the greater of “target” and the actual performance based on the achievement of the performance goals as of the termination date; and

(6)	up to 24 months of continued health care premiums for Mr. Hughes and his eligible dependents.

Mr. Heimlich would be entitled to receive the following:

(1)	a lump-sum payment totaling two times Mr. Heimlich’s annual base salary then in effect;

(2)	a lump-sum payment equal to Mr. Heimlich’s target bonus for the year of termination;

(3)	a lump-sum payment equal to a pro-rata portion of Mr. Heimlich’s bonus earned in the year of termination and any earned but unpaid annual bonus from the prior year;

(4)	accelerated vesting of any time-based equity awards;

(5)

accelerated vesting of any performance-based equity awards, provided that with respect to any award granted prior to 2020, the award will vest at “target” and for any award granted in or after 2020, the award will vest at the greater of “target” and the actual performance based on the achievement of the performance goals as of the termination date; and

(6)	up to 12 months of continued health care premiums for Mr. Heimlich and his eligible dependents.

Mr. Young would be entitled to receive the following:

(1)	a lump-sum payment totaling two times Mr. Young’s annual base salary then in effect;

(2)	a lump-sum payment equal to Mr. Young’s target bonus for the year of termination;

(3)	a lump-sum payment equal to a pro-rata portion of Mr. Young’s bonus earned in the year of termination and any earned but unpaid annual bonus from the prior year;

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COMPENSATION TABLES

(4)	accelerated vesting of any time-based equity awards;

(5)

accelerated vesting of any performance-based equity awards, provided that with respect to any award granted prior to 2020, the award will vest at “target” and for any award granted in or after 2020, the award will vest at the greater of “target” and the actual performance based on the achievement of the performance goals as of the termination date; and

(6)	up to 12 months of continued health care premiums for Mr. Young and his eligible dependents.

Each executive’s right to receive the severance payments described above is subject to continued compliance with certain restrictive covenants and his delivery of an effective general release of claims in favor of the Company. Furthermore, under the employment agreements in place during 2020, in the event that the executive is terminated by reason of his or her death or disability, the executive would be entitled to receive, in addition to payment of accrued compensation and benefits through the date of termination, an amount equal to any earned but unpaid prior year’s bonus and also an amount equal to the annual bonus for the year in which the termination occurs based on actual results, pro-rated for the portion of the year of termination during which the executive was employed with the Company, accelerated vesting of time-based equity awards and accelerated vesting of any performance-based equity awards, provided however, with respect to any award granted prior to 2020, the award will vest at “target” and for any award granted in or after 2020, the award will vest at the greater of “target” and the actual performance based on the achievement of the performance goals as of the termination date.

If an executive voluntarily terminates his or her employment with the Company without “good reason” prior to the vesting of any time-based (restricted stock) or performance shares, the unvested restricted stock and/or performance shares (including any dividend equivalents) will be forfeited in their entirety.

Generally, “good reason” is defined in each of our Named Executive Officer’s employment agreements as the occurrence of any of the following circumstances, without the express written consent of the employee, unless such circumstances are fully corrected in all material respects by the Company within 30 days following written notification by the employee to the Company of the occurrence of such circumstances:

(i)

material diminution in the employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law), including without limitation, (A) removal of the employee from their designated role within the Company, (B) the employee no longer reporting directly and exclusively to the CEO (for Messrs. Hughes, Heimlich and Young) or exclusively to the Board (for Mr. Hsieh), or (C) the Company’s common stock ceasing to be publicly traded or, following a Change in Control (as defined in the Plan), the Employee ceases to have their current title of the surviving entity in such transaction (including, without limitation, the ultimate parent of such entity);

(ii)	relocation of the employee’s primary work location by more than 50 miles from its then current location;

(iii)	a material breach by the Company or any of its affiliates of any of their material obligations to the employee; or

(iv)	material diminution in the Employee’s Base Salary, Target Bonus or Target LTIP (as defined in each applicable employment agreement).

Equity Awards: The restricted stock award agreements covering the restricted stock awards granted to each of our Named Executive Officers provide for accelerated vesting of these awards upon a termination by the Company without “cause” or by the employee for “good reason”, or as a result of the Company’s non-extension of the employment term under the executive’s employment agreement.

Summary of Potential Payments: In accordance with SEC rules, the following table summarizes the payments that would be made to certain of our Named Executive Officers upon the occurrence of certain qualifying terminations of employment, assuming such Named Executive Officer’s termination of employment with the Company occurred on December 31, 2020 and, where relevant, that a change of control of the Company occurred on December 31, 2020. Amounts shown in the table below do not include (1) accrued but unpaid salary and (2) other benefits earned or accrued by the Named Executive Officer during his employment that are available to all salaried employees, such as accrued vacation.

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COMPENSATION TABLES

Name	Benefit	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (No Change of Control) ($)	Change of Control (No Termination) ($)	Termination Without Cause, For Good Reason or due to Company Non- Renewal of Employment Agreement (Change of Control) ($)

Jackson Hsieh	Cash Severance (1)	1,766,864	1,766,864	6,141,864	—	8,329,364
	Accelerated Vesting of Restricted Stock (2)	4,089,828	4,089,828	4,089,828	—	4,089,828
	Accelerated Vesting of Performance Shares (3)	4,863,422	4,863,422	4,863,422	5,294,567	7,558,789
	Dividend Equivalent Rights	464,440	464,440	464,440	659,020	799,935
	Healthcare coverage	—	—	37,974	—	37,974
	Life Insurance (4)	3,500,000	—	—	—	—
	Disability Insurance (5)	—	1,284,320	—	—	—
	Total	14,684,554	12,468,874	15,597,528	5,953,587	20,815,890

Michael Hughes	Cash Severance (1)	608,217	608,217	2,114,592	—	2,114,592
	Accelerated Vesting of Restricted Stock (2)	851,363	851,363	851,363	—	851,363
	Accelerated Vesting of Performance Shares (3)	1,656,571	1,656,571	1,656,571	2,063,131	2,542,882
	Dividend Equivalent Rights	213,272	213,272	213,272	314,158	344,015
	Healthcare coverage	—	—	37,974	—	37,974
	Life Insurance (4)	1,000,000	—	—	—	—
	Disability Insurance (5)	—	4,820,000	—	—	—
	Total	4,329,423	8,149,423	4,873,772	2,377,289	5,890,826

Ken Heimlich	Cash Severance (1)	510,092	510,092	1,773,439	—	1,773,439
	Accelerated Vesting of Restricted Stock (2)	669,594	669,594	669,594	—	669,594
	Accelerated Vesting of Performance Shares (3)	810,550	810,550	810,550	831,479	1,233,822
	Dividend Equivalent Rights	75,850	75,850	75,850	103,495	128,535
	Healthcare Coverage	—	—	18,987	—	18,987
	Life Insurance (4)	—	—	—	—	—
	Disability Insurance (5)	—	3,180,000	—	—	—
	Total	2,066,086	5,246,086	3,348,420	934,974	3,824,377

Jay Young	Cash Severance (1)	479,816	479,816	1,668,179	—	1,668,179
	Accelerated Vesting of Restricted Stock (2)	675,458	675,458	675,458	—	675,458
	Accelerated Vesting of Performance Shares (3)	762,427	762,427	762,427	782,150	1,160,592
	Dividend Equivalent Rights	71,348	71,348	71,348	97,355	120,908
	Healthcare Coverage	—	—	12,453	—	12,453
	Life Insurance (4)	1,000,000	—	—	—	—
	Disability Insurance (5)	—	2,928,000	—	—	—
	Total	2,989,049	4,917,049	3,189,865	879,505	3,637,590

(1)

Represents cash severance payments provided under the Named Executive Officer’s employment agreement. Amount assumes that the executive has already received any earned prior year’s bonus and that there is no unpaid base salary.

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COMPENSATION TABLES

(2)

Represents the aggregate value of the Named Executive Officer’s restricted common stock that would have vested on an accelerated basis, determined by multiplying the number of shares of restricted stock that would have been accelerated by the closing trading price of our common stock on December 31, 2020 ($40.17).

(3)

Represents the aggregate value of the Named Executive Officer’s performance shares that would have vested on an accelerated basis. For performance share awards granted prior to 2020, the value is determined by multiplying the target number of performance shares that would have been accelerated by the closing trading price of our common stock on December 31, 2020 ($40.17). For performance share awards granted in 2020, the value is determined by the greater of (i) the target number of performance shares that would have been accelerated by the closing trading price of our common stock on December 31, 2020 ($40.17) and (ii) actual performance based on achievement of performance goals as of the date of termination or change in control (which, for purposes of this table, is presumed to occur December 31, 2020).

(4)	Amounts represent potential life insurance policy benefits paid out by the insurer under the applicable policy.

(5)

Amounts represent potential disability insurance policy benefits paid out by the insurers under the applicable executive’s standalone long-term disability policies, assuming a maximum monthly payout until the maximum age stated in the respective policies.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Board believes that the compensation paid to our non-employee directors should be competitive with public companies in our industry with similar enterprise value, market capitalization and total assets, and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of our shareholders. Accordingly, pursuant to the Director Compensation Program effective May 7, 2020, non-employee directors receive a combination of cash and equity-based compensation for their services. Each of these components is described below. In May 2020, the Board adopted one change to the existing Director Compensation Program. Upon comparison of existing director compensation programs for the companies in our 2020 Compensation Peer Group and given the significant amount of work required in 2020 (and expected to be required in subsequent years) by the Compensation Committee Chair, the Board deemed it appropriate to increase the chair retainer by $1,250 per quarter from $5,000 to $6,250.

We also reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other Board-related activities. Mr. Hsieh, the only member of the Board employed by us, does not receive compensation for his service as a director.

CASH COMPENSATION

The cash compensation paid to, or earned by, our non-employee directors in 2020 was comprised of the following components:

•	Quarterly Board retainer: Each non-employee director received a retainer of $17,500 for each calendar quarter in which he or she served as a director.

•

Quarterly committee chair retainers: The chairs of the Audit, Compensation and Nominating and Corporate Governance Committees each received a retainer of $6,250, $6,250 and $3,750, respectively, for each calendar quarter of service as the chair of such committee. The Lead Independent Director received a retainer of $7,500 for each calendar quarter of service.

•

Quarterly committee retainers: Each non-employee director serving as a non-chair member of the Audit, Compensation and Nominating and Corporate Governance Committees received a retainer of $2,500, $2,500 and $1,562.50, respectively, for each calendar quarter of service as a member of such committee.

•	Board fees: After the occurrence of eight (8) meetings of the Board, each non-employee director received $1,500 for each Board meeting he or she attended in-person or telephonically.

Each non-employee director had the option to receive all or a portion of the aggregate payments to which such non-employee director was entitled in shares of our common stock. In 2020, no non-employee director chose to receive any portion of their cash compensation in the form of common stock.

EQUITY-BASED COMPENSATION

The Director Compensation Program provides for the grant of restricted stock covering a number of shares having a value equal to $110,000 to each director serving on the Board as of the date of each annual meeting or on the date of the director’s initial election or appointment. In addition, the director who is serving as chairman of the Board as of the date of each annual meeting is granted an additional restricted stock award with a value of $100,000. Accordingly, Mr. Gilchrist received an additional grant equal to $100,000 for his service as chairman of the Board. Restricted stock, which has been granted, will fully vest on the first anniversary of the election or appointment. In addition, under the Plan, the total aggregate value of equity-based awards granted to any non-employee director during any calendar year may not exceed $500,000.

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COMPENSATION TABLES

As outlined below, each non-employee director who was serving on the Board as of the date of the 2020 Annual Shareholders’ meeting received restricted shares of our common stock with a grant date fair value of $109,995 (calculated according to ASC Topic 718), or 2,754 restricted shares at $39.94 value per share on June 8, 2020. In addition, on June 8, 2020, our Chairman of the Board, Mr. Gilchrist, also received an additional 2,503 restricted shares of our common stock for a total of 5,257 shares, with a total grant date fair value (calculated according to ASC Topic 718) of $209,965.

2020 Non-Employee Director Compensation Table: The following table sets forth the compensation awarded or paid to our non-employee directors during 2020. This table excludes Mr. Jackson Hsieh, our President and Chief Executive Officer, who did not receive compensation for his services as a director. All compensation paid to Mr. Hsieh in 2020 is provided in the Summary Compensation Table.

Name	Fees Earned in Cash(1) ($)	Stock Awards(2) ($)	Total ($)

Kevin M. Charlton	105,750	109,995	215,745

Todd A. Dunn	97,625	109,995	207,620

Richard I. Gilchrist	123,500	209,965	333,465

Diana M. Laing	108,500	109,995	218,495

Sheli Z. Rosenberg	92,000	109,995	201,995

Thomas D. Senkbeil	99,750	109,995	209,745

Nicholas P. Shepherd	104,125	109,995	214,120

Elizabeth F. Frank	99,750	109,995	209,745

(1)	Amount reflects (a) annual retainers and, if applicable, committee and committee chair retainers earned in 2020 and (b) Board meeting fees.

(2)

Amounts reflect the grant date fair value of restricted stock awards granted in 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the period ended December 31, 2020.

As of December 31, 2020, each non-employee director held 2,754 shares of (unvested) restricted shares of our common stock, except for Mr. Gilchrist, who held 5,257 restricted shares.

Chief Executive Officer Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median compensated employee. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.

For 2020, our last completed fiscal year:

•	the annual total compensation of the employee who represents our median compensated employee (other than our Chief Executive Officer) was $139,334; and

•	the annual total compensation of our Chief Executive Officer was $8,243,447

Based on this information, for 2020, our Chief Executive Officer’s annual total compensation was 59.16 times that of the median compensated employee (other than the Chief Executive Officer).

Determining the Median Employee:

Employee Population

We used our employee population data as of December 31, 2020 as the reference date for identifying our median employee. As of such date, our employee population consisted of 81 individuals, excluding Mr. Hsieh, all of whom were full-time employees.

Methodology for Determining Our Median Employee

To identify the median employee from our employee population, we selected compensation as reported to the IRS on Form W-2 as the most appropriate measure of compensation.

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COMPENSATION TABLES

Annual Total Compensation of Median Compensated Employee

With respect to the annual total compensation of the employee who represents our median compensated employee, we calculated the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $139,334.

Annual Total Compensation of Chief Executive Officer

For purposes of determining our pay ratio, we determined Mr. Hsieh’s annual total compensation for 2020 was $8,243,447, which, as required by SEC rules, includes his base salary for 2020 as well as the other compensation granted to and earned by him during 2020 for his services and reflected in the Summary Compensation Table above.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Table: The following table provides information with respect to shares of our common stock that may be issued under our existing equity compensation plan. The following table provides information as of December 31, 2020 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in (a))

Equity compensation plans approved by shareholders(1)	201,468	N/A	2,271,086

Equity compensation plans not approved by shareholders	—	—	—

Total	201,468		2,271,086

(1)

Consists of shares of common stock reserved for future issuance pursuant to our Amended and Restated 2012 Incentive Award Plan, which was initially adopted by our Board in connection with the closing of our IPO in 2012.

(2)

Includes 201,468 outstanding target performance shares that have been granted, but not yet issued, as of December 31, 2020. Grantees of performance shares granted up to fiscal year end 2019 are eligible to vest in up to 250% of the target number of performance shares. Grantees of performance shares granted up to fiscal year end 2020 are eligible to vest in up to 300% of the target number of performance shares.

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CORPORATE GOVERNANCE

Spirit is committed to strong corporate governance principles and practices, which we believe serve the long-term interests of our shareholders by promoting effective risk oversight and management accountability.

Highlights of Spirit’s sound governance principles and practices include:

LEADERSHIP and INDEPENDENCE	• Independent Chairperson of the Board • 9 of 10 Directors Nominees are independent • Independent Board committees

ACCOUNTABILITY and RESPONSIVENESS	• Annual election of all Directors • Regular shareholder outreach • Comprehensive annual Board evaluations • Committee Chair Rotation

SHAREHOLDER RIGHTS

•  No dual class common stock – 1 vote per 1 share

•  Majority voting standard

•  50% threshold to amend Bylaws

•  Plurality voting standard in contested elections

•  Opted out of the Maryland Unsolicited Takeover Act (MUTA)

EFFECTIVENESS and ALIGNMENT

•  Board diversity across multiple factors

•  Appropriate Board succession planning

•  Board review of senior management succession planning

•  Minimum stock ownership requirements for Board members and certain executives

•  Anti-hedging and derivative policy

EFFECTIVE CONTROLS

•  Disclosure Committee with established controls for timely and accurate disclosures

•  Regular evaluation of related party transactions

•  Board Investment Committee responsible for assisting the Board in discharging its responsibilities as to the review and approval of certain real estate acquisitions

•  Annual Board evaluation of independence

OUR BOARD OF DIRECTORS

We believe that strong corporate governance starts with having an independent, diverse, engaged, and highly skilled Board.

The Spirit Board meets all of these criteria.

Leadership Structure

Pursuant to our Bylaws, the Board has discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board. At the current time, the Board believes that our existing leadership structure—under which our Lead Independent Director is the Chairman of the Board—effectively allocates authority, responsibility and oversight between management and the independent members of our Board and achieves the optimal governance model for us and for our shareholders.

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CORPORATE GOVERNANCE

The roles of Chairman of the Board and Chief Executive Officer have been separated since May 2017. This leadership structure gives primary responsibility for the operational leadership and strategic direction of the Company to our Chief Executive Officer, while the Chairman of the Board facilitates our Board’s independent oversight of management and promotes communication between management and our Board.

Richard I. Gilchrist serves as Lead Independent Director and Chairman of the Board. As Chairman and Lead Independent Director, Mr. Gilchrist leads the activities of the Board, including:

•	Calling meetings of the Board and independent directors;

•	Setting the agendas and schedules of Board meetings in consultation with the Chief Executive Officer and Secretary;

•	Chairing executive sessions of the independent directors;

•	Conducting annual performance reviews of the Chief Executive Officer;

•	Meeting directly with management and non-management employees of the Company;

•	Engaging with shareholders; and

•	Performing such other duties as may be assigned from time to time by the Board.

Board Diversity

Spirit strongly believes that a diverse board is an effective board. This diversity – across gender, tenure, age, race/ethnicity, and experience – brings with it a diversity of ideas and perspectives that support the Board’s role in overseeing the Company’s ongoing strategic objectives.

Our 2020, and proposed 2021, Board composition reflects this commitment to diversity:

2020 Board:

2021 Board Nominees:

Independence

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and an audit committee, compensation committee and nominating and corporate governance committee, each composed solely of

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CORPORATE GOVERNANCE

independent directors. Under the NYSE listing standards, in addition to other factors, no director of a company qualifies as “independent” unless the board of directors of such company affirmatively determines that the director has no material relationship with such company (either directly, or indirectly as a partner, stockholder or officer of an organization that has a relationship with such company).

Not less than annually, the Board evaluates the independence of each director on a case-by-case basis by considering any matters that could affect his or her ability to exercise independent judgment in carrying out the responsibilities of a director, including all transactions and relationships between such director, members of his or her family and organizations with which such director or family members have an affiliation, on the one hand, and us, our subsidiaries and our management, on the other hand. Any such matters are evaluated from the standpoint of the director and the persons or organizations with which the director has an affiliation. Each director abstains from participating in the determination of his or her independence.

Based on its most recent review, the Board has affirmatively determined that, based on the standards set forth in the NYSE rules and our corporate governance documents, each of the following directors and director nominees has no direct or indirect material relationship with us and qualifies as “independent” under the NYSE listing standards: Kevin M. Charlton, Todd A. Dunn, Elizabeth F. Frank, Michelle M. Frymire, Kristian M. Gathright, Richard I. Gilchrist, Diana M. Laing, Sheli Z. Rosenberg, Thomas D. Senkbeil, Nicholas P. Shepherd, and Thomas J. Sullivan. Mr. Hsieh is not considered independent under the NYSE listing standards due to his employment as our Chief Executive Officer and President.

Board Engagement and Attendance

Our Board provides guidance and oversight with respect to our financial and operating performance, strategic plans, key corporate policies and decisions, and enterprise risk management. Our Board considers and approves significant acquisitions, dispositions, and capital raises, as well as other material transactions, and advises and counsels senior management on key financial and business objectives. Members of the Board monitor our progress with respect to these matters on a regular basis with the assistance of our senior management team.

Spirit’s Board of Directors has also been highly engaged with management regarding the risks imposed by COVID-19 and the Company’s response and strategy. During the early months of the pandemic, the Board held regular calls with management regarding an array of issues including employees, operations, disclosures, financial impact and liquidity and related legal and regulatory matters.

In effectuating this guidance and oversight role, our Board held a total of 17 meetings during 2020. Evidencing a strong commitment to the Company, the majority of directors attended 100% of the Board meetings held in 2020, with each Director attending at least 91% of the total meetings of the Board and all committees on which she or he served.

Our independent directors regularly meet in executive sessions, outside the presence of management – generally, at each regularly scheduled quarterly Board meeting and at other times as necessary or desirable. The Lead Independent Director chairs all regularly scheduled executive sessions of the Board and all other meetings of the independent directors. Members of our Audit, Compensation and Nominating and Corporate Governance Committees also regularly meet in executive session, outside the presence of management, at committee meetings and at other times as necessary or desirable.

We strongly encourage, but do not require, directors to attend our annual meetings of shareholders. We had full attendance by our Board members at the 2020 virtual meeting. We have scheduled the Annual Meeting at a time and date to permit attendance by directors and intend to make every effort to do so for future annual meetings of the shareholders, taking into account the directors’ schedules and the timing requirements of applicable law. For the 2021 Annual Meeting, due to the virtual format, all directors that attend the meeting will do so by live webcast and not in person.

Annual Board Assessment Process

The Board recognizes that a comprehensive and constructive evaluation process is critical to our Board’s ongoing effectiveness and a key component to good corporate governance. While we have conducted a thorough Board evaluation in prior years, in 2019, in appreciation of the importance of this evaluation process and to ensure the integrity and candor of the evaluation process, our Board utilized the services of a third-party, independent consultant to conduct our formal annual Board evaluations. In 2020, we took all the knowledge and best practices learned from the third party, independent consultant in 2019 and performed the assessments “in-house,” as was the practice in prior years.

Our robust annual review involves assessing our full Board and our committees, with a focus on numerous areas – composition, structure, competencies, processes and policies, and behaviors. The evaluation process is also used to consider Board succession planning and refreshment.

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CORPORATE GOVERNANCE

Board Composition and Refreshment

The Nominating and Corporate Governance Committee meets annually, at a minimum, and performs an assessment of the skills and experience needed to properly oversee the interests of the Company. Upon review of the Company’s short- and long-term strategies and goals, the Nominating and Corporate Governance Committee determines the mix of skills and experience to be represented on the recommended slate of nominees for the upcoming year.

The Nominating and Corporate Governance Committee also considers diversity as an important factor in determining composition of the Board. In March 2021, Ms. Rosenberg and Mr. Senkbeil formally notified Spirit of their separate decisions not to stand for reelection at the 2021 Annual Meeting of Shareholders. Ms. Rosenberg and Mr. Senkbeil will continue to serve as directors until the expiration of their terms at the 2021 Annual Meeting of Shareholders. In anticipation of this possibility, the Nominating and Corporate Governance Committee actively undertook an assessment of Board size, composition, diversity, and skill set in November 2020, as it considered the prospect of appointing successor directors. The Nominating and Corporate Governance Committee, in consultation with the full Board, decided to seek replacement directors to maintain Board size, add additional skills and perspective, and demonstrate the value that Spirit places on diversity. The Nominating and Corporate Governance Committee hired Korn Ferry, an independent third-party recruiter, to engage in a search for new directors. The Nominating and Corporate Governance Committee’s focus was on recruiting highly qualified director candidates with the relevant skill set and experience to seamlessly integrate into the Board, concentrating on finding candidates that would be capable of serving on the Board’s audit committee and who would bring new and diverse perspectives to the Board. After a comprehensive search and review of candidates, the Nominating and Corporate Governance Committee, with the assistance of Korn Ferry, identified each of Ms. Frymire, Ms. Gathright and Mr. Sullivan as incredibly strong candidates for membership on the Board and nominated each of Ms. Frymire, Ms. Gathright and Mr. Sullivan for election as director at the 2021 Annual Meeting of Shareholders. Ms. Frymire serves as President, Strategy & Transformation and Chief Financial Officer of CWT (formerly Carlson Wagonlit Travel), the world’s second largest travel management platform and brings extensive financial experience and expertise which will enable her to provide key contributions to the Board on financial, accounting and strategic matters. Ms. Gathright served as Executive Vice President and Chief Operating Officer of Apple Hospitality REIT (NYSE: APLE), a publicly traded REIT which owns one of the largest portfolios of upscale, rooms-focused hotels in the United States until her retirement from the company on March 31, 2020 and brings extensive operating and real estate experience, including asset management and working with REITs. Mr. Sullivan currently serves as a partner with Standard General’s SG Special Situations Fund L.P., whose investment manager is Standard General L.P., a New York-based investment firm that manages event-driven opportunity funds where he is responsible for portfolio management and brings extensive operating and financial management experience, including in the financial services industry. Additional details about the qualifications and skills of Ms. Frymire, Ms. Gathright and Mr. Sullivan can be found beginning on page 73 of this Proxy.

Additionally, in 2018 and 2019, the Board elected Diana Laing and Elizabeth Frank to the Board, respectively, improving the gender mix of our Board members. Following the election of Mses. Laing, Frank, Frymire and Gathright to the Board, 40% of our Board will be female. Furthermore, there is significant diversity in the length of service amongst our Board members, with tenures ranging from twelve years to less than one year. Such diversity illustrates that Spirit values both new perspectives and the deep institutional knowledge of longer-tenured directors.

At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to possess a collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year.

The Nominating and Corporate Governance Committee also oversees our comprehensive onboarding program for new directors which includes a combination of written materials, oral presentations and meetings in which the new members receive detailed information about Spirit’s history, culture, risk framework, ethics, investment strategy and other policies that are applicable to directors, as well as Spirit’s approach to human capital management, diversity and inclusion, environmental concerns and other social issues. This onboarding is not limited to only new directors. We also invite the existing board members to participate in these presentations as an additional way to provide ongoing training and updates to our Board members. Each new director is also assigned a “board buddy,” which is an existing member of the Board that acts as a designated support person and point of contact for the new director during his or her first year on the Board. Ms. Frymire, Ms. Gathright and Mr. Sullivan will participate in this onboarding program should they be elected to the Board, following the Annual Meeting.

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CORPORATE GOVERNANCE

Stock Ownership Guidelines

The Company has included stock ownership guidelines as an element of its compensation program for several years. The Board adopted revised stock ownership guidelines for our non-employee directors effective May 7, 2020. The purpose of the stock ownership guidelines is to align the interests and actions of non-employee directors with the long-term interests of shareholders, and further promote our commitment to sound corporate governance. The guidelines require each non-employee director to hold “Qualifying Shares” (defined below) equal in value to five times the annual Board retainer (excluding any additional retainers paid for service on or chairing a committee or as chairperson of the Board) paid to such non-employee director. The number of shares of common stock needed for each non-employee director to meet these guidelines is calculated annually on the day of the Company’s annual meeting of shareholders based on the prior thirty-day average closing price of the Company’s common stock as reported by the New York Stock Exchange. Directors that were appointed within the preceding three years of the date of the new stock ownership guidelines, or appointed thereafter, have a five-year grace period to meet the requirements. Each non-employee director (other than those currently within the grace period) is in compliance with the stock ownership guidelines.

Qualifying Shares are common stock, whether held individually, jointly with a spouse, or shares owned separately by a spouse and/or children that share the same household, and unvested restricted stock awards.

Board Governance Documents

The Board has adopted a written set of Corporate Governance Guidelines, as well as a Code of Business Conduct and Ethics that applies to the Company’s employees, officers and directors, including our Chief Executive Officer and Chief Financial Officer. To view our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Whistleblower Policy, please visit the Corporate Information section on the Investor Relations page of our website at www.spiritrealty.com. Each of these governing documents is also available, free of charge, in print to any shareholder who sends a written request to such effect to Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201.

How to Communicate with Directors

Shareholders and other parties interested in communicating directly with our Board or any director on Board-related issues may do so by writing to Board of Directors, c/o Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to directors@spiritrealty.com. Additionally, shareholders and other parties interested in communicating directly with the Lead Independent Director of the Board or with the independent directors as a group may do so by writing to Lead Independent Director, c/o Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by sending an e-mail to directors@spiritrealty.com. Communications addressed to the Board or individual members of the Board are screened internally for appropriateness before distributing to the Board, or to any individual director or directors, as applicable.

BOARD COMMITTEES

Our Board has three primary standing committees that perform certain delegated functions for the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee operates pursuant to a written charter that is available in the Corporate Information section on the Investor Relations page of our website at www.spiritrealty.com or available, free of charge, upon request directed to Investor Relations, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, or by submitting an email to InvestorRelations@spiritrealty.com.

Additionally, in 2019, the Board established the Board Investment Committee of the Board. The Board Investment Committee consists of, at minimum, three independent directors from the Board and is responsible for assisting the Board in discharging its responsibilities as to the review and approval of certain real estate acquisitions. The members of the Board Investment Committee are appointed by the Board and may be removed by the Board at any time, with or without cause. In 2020, the Board appointed Richard Gilchrist, Kevin Charlton, and Diana Laing to serve as members of the Board Investment Committee.

The Board committees met 19 times in the aggregate during 2020, with a majority of the committee members from the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee attending 100% of the meetings. The table below provides 2020 membership and meeting information for each of our Board committees. In June 2020, Mr. Dunn was appointed Chair of the Nominating and Corporate Governance Committee and left the Audit Committee. Mr. Shepherd remained on the Nominating and Corporate Governance Committee as a member.

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CORPORATE GOVERNANCE

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Kevin M. Charlton		Chairperson

Todd A. Dunn			Chairperson

Richard I. Gilchrist		Member

Diana M. Laing	Chairperson

Sheli Z. Rosenberg(1)		Member

Thomas D. Senkbeil(1)	Member		Member

Nicholas P. Shepherd		Member	Member

Elizabeth F. Frank	Member		Member

Total Meetings in 2020	9	5	5

(1)

In March 2021, Ms. Rosenberg and Mr. Senkbeil notified Spirit of their separate decisions not to stand for reelection at the 2021 Annual Meeting of Shareholders. Ms. Rosenberg and Mr. Senkbeil will continue to serve as directors until the expiration of their terms at the 2021 Annual Meeting of Shareholders.

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AUDIT COMMITTEE

The Audit Committee consists of three directors – Ms. Laing (Chairperson), Mr. Senkbeil and Ms. Frank. Members of the Audit Committee and the Chairperson are appointed annually by the Board and may be removed from the Committee by the Board in its discretion at any time. The Board has determined that all members of the Audit Committee are independent and have sufficient accounting and financial experience and ability to enable them to discharge their responsibilities pursuant to NYSE listing standards. Furthermore, the Board has determined that Ms. Laing is an audit committee financial expert as defined by the SEC. In March 2021, Mr. Senkbeil notified Spirit of his decision not to stand for reelection at the 2021 Annual Meeting of Shareholders. Mr. Senkbeil will continue to serve as a director until the expiration of his term at the 2021 Annual Meeting of Shareholders. Following the 2021 Annual Meeting of Shareholders, the Board expects Ms. Frymire will serve on the Audit Committee.

The Audit Committee assists the Board in fulfilling its responsibilities relating to our accounting and financial reporting practices, including oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the performance of our internal controls over financial reporting and disclosure controls and procedures. The Company’s management is responsible for establishing and maintaining accounting policies and procedures in accordance with U.S. generally accepted accounting principles (“GAAP”) and other applicable reporting and disclosure standards and for preparing the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for performing audits of the Company’s annual consolidated financial statements and internal controls over financial reporting, and for issuing reports and expressing opinions thereon. The Audit Committee is responsible for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm.

The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditor and our financial and accounting management. The Audit Committee regularly meets separately in executive session, outside the presence of management, with our independent registered public accounting firm and our internal auditor – generally, at each regularly scheduled meeting and at other times as necessary or desirable. Our Board has adopted procedures for reporting concerns under our Code of Business Conduct and Ethics and other Company policies, including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Exchange Act.

AUDIT COMMITTEE REPORT*

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2020 with the Company’s management and with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with Ernst & Young LLP the overall scope of and plan for the audit. The Audit Committee regularly met with Ernst & Young LLP, with and without management present, to discuss the results of its examination and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board to include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the United States Securities and Exchange Commission.

AUDIT COMMITTEE

Diana M. Laing, Chair

Thomas D. Senkbeil

Elizabeth F. Frank

*

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee consists of four directors—Messrs. Dunn (Chairperson), Shepherd and Senkbeil and Ms. Frank. Members of the Nominating and Corporate Governance Committee and the Chairperson are appointed annually by the Board and may be removed from the Committee by the Board at any time in its discretion. In June 2020, pursuant to continual refreshment efforts, Mr. Dunn became Chairperson of the Committee and Mr. Shepherd remained on the Committee as a member. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent pursuant to NYSE listing standards. In March 2021, Mr. Senkbeil notified Spirit of his decision not to stand for reelection at the 2021 Annual Meeting of Shareholders. Mr. Senkbeil will continue to serve as a director until the expiration of his term at the 2021 Annual Meeting of Shareholders. Following the 2021 Annual Meeting of Shareholders, the Board expects Ms. Gathright will serve on the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board, such as: identifying individuals qualified for election and re-election as Board members and recommending to the Board director nominees for election by the shareholders or appointment by the Board, as the case may be; making recommendations to the Board regarding committee structure and composition; overseeing evaluation of the Board and Board committees; assisting the Lead Independent Director with the annual review of the Chief Executive Officer; developing and recommending to the Board a set of corporate governance guidelines and the corporate code of ethics; reviewing and approving or ratifying any transaction between the Company and a related person, which is required to be disclosed under the rules of the SEC; and generally advising the Board on corporate governance and related matters. The Nominating and Corporate Governance Committee regularly meets separately in executive session, outside the presence of management – generally at each regularly scheduled meeting and at other times as necessary or desirable.

PROCESS FOR CONSIDERING DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee meets annually, at a minimum, to evaluate the Board and Committee self-assessments, as well as the performance of each current director. The Nominating and Corporate Governance Committee considers the results of such assessments and evaluations, as well as the collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year, when determining whether to recommend the nomination of each director for an additional term.

We did not receive any shareholder recommendations for director candidates for election at the 2020 Annual Meeting in compliance with the procedures set forth below. However, if we do receive shareholder recommendations for director election, the Nominating and Corporate Governance Committee’s current process is to review and consider any candidate who has been recommended by shareholders in compliance with the procedures established from time to time by the committee.

At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board, such candidates as the Nominating and Corporate Governance Committee, in its judgment, has found to be well qualified and willing and available to serve. At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee shall recommend to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified, willing and available to serve, and possessing the skills and experience desirable to complement the other Board members to effectively oversee the interests of the Company and its shareholders. In determining whether a prospective member is qualified to serve and appropriate for Board membership, the Nominating and Corporate Governance Committee will consider the information listed under “Nominees’ Skills, Experience and Qualifications.”

All shareholder recommendations for director candidates to be considered at the annual meeting of shareholders in 2022 must be submitted on or before December 10, 2021 to Investor Relations, Attention: Secretary, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201, who will forward all recommendations to the Nominating and Corporate Governance Committee, and must include the following information: (a) the name and address of record of the shareholder; (b) representation that the shareholder is a record holder of our common stock or, if not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934; (c) name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; (d) description of the qualifications and background of the proposed director candidate which addresses the items under “Nominees’ Skills, Experience and Qualifications,” as well as any minimum qualifications and other criteria for Board membership as may be approved by the Board from time to time; (e) description of all arrangements or understandings between the shareholder and the proposed director candidate; (f) consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of shareholders and (2) to serve as a director if elected at such annual meeting; and (g) any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

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COMPENSATION COMMITTEE

The Compensation Committee consists of four directors – Messrs. Charlton (Chairperson), Gilchrist and Shepherd and Ms. Rosenberg. In March 2021, Ms. Rosenberg notified Spirit of her decision not to stand for reelection at the 2021 Annual Meeting of Shareholders. Ms. Rosenberg will continue to serve as a director until the expiration of her term at the 2021 Annual Meeting of Shareholders. Following the 2021 Annual Meeting of Shareholders, the Board expects Mr. Sullivan will serve on the Compensation Committee. Members of the Compensation Committee and the Chairperson are appointed annually by the Board and may be removed from the Compensation Committee by the Board at any time in its discretion. The Board has determined that all members of the Compensation Committee are independent pursuant to NYSE listing standards and qualify as “non-employee” directors under Rule 16b-3 of the Exchange Act.

The purpose of the Compensation Committee is to carry out the Board’s responsibilities related to compensation plans, policies and programs for the Company’s senior management team and non-employee directors, as well as any compensation program that delivers Company equity to participants as further described in the Compensation Committee charter. The Compensation Committee meets during the first quarter of each year to review the achievement of pre-established performance metrics for the prior year, to determine the appropriate annual and long-term incentive awards for our executive officers based on that prior-year performance and to approve grants of equity awards to our executive officers and, upon management’s recommendation, other employees. Furthermore, the Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee reviews the performance of, and makes all compensation decisions for, each of our Named Executive Officers other than our Chief Executive Officer. The Compensation Committee also reviews the performance of, and makes recommendations to the Board, regarding the compensation of our Chief Executive Officer. Final decisions regarding compensation for our Chief Executive Officer are made by the independent members of the Board, taking into consideration the Compensation Committee’s recommendations.

For 2020, the Compensation Committee elected to continue utilizing the services of FPL to assist the Compensation Committee in the review and evaluation of our executive compensation program to ensure its continued close alignment with our compensation philosophy and business strategy. FPL also provided assistance to the Compensation Committee in reviewing market data on compensation, understanding industry executive compensation trends, and determining and managing risks associated with elements of our executive compensation program. The Committee reviewed FPL’s independence under Rule 10C-1 of the Exchange Act and NYSE listing standards and determined that there is no conflict of interest resulting from retaining FPL.

Our senior management team provides support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial Company information and relevant data concerning our peer competitors as a supplement to the comparative market data prepared by the independent compensation consultant, and making recommendations with respect to performance metrics and related goals. Our Chief Executive Officer attends meetings at the Compensation Committee’s request and recommends to the Compensation Committee compensation changes affecting the other members of our senior management team. However, our Chief Executive Officer plays no role in setting his own compensation. The Compensation Committee regularly meets separately in executive session, outside the presence of management – generally, at each regularly scheduled meeting and at other times as necessary or desirable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2020, Messrs. Charlton, Gilchrist and Shepherd and Ms. Rosenberg served on the Compensation Committee. No member of the Compensation Committee is, or has been, employed by us or our subsidiaries or is an employee of any entity for which any of our Named Executive Officers serves on the board of directors.

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ADDITIONAL CORPORATE GOVERNANCE MATTERS

TRANSACTIONS WITH RELATED PERSONS

Our Board has a written policy requiring that any transaction between us and any of our officers, directors or their affiliates be approved by the Nominating and Corporate Governance Committee or the disinterested members of the Board. Our Code of Business Conduct and Ethics requires each our officers and directors to disclose in writing to our General Counsel any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization. Our General Counsel reviews these matters with the Chairperson of the Nominating and Corporate Governance Committee and the Lead Independent Director to determine whether the transaction raises a conflict of interest that warrants review and approval by the Nominating and Corporate Governance Committee or the disinterested members of the Board.

RISK MANAGEMENT

While management has primary responsibility for identifying and managing our exposure to risk, our Board plays an active role in overseeing the processes we establish to assess, monitor and mitigate that exposure. The Board, directly and indirectly through its committees, routinely discusses with management our significant enterprise risks and reviews the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments.

The Board also has an evaluation and approval role as to certain significant real estate acquisitions meeting thresholds defined in our Board Investment Approval Policy. In 2019, the Board formed an Investment Committee of the Board, consisting solely of independent members. The Board Investment Committee is responsible for assisting the Board in discharging its responsibilities as to the review and approval of certain real estate acquisitions. The members of the Board Investment Committee are appointed by the Board and may be removed by the Board at any time, with or without cause. In 2020, the Board appointed Richard Gilchrist, Kevin Charlton, and Diana Laing to serve as members of the Board Investment Committee.

At Board and committee meetings, directors receive information and presentations from management and third-party experts regarding specific areas of risk identified in the process, from which they engage in further analyses and dialogue. This process enables the Board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of potential impact, and ensures that our enterprise risks are well understood, mitigated (to the extent reasonable), and consistent with the Board’s view of our risk profile and tolerance.

PROHIBITION ON HEDGING AND PLEDGING

We maintain a Hedging and Pledging Policy that prohibits our officers and directors from pledging our common stock as collateral to secure loans. Further, our officers, directors and employees are prohibited from engaging in “put” or “call” options or other “hedging” transactions.

PUBLIC POLICY MATTERS

We are committed to ethical business conduct and expect our directors, officers and employees to act with integrity and conduct themselves, and our business, in a way that protects our reputation for fairness and honesty. Consistent with these principles and our Code of Business Conduct and Ethics, we have established the policies and practices described below with respect to political contributions and other public policy matters.

PUBLIC POLICY ADVOCACY

We do not have a political action committee; however, we may advocate a position, express a view, or take other appropriate action with respect to legislative or political matters affecting the Company and our interests. We may also ask our employees to make personal contact with governmental officials or write letters to present our position on specific issues. Any such advocacy must receive prior approval by the Chief Executive Officer and is done in compliance with applicable laws and regulations and subject to the review of the Nominating and Corporate Governance Committee.

INDIVIDUAL POLITICAL ACTIVITY

We believe that our directors, officers and employees have rights and responsibilities to participate in political activities as citizens, including voting in elections, keeping informed on political matters, serving on civic bodies and contributing financially to, and participating in, the campaigns of the political candidates of their choice. Accordingly, our directors, officers and employees are not constrained from engaging in political activities including: making political contributions, expressing political views or taking action on any political or legislative matter, so long as they are acting in their individual capacity, and on their own time and expense. Directors, officers and employees acting in their individual capacity must not give the impression that they are speaking on our behalf or representing Spirit in such activities.

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RELATED PARTY TRANSACTIONS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We have entered into indemnification agreements with each of our directors and Named Executive Officers.

DIRECTOR INDEPENDENCE

A majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Exchange Act, applicable rules and regulations of the SEC and applicable rules and regulations of the NYSE.

The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between the Company, including its subsidiaries or affiliates, and each member of the Board (and each director’s immediate family members).

Based on its review, the Board determined Messrs. Charlton, Dunn, Gilchrist, Senkbeil, Shepherd, Sullivan and Mses. Laing, Frank, Frymire, Gathright and Rosenberg do not currently have any material relationship with Spirit other than as a director and each is “independent” within the foregoing independence standards.

The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit Committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee or former employee of the Company or any of the Company’s subsidiaries.

Other Related Party Matters

Cost Sharing Arrangements

In conjunction with the spin-off of SMTA, the Company and SMTA entered into certain agreements, including the Separation and Distribution Agreement, Tax Matters Agreement, Registration Rights Agreement and Insurance Sharing Agreement. These agreements provided a framework for the relationship between the Company and SMTA after the spin-off of SMTA, by which Spirit could incur certain expenses on behalf of SMTA that had to be reimbursed in a timely manner. These agreements, except for the Tax Matters Agreement, were terminated in conjunction with the termination of the Asset Management Agreement. The Tax Matters Agreement was terminated in conjunction with the termination of the Interim Management Agreement.

Asset Management Agreement and Interim Management Agreement

In conjunction with the spin-off of SMTA, the Company entered into the Asset Management Agreement pursuant to which the Operating Partnership provided various management services to SMTA. On June 2, 2019, concurrently with SMTA’s entry into an agreement to sell Master Trust 2014, the Company entered into a termination agreement of the Asset Management Agreement, which became effective on September 20, 2019, pursuant to which SMTA paid the Company a termination fee of $48.2 million. On June 2, 2019, the Company and SMTA also entered into an Interim Management Agreement, which became effective September 20, 2019 and was subsequently terminated effective September 4, 2020. Asset management fees of $0.7 million, $14.7 million, $11.7 million were earned during the years ended December 31, 2020, 2019, and 2018, respectively, and are included in related party fee income in the consolidated statements of operations. Also, under the terms of the Asset Management Agreement, the Company recognized related party fee income of $0.9 million, which was fully offset by general and administrative expense, for other compensation awarded by SMTA to an employee of Spirit for the year ended December 31, 2019.

Property Management and Servicing Agreement

Prior to September 20, 2019, the Operating Partnership provided property management services and special services for Master Trust 2014. Property management fees of $4.2 million and special servicing fees of $1.2 million were earned for the year ended December 31, 2019. Property management fees of $3.7 million and special services fees of $0.5 million were earned for the year ended December 31, 2018. These fees are included in related party fee income in the consolidated statements of operations. In conjunction with SMTA’s sale of Master Trust 2014 on September 20, 2019, the notes were retired and the Property Management and Servicing Agreement was terminated.

Related Party Loans Receivable

Prior to September 20, 2019, wholly-owned subsidiaries of the Company were the borrower on four mortgage loans payable to SMTA and secured by six single-tenant commercial properties owned by the Company. The notes incurred interest expense of

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RELATED PARTY TRANSACTIONS

$0.2 million for both the years ended December 31, 2019 and 2018, which is included in interest expense in the consolidated statements of operations. In conjunction with SMTA’s sale of Master Trust 2014 on September 20, 2019, the Company repaid the related party loans in full.

Related Party Notes Receivable

The Operating Partnership, as sponsor of the issuance, retained a 5.0% economic interest in the Master Trust 2014 Series 2017-1 notes as required by the risk retention rules issued under 17 CFR Part 246. The notes generated interest income of $1.1 million and $0.9 million for the years ended December 31, 2019 and 2018, respectively, which is included in interest income on loans receivable in the consolidated statements of operations. In conjunction with SMTA’s sale of Master Trust 2014 on September 20, 2019, the Master Trust 2014 notes were redeemed, resulting in the Company receiving the full outstanding principal balance of $33.5 million, plus an early repayment premium of $0.9 million.

Investments in SMTA

In conjunction with the spin-off of SMTA, SMTA issued to the Operating Partnership and one of its affiliates, both wholly-owned subsidiaries of Spirit, a total of 6.0 million shares of Series A preferred stock with an aggregate liquidation preference of $150.0 million (the “SMTA Preferred Stock”). The SMTA Preferred Stock paid cash dividends at the rate of 10.0% per annum on the liquidation preference of $25.00 per share. Spirit recognized $10.8 million and $8.8 million in dividends during the years ended December 31, 2019 and 2018, respectively, that are reflected as preferred dividend income from SMTA in the consolidated statements of operations. On September 20, 2019, in conjunction with SMTA’s sale of Master Trust 2014, the SMTA Preferred Stock was repurchased by SMTA.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock for (1) each person who is a beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors, director nominees and executive officers, and (3) all of our directors, director nominees and executive officers as a group, each as of March 15, 2021, unless otherwise indicated in the table below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Each person named in the following table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 15, 2021 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares (1)

Greater than 5% Shareholders

Cohen & Steers, Inc. and affiliates (4)	18,762,235	16.3%

The Vanguard Group (2)	15,670,911	13.6%

BlackRock, Inc. (3)	14,861,216	12.9%

FMR LLC (5)	6,022,583	5.2%

Directors, Director Nominees and Executive Officers (6)

Jackson Hsieh (7)	389,466	*

Michael Hughes (8)	32,963	*

Ken Heimlich	34,118	*

Jay Young	41,412	*

Kevin M. Charlton	19,239	*

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RELATED PARTY TRANSACTIONS

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares (1)

Sheli Z. Rosenberg(9)	18,294	*

Nicholas P. Shepherd	18,866	*

Richard I. Gilchrist	28,276	*

Diana M. Laing	8,027	*

Todd A. Dunn	20,350	*

Thomas D. Senkbeil(9)	20,848	*

Elizabeth Frank	8,167	*

Michelle Frymire	0	*

Kristian Gathright	0	*

Thomas Sullivan	0	*

All Directors, Director Nominees and Executive Officers as a Group (15 persons)	640,026	*

*	Represents less than 1.0%.

(1)	Percentages are based on 114,953,025 shares of our common stock outstanding as of March 15, 2021.

(2)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group (“Vanguard”) has sole power to vote or direct the vote of 0 shares of our common stock, and sole power to dispose or direct the disposition of 15,270,440 shares of our common stock, respectively; and has shared power to vote or direct the vote of 313,510 shares of our common stock, and shared power to dispose or direct the disposition of 400,417, respectively. As of February 10, 2021, Vanguard was the aggregate beneficial owner of 15,670,911 shares of the common stock of the Company which represents 13.6% of our outstanding shares of common stock as of March 15, 2021. The address for Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(3)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 26, 2021, BlackRock, Inc. (“BlackRock”) has sole power to vote or direct the vote of 14,080,610, and sole power to dispose or direct the disposition of 14,861,216 shares of our common stock, respectively. As of January 26, 2021, BlackRock was the beneficial owner of 14,861,216 shares of the common stock of the Company which represents 12.9% of our outstanding shares of common stock as of March 15, 2021. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 16, 2021, this represents the number of shares of common stock beneficially owned by Cohen & Steers, Inc. (“Cohen & Steers”) either directly or through its affiliates. Cohen & Steers has sole power to vote or direct the vote of 13,859,270 shares of our common stock, and sole power to dispose or direct the disposition of 18,762,235 shares of our common stock, respectively. As of February 16, 2021, Cohen & Steers was the beneficial owner of 18,762,235 shares of the common stock of the Company. The number of shares beneficially owned by Cohen & Steers in the Schedule 13G/A also includes 18,750,367 reported as beneficially owned by Cohen & Steers Capital Management, Inc. (“Cohen & Steers Capital”) which represents 16.3% of our outstanding shares of common stock as of March 15, 2021. Cohen & Steers Capital has sole power to vote or direct the vote of 13,859,270 shares of our common stock, and sole power to dispose or direct the disposition of 18,750,367 shares of our common stock, respectively. The number of shares beneficially owned by Cohen & Steers in the Schedule 13G/A also includes 11,868 reported as beneficially owned by Cohen & Steers UK Ltd (“Cohen & Steers UK”) which represents .01% of our outstanding shares of common stock as of March 15, 2021. Cohen & Steers UK has sole power to vote or direct the vote of 0 shares of our common stock, and sole power to dispose or direct the disposition of 11,868 shares of our common stock, respectively. The principal address for Cohen & Steers and Cohen & Steers Capital is 280 Park Avenue, 10th Floor, New York, NY 10017. The principal address for Cohen & Steers UK is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH.

(5)

Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 8, 2021, FMR LLC has sole power to vote or direct the vote of 3,004,346 shares of our common stock, and sole power to dispose or direct the disposition of 6,022,583 shares of our common stock, respectively. As of February 8, 2021, FMR LLC, was the beneficial owner of 6,022,583 shares of the common stock of the Company which represents 5.2% of our outstanding shares of common stock as of March 15, 2021. The principal address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(6)

Number includes shares of time-vested restricted stock over which grantees generally have all rights other than transferability and which remain subject to forfeiture under the award agreements pursuant to which they were made. As of March 15, 2021, Messrs. Hsieh, Hughes, Heimlich and Young had unvested restricted shares of 46,621, 14,501, 7,840, and 7,375 respectively, excluding shares potentially awardable under performance share awards made to Messrs. Hsieh, Hughes, Heimlich, and Young. Included in Mr. Hughes’ number are 5,154 restricted stock that will vest within 60 days of March 15, 2021 (without reduction for any shares that may be withheld at the time of vesting to satisfy tax withholding requirements).

(7)	Number includes 12,500 shares of common stock that Mr. Hsieh has an indirect interest in through his spouse.

(8)	Number includes 240 shares of common stock that Mr. Hughes has an indirect interest in through his spouse, son and daughter (collectively), and 120 shares of common stock held in Mr. Hughes’ IRA.

(9)

In March 2021, Ms. Rosenberg and Mr. Senkbeil notified Spirit of their separate decisions not to stand for reelection at the 2021 Annual Meeting of Shareholders. Ms. Rosenberg and Mr. Senkbeil will continue to serve as directors until the expiration of their terms at the 2021 Annual Meeting of Shareholders.

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HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

At Spirit, we believe that doing the right thing for our employees, community, and environment leads to better results for our stakeholders and company as a whole. With the full support and oversight of our Board, we have implemented sound social, human capital management, and environmental practices and policies throughout the operation of our business, thereby demonstrating our solid commitment to be responsible and conscientious in everything that we do as we strive to both drive long-term stakeholder value and make the communities in which we operate a better place to live and work. We have documented our commitment to social, human capital management, and environmental matters in the Corporate Responsibility pages of our website, as well as our Social Responsibility and Environmental Sustainability Policy and our Code of Business Conduct and Ethics, each of which can be accessed on the Investor Relations page of our website at www.spiritrealty.com.

THE SPIRIT PILLARS TO SOUND HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY:

*	Employee volunteer events were necessarily limited in 2020 as a result of the COVID-19 pandemic, in order to ensure the health and safety of our employees and community.

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HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

HUMAN CAPITAL MANAGEMENT

At Spirit, we are “All One Team” – our growth and success depend on teamwork and the individual contribution of each and every person we employ. We are committed to attracting the best and brightest talent in the industry and retaining them through a culture of collaboration and mutual respect. To that end, we strive to ensure the well-being and development of our talented team, and we do so by focusing on multiple factors that we believe are critical to the success of our employees:

Diversity and Inclusion – At Spirit, we are all different, we are all valued, and we are “All One Team.” A diverse and inclusive workforce, and a culture that respects and appreciates diversity of experience, idea and opinion, is critical to our success. In line with Company policy, we promote diversity and inclusion in many ways:

•	Equal employment opportunity for all individuals

•	Work environment free from discrimination and harassment

•	Diversity, Equity & Inclusion Council

•	Women’s Leadership Council, formed by and for women within the company to promote and foster the career development of our female talent

•	Mandatory diversity and inclusion training and interactive workshops for all employees, at all levels

Diversity, Equity & Inclusion Council

We formed the DEI Council in 2020. The DEI Council is dedicated to:

–	Bringing meaningful change to the society we work in as it relates to diversity, equity and inclusion matters

–	Bringing awareness and fostering an environment and culture that promotes diversity and inclusion

–

Supporting Spirit’s leadership in developing strategies and best practices aimed at fostering a diverse and inclusive workforce through identifying opportunities to promote equity, social justice and inclusion

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HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

In 2020, the DEI Council hosted a training session for the Company facilitated by The Racial Equity Institute. The training session was interactive and examined characteristics of modern-day racial inequity. Going forward, the DEI Council plans to host additional training events, workshops and speakers with a focus on topics such as unconscious or implicit bias, institutional racism, stereotyping and the importance of diversity in the workplace. Additionally, the DEI Council plans to:

–	Continue the Company’s ongoing work in identifying and implementing best practices to promote diversity, equity and inclusion in our workforce

–	Encourage continuing education and open dialogue around racism, sexism and other forms of discrimination or bias by hosting informal and interactive discussion groups

–	Engage with our community by participating in mentoring programs aimed at educating children in minority or inner-city neighborhoods

–	Partner with minority colleges to teach courses on various topics such as finance, accounting, law, real estate and asset management

–	Promote a purposeful and thoughtful approach to hiring outside vendors, consultants, attorneys and other service providers, considering diversity as a component to the selection process

Women’s Leadership Council

Spirit formed the Women’s Leadership Council (“WLC”) in 2019. The WLC is dedicated to empowering the women of Spirit in professional and personal growth, by building leaders, creating social connections and serving the community. In 2020, the WLC hosted numerous events including an in-depth brainstorming session with the women of Spirit regarding a variety of issues pertaining to women in the workforce and at Spirit in particular. In addition, the WLC hosted a conversation with a panel of female industry leaders who provided valuable insight and advice on attaining professional success. In 2021, the WLC plans on continuing its work to empower the women of Spirit by partnering with community organizations that promote opportunities for female advancement, hosting additional speaker series on a wide array of topics affecting women, and planning additional social engagements with the female employees of Spirit.

Our employee population is incredibly diverse: As of year-end 2020, approximately half of our employees were female, 27% were from racial or ethnic minority groups, and we have well-rounded age diversity.

Competitive Compensation and Benefits – Spirit is committed to awarding our employees compensation and benefits that are in line with those of our peers and competitors, including:

•	Fair and competitive living wages

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•	Medical, dental, and vision insurance

•	Maternity and parental leave

•	Flexible work arrangements (100% remote working for most of 2020 due to COVID-19)

•	Short and long-term disability

•	401(k) savings plan and company matching

•	Flexible Spending Accounts

•	Life and AD&D insurance

•	Employee Discount Programs

Mental and Physical Well-Being – The mental and physical well-being of our employees is an important piece of our business and overall success. Spirit supports its employees’ health and wellness by implementing the following:

•

Transitioned to 100% remote work environment for all employees in March 2020 due to COVID-19. The Company formed a “Return to Office” Committee consisting of internal employees that researched best practices and safety measures in order to re-open our office safely. These safety measures included enhanced cleaning and sanitation protocols, social distancing, and thermal scanning and partitions. Our office opened in October 2020 on a voluntary basis only. Our office remains open on a voluntary basis

•	Regular employee surveys regarding satisfaction with topics such as corporate culture, work-life balance, and working from home. Formed action plans based on responses

•	Annual health and wellness challenges

•	Wellness screenings

•	In-office meditation programming. In 2020, meditation was held virtually while employees worked from home. One session was led by our Chief Executive Officer, Jackson Hsieh

•

Physical work environment designed for health and well-being (sit-stand desks, ergonomic chairs, healthy snack options, maximized natural light at all workspaces, creative and collaborative workspaces)

Social Engagement – Spirit has a passion for creating a social, collaborative and engaged workforce. We firmly believe that regular social and team building events for our employees encourage socialization, collaboration, and relationship building among our Spirit family – all things that are vital for employee engagement. Our passion for a social and engaged workforce is evident through the following:

•	Our “Spirit One” committee is comprised of employees across all levels and departments who come together, collaborate, and create exciting programming for the entire Spirit team

•	Monthly “Coffee Talks” where smaller groups of employees enjoy their morning coffee virtually with one another and discuss “non-work” topics

•

Monthly “challenges” through our internal channels such as “jersey day” or “prom picture contest” where employees can post pictures of themselves and other employees guess “who is who” in exchange for “Spirit swag”

•

Annual company-wide social events, such as the crawfish boil, Halloween costume contest, and holiday season party. In 2020, due to COVID-19, we elected not to host all of our typical events but were still able to host virtual gatherings, such as our virtual Halloween costume contest

•	Department specific team building events throughout the year

Recognition – Recognition of our employees’ accomplishments and hard work is a key component to our talent engagement strategy. We actively promote recognition of our employees both formally and informally, including by presenting a “game ball” to one employee, or group of employees, at each monthly “Town Hall” meeting to recognize that employee or group of employees for work done on a particular project or transaction.

Development and Training – At Spirit, we strive to offer various resources and training to our employees to better position them for success, such as:

•	Individual and group coaching across multiple organizational levels

•	All organizational levels have direct access to the executive leadership team

•	Tuition Reimbursement

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HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

•	Lunch & Learn presentations on various business and legal topics

•	“Lunch with the CEO” where our CEO meets with a small group of employees for open dialogue on a wide array of issues

•

Monthly “Town Hall” meetings with the entire company led by our CEO to discuss the current status of the company. During the pandemic, Mr. Hsieh invited tenants to attend the town hall meetings and discuss their experiences during the pandemic. Spirit employees got the chance to hear firsthand the struggles of the tenants they were working with daily to navigate through the pandemic

•	Direct interactions between our Board of Directors and our employees at least annually

COMMUNITY OUTREACH

Spirit is committed to being a good corporate citizen by supporting charitable organizations and by encouraging our employees to personally participate in volunteer activities. To that end, the Spirit One Committee engages not only in social planning but is also dedicated in part to planning and organizing civic involvement for our employees with non-profit organizations and corporate donations.

Spirit is also committed to supporting and encouraging its employees’ contributions to charitable organizations outside of company organized service projects. To assist our employees with charitable giving and augment the impact of their charitable dollars, Spirit has instituted an Employee Gift Matching Program. Under the Employee Gift Matching Program, Spirit will match, up to a certain dollar amount per employee, charitable contributions made by our employees to eligible organizations.

To ensure the health and safety of our employees and community during COVID-19, Spirit did not participate in any in-person community service projects in 2020. However, Spirit was still able to find ways to give back to its community by the following:

ENVIRONMENTAL SUSTAINABILITY

With fewer than 100 employees managing a portfolio of properties where the day to day operations are managed by tenants, our environmental footprint is smaller than REITs that operate their properties, but sustainability is still embedded in our culture.

Spirit recognizes that the ownership of commercial real estate can have a significant impact on the environment. As a result, Spirit is committed to implementing environmentally sustainable practices at our headquarters and considering environmental factors and risks in our investment decisions.

Activities at our Headquarters – Our commitment to sustainability and reducing our environmental footprint is largely demonstrated by how we manage our day-to-day activities in our corporate headquarters, including our:

•	Active recycling of materials such as aluminum, paper and plastic and use of recycled paper where possible;

•	Reduced use of plastics by removing plasticware at the office and providing all employees with reusable cups and straws;

•	Use of an automatic lighting control system;

•	Use of ENERGY STAR certified computers, monitors, copiers, conference room displays and printers;

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•	Encouraging a paperless environment;

•	Employee communications on ways to be more “green;”

•	Use of “green” cleaning products;

•	Use of low VOC paint;

•	Water conservation by use of water machines to encourage employees to use reusable water bottles.

In addition to the above, we are constantly on the lookout for new and better ways to reduce our environmental footprint. In 2019, Spirit established our “Think Green” committee. “Think Green” is a subcommittee of the Spirit One Committee that is focused on making environmentally smart choices for Spirit. The Think Green Committee is tasked with researching and implementing various methods of reducing our environmental impact as a company. Annually, the Think Green Committee is responsible for choosing at least one community service project or nonprofit organization to donate to that has an environmental focus. The Think Green Committee is comprised of employees from many different departments within the Company, as well as members from our senior management team, including our Executive Vice President and General Counsel, Executive Vice President and Chief Financial Officer, Senior Vice President and Deputy General Counsel, Senior Vice President and Deputy Head of Asset Management, and Senior Vice President, Corporate Finance and Investor Relations. Members of the Committee report to the Nominating and Corporate Governance Committee and the Board regarding the progress and activities of the Think Green Committee.

In 2020 alone, the environmental initiatives at our headquarters have made a real impact. Together, we:

Recycled 1,256 lbs of plastic, aluminum, glass and cardboard	Reduced carbon footprint by 2,684 lbs of carbon dioxide emission	Saved 56 trees by recycling

Activities Within Our Portfolio –

Pre-Acquisition Diligence: Our commitment to sustainability begins before we acquire a property. In evaluating new investments, we obtain an environmental site assessment of the property (Phase I) as part of our analysis to understand the environmental condition of the property, including whether there is indication of any release of hazardous substances, chemical or waste storage, or other environmental concerns or risks, and to determine whether the property and the operations thereon meet certain environmental standards.

Addressing Environmental Conditions at our Properties: As a net-lease real estate investment trust, we invest in single tenant real estate with net-leases. Under this business structure, each tenant is generally responsible for maintaining the buildings, including controlling their energy usage and the implementation of environmentally sustainable practices at each location. Spirit manages and mitigates the environmental risk that may be associated with our net-lease properties by:

•

Including comprehensive environmental provisions in our leases which require the tenant to comply with applicable environmental laws and remediate or take other corrective action should any environmental issues arise;

•

Maintaining comprehensive pollution insurance coverage for all of our properties, thus ensuring that should an unforeseen environmental issue occur, there are financial resources available to ensure safe and timely remediation;

•

Preparing for natural disaster by carrying “All-Risk” property and rental value insurance to include fire, wind/hail, earthquake, flood and other extended coverage for our properties that we believe are appropriate and adequate given the relative risk of loss, insurance provided by our tenants and the industry best practices;

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HUMAN CAPITAL MANAGEMENT, COMMUNITY, AND ENVIRONMENTAL RESPONSIBILITY

•	If applicable, requiring the seller to remediate environmental issues in compliance with applicable laws prior to acquiring the property; or

•	Appropriately underwriting the financial health and responsibility record of our tenants that are engaged in potentially environmentally sensitive operations.

Addressing Opportunities to Improve Environmental Characteristics at Certain Properties with Collaboration and Capital Improvements: We work with our partners to assess property-level environmental characteristics, identify areas of improvement and develop a strategy for addressing these areas of improvement with capital improvements such as LED lighting, smart controls and “greener” roofing materials. By investing in energy efficient improvements at our properties when possible, we have the potential to minimize our environmental footprint while generating meaningful cost savings and increasing shareholder value.

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PROPOSALS REQUIRING YOUR VOTE

Proposal 1 Election of Directors

The following table provides a summary of our ten director nominees, seven of whom currently serve on our Board. Directors are elected annually by a majority of votes cast in uncontested elections. Sheli Z. Rosenberg and Thomas D. Senkbeil, current directors, are not standing for re-reelection and will resign from the Board effective as of the 2021 Annual Meeting of Shareholders. Ms. Rosenberg and Mr. Senkbeil have been valued members of our Board for the past seven years, and we are grateful for their dedicated service to Spirit and our stakeholders.

The Board recommends that you vote “FOR” each of the named director nominees.

Name	Age	Served Since	Independence	Current Committees

Kevin M. Charlton	55	2009	Independent	Compensation (Chairperson)

Todd A. Dunn	57	2012	Independent	Nominating and Corporate Governance (Chairperson)

Elizabeth F. Frank	51	2019	Independent	Audit; Nominating and Corporate Governance

Michelle M. Frymire	54	—	Independent

Kristian M. Gathright	48	—	Independent

Richard I. Gilchrist	75	2012	Independent	Compensation; Lead Independent Director; Chairman of the Board

Jackson Hsieh	60	2017	Employed by Spirit Realty Capital, Inc.

Diana M. Laing	66	2018	Independent	Audit (Chairperson)

Nicholas P. Shepherd	62	2012	Independent	Compensation; Nominating and Corporate Governance

Thomas J. Sullivan	58	—	Independent

Pursuant to our Bylaws, in uncontested elections (which is the case for the Annual Meeting), a majority of votes cast is required for the election of each director. The number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director nominee and, therefore, will have no effect.

If an incumbent director does not receive a majority of the votes cast, that director must promptly tender his or her resignation as a director. The Nominating and Corporate Governance Committee will promptly consider any such resignation and will make a recommendation to the full Board as to whether to accept or reject the resignation or take other action. A director whose resignation is being considered may not participate in the deliberations or vote concerning the resignation. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept, reject or take other action with respect to any such tendered resignation. Within 90 days after the date on which certification of the stockholder vote on the election of directors is made, the Board of Directors will publicly disclose its decision and rationale regarding whether to accept, reject or take other action with respect to the tendered resignation in a press release, a periodic or current report filed with the SEC or by other public announcement.

We do not have a staggered Board. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of shareholders and until his or her successor is duly elected and qualifies, or until his or her earlier death, resignation or removal. Each nominee has consented to be named in this Proxy Statement and has agreed to serve as a director if elected, and we expect each nominee to be able to serve if elected. If any nominee is unable or unwilling to accept his or her election or is unavailable to serve for any reason, the persons named as proxies will have authority, according to their judgment, to vote or refrain from voting for such alternate nominee as may be designated by the Board.

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PROPOSALS REQUIRING YOUR VOTE

Nominees’ Skills, Experience and Qualifications

The Nominating and Corporate Governance Committee meets annually, at a minimum, and performs an assessment of the skills and experience needed to properly oversee the interests of the Company. Upon review of the Company’s short- and long-term strategies and goals, the Nominating and Corporate Governance Committee determines the mix of skills and experience to be represented on the recommended slate of nominees for the upcoming year.

At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to possess a collective mix of skills and experience necessary to properly oversee the interests of the Company for the following year.

Certain of these skills and qualifications are set forth in the matrix below, demonstrating the Nominating and Governance Committee’s assessment of the nominees’ possession of these attributes.

NOMINEES’ SKILLS, EXPERIENCE AND QUALIFICATIONS SUMMARY	Charlton, Kevin M.	Dunn, Todd A.	Frank, Elizabeth F.	Frymire, Michelle M.	Gathright, Kristian M.	Gilchrist, Richard I.	Hsieh, Jackson	Laing, Diana M.	Shepherd, Nicholas P.	Sullivan, Thomas J.

INDEPENDENCE: Pursuant to NYSE standards

FINANCIAL EXPERT: Pursuant to SEC rules and NYSE standards

FINANCIALLY LITERATE: Able to read and evaluate financial statements and ask critical questions

SUCCESSFUL OPERATING EXECUTIVE EXPERIENCE: General business acumen and leadership

GROWTH COMPANY EXPERIENCE: Knowledge and experience in driving growth and how it is achieved

REAL ESTATE EXPERIENCE: Real estate experience and knowledge in the retail and/or service sectors

REIT EXPERIENCE: Expertise in the processes and systems that drive successful outcomes in a REIT business model

M & A EXPERIENCE: Success in effectively integrating mergers and acquisitions that are strategic to a business

CAPITAL MARKETS KNOWLEDGE: Understands how capital markets work, their structures, how business is capitalized and how best to participate and raise money

EXTERNAL RISK OVERSIGHT:

Experience in assessing various types of external risk and ensuring an effective risk management strategy (which may include experience with cybersecurity threats, insurance products, and/or market condition risks)

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NOMINEES’ SKILLS, EXPERIENCE AND QUALIFICATIONS SUMMARY	Charlton, Kevin M.	Dunn, Todd A.	Frank, Elizabeth F.	Frymire, Michelle M.	Gathright, Kristian M.	Gilchrist, Richard I.	Hsieh, Jackson	Laing, Diana M.	Shepherd, Nicholas P.	Sullivan, Thomas J.

INTERNAL RISK OVERSIGHT: Experience mitigating investment, people and other internal risks

HUMAN CAPITAL MANAGEMENT: Experience in successful succession planning and evaluating and measuring effective team performance and culture

LEGAL/REGULATORY: Experience in compliance oversight, use of outside counsel and leveraging other legal resources

PUBLIC COMPANY: Experience as executive or board member with a public company

TECHNOLOGY: Experience with technology disruption and/or leveraging technology to optimize asset management

EXPERIENCE WITH IMPACTS ON COMPANIES WITH MAJOR CHANGE: Experience working with companies undergoing strategic shifts

LONG TERM STAKEHOLDER VALUE:

Understanding of the societal, environmental, and/or corporate governance factors that drive and sustain long term value for all of our stakeholders (employees, shareholders, tenants, and community)

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PROPOSALS REQUIRING YOUR VOTE

Below is certain biographical and other information concerning the persons nominated for election as directors, which is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of the Record Date. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that such nominee should serve as a director. In addition, a substantial majority of the nominees serve or have served on boards and board committees (including, in many cases, as board or committee chairs) of other public companies, which we believe provides them with essential leadership experience, exposure to corporate governance best practices and substantial knowledge and skills that enhance the functioning of our Board.

Jackson Hsieh
Age: 60 / Director since 2017

Business Experience: Mr. Hsieh joined Spirit as President and

Chief Operating Officer on September 7, 2016 and was appointed

Chief Executive Officer and President on July 25, 2017. Mr. Hsieh

previously worked for Morgan Stanley (NYSE: MS), where he served as

Skills and Qualifications: • Experience as a successful operating executive • Extensive expertise in the real estate investment industry • Knowledge of public real estate investment trusts

Managing Director and Vice Chairman of Investment Banking, primarily focusing on the firm’s real estate clients. Prior to this, Mr. Hsieh was Vice Chairman and Sole/Co-Global Head of UBS’s Real Estate Investment Banking Group, managing a team of over 70 professionals in six offices worldwide. During his career, including a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc., he served as senior lead banker on over $285 billion of real estate and lodging transactions.

Current Public Company Directorships: Mr. Hsieh currently serves on the board of directors and the audit, compensation, nominating and corporate governance, and acquisitions committees of the board of directors of HERSHA Hospitality Trust. Mr. Hsieh also serves on the Advisory Board of Governors for NAREIT.

Education: Mr. Hsieh received a bachelor’s in Architecture from the University of California at Berkeley and a master’s degree in Architecture from Harvard University.

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PROPOSALS REQUIRING YOUR VOTE

Kevin M. Charlton
Age: 55 / Director since 2009 / Compensation Committee (Chair)

Business Experience: Mr. Charlton is the Chief Executive

Officer of NewHold Investment Corporation (“NHIC”), a special purpose acquisition corporation targeting industrial technology companies. On March 8, 2021, NHIC announced the signing of a

Skills and Qualifications:

•  Extensive experience and knowledge of finance and capital markets

•  Experience with growth companies, mergers and acquisitions

•  Public and private company board experience

definitive merger agreement with Evolv Technology, a touchless venue security company. Mr. Charlton also serves as Co-Chairman of NewHold Enterprises, a holding company that focuses on manufacturing, distribution, and business service companies across the U.S. He is primarily responsible for capital formation and investment sourcing activities, as well as portfolio company management. Mr. Charlton previously served as President and Chief Operating Officer, and a member of the board of directors, of Hennessy Capital Acquisition Corporation III, a blank check company (“HCAC III”) and successor to HCAC and HCAC II (described below). Mr. Charlton resigned from his positions with HCAC III in October 2018, following the acquisition by HCAC III of NRCG Group. From August 2009 to June 2013, Mr. Charlton was a Managing Director in the Principal Transactions Group of Macquarie Capital (USA) Inc., leading a team that oversaw its existing portfolio of North American investments. From August 2002 to June 2009, Mr. Charlton worked as a Managing Director at Investcorp International. Prior to August 2002, he worked for JPMorgan Chase, McKinsey & Company, and as a contractor in the Astrophysics Division at NASA Headquarters in Washington, DC.

Current Public Company Directorships: None.

Other Directorships or Experience: Mr. Charlton serves on the board of directors of American AllWaste, an environmental services company, F&S Tools, a precision tooling manufacturer, and Macro Energy, an LED lighting company. From February 2017 to January 2021, Mr. Charlton served on the board of directors of Daseke, Inc., a national provider of open deck, heavy haul transportation services, as well as on the compensation and nominating and corporate governance committees. Mr. Charlton was also the President & Chief Operating Officer, and a member of the board of directors, of Hennessy Capital Acquisition Corp. (“HCAC”) and Hennessy Capital Acquisition Corporation II (“HCAC II”), two publicly traded blank check companies founded by Daniel J. Hennessy. In February 2015, HCAC successfully completed the acquisition of the Blue Bird Bus Company, which trades on NASDAQ under BLBD, at which point he resigned from his positions. In February 2017, HCAC II successfully completed a merger with Daseke, Inc., described above, which trades on NASDAQ under DSKE. Mr. Charlton has resigned his positions with HCAC II and from the DSKE board of directors. In addition, he has served on the boards of directors of more than 25 private companies in a variety of roles.

Education: Mr. Charlton graduated from the Kellogg School of Management at Northwestern University and has graduate and undergraduate degrees in Aerospace Engineering from the University of Michigan and Princeton University.

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PROPOSALS REQUIRING YOUR VOTE

Todd A. Dunn
Age: 57 / Director since 2012 / Nominating and Corporate Governance Committee (Chair)
Business Experience: Mr. Dunn has served as a member of the Executive Board of Aurora Capital Group since 2012. Previously, he served as Chief Executive Officer and as a member of the board of

Skills and Qualifications:

•  Extensive experience as a successful operating executive

•  Knowledge and experience with growth companies and risk oversight and management

•  Capital markets and financial knowledge and expertise

directors of United Plastics Group, a manufacturer of injection-molded plastic components to the medical, automotive, industrial and consumer sectors, from 2010 until it was sold to MedPlast, a portfolio company of Baird Capital Partners, in April 2012. From 2003 to 2009, Mr. Dunn worked for FleetPride, Inc., an independent distributor of heavy-duty truck and trailer parts, serving as President and Chief Executive Officer, as well as a member of the board of directors, from 2005 to 2009; as Senior Vice President, Chief Administrative Officer and Chief Financial Officer from 2004 to 2005 and Vice President and Chief Financial Officer from 2003 to 2004. From 1999 to 2003, Mr. Dunn served as Senior Vice President and Chief Financial Officer of Tartan Textiles, Inc. and, from 1998 to 1999, served as Vice President and Chief Financial Officer of Quality Distribution Service Partners. From 1989 to 1998, Mr. Dunn worked for SLM Power Group, Inc., serving as Business Manager and as Vice President and Chief Financial Officer. From 1985 to 1989, Mr. Dunn worked for First City BanCorporation of Texas/First City Bank of Corpus Christi.

Current Public Company Directorships: None

Other Directorships or Experience: Mr. Dunn serves as lead director of SRP Parent, Inc., a national provider of customized offerings to the convenience store channel; lead director of VLS Recovery Services, a provider of specialty cleaning and waste processing services; Randall Reilly, a provider of data and data-driven marketing solutions for industrial end markets including heavy duty trucking, construction equipment and agricultural equipment; lead director of Petroleum Service Corporation, a provider of product handling and site logistics services in North America; and Premier Roofing Company, one of the largest roofing service providers and vendor managed networks in the United States engaged in re-roofing of properties primarily damaged by hail or wind. From 2015 to 2018, Mr. Dunn served as a director of Restaurant Technologies, Inc., a national provider of closed-loop cooking oil solutions to the U.S. restaurant and hospitality markets. From 2010 to 2017, Mr. Dunn served as a director of Ames Taping Tool Systems, Inc.

Education: Mr. Dunn received a B.B.A. in Finance from the University of Texas at Austin.

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PROPOSALS REQUIRING YOUR VOTE

Elizabeth F. Frank
Age: 51 / Director since 2019 / Audit Committee / Nominating and Corporate Governance Committee

Business Experience: Ms. Frank serves as Executive Vice

President, Worldwide Programming & Chief Content Officer for

AMC Theatres, the world’s largest movie theatre company (NYSE:

AMC). Ms. Frank leads teams based in Kansas City, Los Angeles, and

Skills and Qualifications: • Extensive business experience and strategic skills • Experience in consumer and service-oriented retail sectors
London that are responsible for sourcing and scheduling movies for AMC’s 11,000+ screens across the United States and Europe, as well as promoting, pricing, and selling 375 million movie tickets annually. Ms. Frank joined AMC in 2010. Prior to this, Ms. Frank served as Senior Vice President, Global Programs for AmeriCares from 2006 to 2010, Vice President, Corporate Strategic Planning for Time Warner from 2003 to 2006 and Partner for McKinsey & Company, with a focus on consumer practice from 1994 to 2003.

Current Public Company Directorships: None.

Other Directorships or Experience: Ms. Frank serves as a director on the board of directors of AmeriCares (a 501c3) and Fathom Events. From 2011 to 2017, Ms. Frank served as a director on the board of directors of Open Read Films.

Education: Ms. Frank earned her B.S. in business marketing from Lehigh University and her Master of Business Administration from Harvard Business School.

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PROPOSALS REQUIRING YOUR VOTE

Michelle M. Frymire
Age: 54 / Director Nominee

Business Experience: Ms. Frymire currently serves as

President, Strategy & Transformation and Chief Financial Officer of

CWT (formerly Carlson Wagonlit Travel), the world’s second

largest travel management platform that manages business travel,

Skills and Qualifications: • Extensive experience in finance and financial expertise • Knowledge and experience in internal and external risk oversight • Executive leadership and management experience meetings, and events for some of the world’s largest global companies. Ms. Frymire is responsible for driving global business strategy and transformation by building an integrated and collaborative approach to business support and change across CWT. She also oversees the accounting and finance, procurement, real estate, enterprise strategy and planning, human resources and technology functions globally for CWT. Prior to joining CWT, Ms. Frymire was Chief Financial Officer for U.S. Risk Insurance Group, LLC, a privately owned specialty lines underwriting manager and wholesale broker from 2017 to 2019. From 2015 to 2017 she served as Chief Financial Officer for Service King Collision Repair Centers. From 2009 to 2015 she served in a variety of roles for The Service Master Companies, Inc., most recently as Vice President, Corporate FP&A and Strategy. From 2009 to 2013, Ms. Frymire was Chief Financial Officer for TruGreen and from 2005 to 2009, Ms. Frymire was Chief Financial Officer, Vacation Ownership for Starwood Hotels & Resorts Worldwide, Inc.

From 1998 to 2005, Ms. Frymire served in a variety of roles for Delta Air Lines, Inc., including Vice President, Finance, Marketing, International, Network and Technology. Prior to this, Ms. Frymire was the Managing Director, Financial Planning, Analysis and Systems for Continental Airlines from 1994 to 1998. Lastly, from 1991 to 1994, Ms. Frymire was Senior Financial Analyst, FP&A with American Airlines Group, Inc.

Current Public Company Directorships: None.

Other Directorships or Experience: None. Education: Ms. Frymire received a B.A. in Economics from Austin College and an M.B.A. from the University of Texas at Austin McCombs School of Business.

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PROPOSALS REQUIRING YOUR VOTE

Kristian M. Gathright
Age: 48 / Director Nominee

Business Experience: Ms. Gathright was Executive Vice

President, Asset Management and Chief Operating Officer of Apple

Hospitality REIT, Inc. (NYSE: APLE), a real estate investment trust that owns one of the largest portfolios of upscale, rooms-focused hotels in

Skills and Qualifications:

•  Extensive experience in the real estate industry, including having served as an executive officer of a public REIT

•  Experience as a successful operating executive

•  Public company board experience

the United States, from 2007 to 2020. Ms. Gathright held various senior management positions with each of the former Apple REIT Companies from inception until they were sold to a third party or merged with Apple Hospitality REIT. Ms. Gathright joined the Apple REIT Companies in 1999. Ms. Gathright played an instrumental role in building a strong corporate culture, maximizing value through effective management of brand, operator and supplier relationships, utilizing a data-driven approach to drive superior results and evaluating and executing several strategic transactions.

Prior to joining Apple Hospitality REIT, Ms. Gathright served as AVP, Investor Relations Manager of Cornerstone Realty Income Trust from 1998 to 1999. From 1996 to 1998, Ms. Gathright was Regional Controller and Asset Manager of United Dominion Realty Trust. Lastly, from 1994 to 1996, Ms. Gathright was an auditor with Ernst & Young.

Current Public Company Directorships: Ms. Gathright serves on the board of directors of Apple Hospitality REIT, Inc (NYSE: APLE).

Other Directorships or Experience: Ms. Gathright currently serves on the board of directors of each: Common House, LLC, YMCA of Greater Richmond, St. Christopher School, The Community Foundation of Richmond, McIntire School of Commerce Advisory Board, Truist Advisory Board, StartUp Virginia, NextUP, Maymont and Richmond Symphony Foundation. From 2019 to 2020, Ms. Gathright served on the board of directors of American Hotel and Lodging Association and Virginia Chamber of Commerce. From 2015 to 2020, Ms. Gathright served on the board of directors of ChamberRVA.

Education: Ms. Gathright received a B.S. in Accounting, Graduate with Distinction, from the McIntire School of Commerce at the University of Virginia.

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PROPOSALS REQUIRING YOUR VOTE

Richard I. Gilchrist
Age: 75 / Director since 2012 / Chairman of the Board; Compensation Committee

Business Experience: Since 2011, Mr. Gilchrist has served as

Senior Advisor responsible for acquisitions and investments at The

Irvine Company, a privately-held real estate investment company.

From 2006 to 2011, he served as President of The Irvine Company’s

Skills and Qualifications:

•  Extensive experience in the real estate industry, including having served as an executive officer of several private REITs and one public REIT

•  Knowledge and experience in internal and external risk oversight

•  Extensive current and former experience as a member of the board of directors of public REITs

•  Member of the Real Estate Roundtable and former member of the Urban Land Institute (ULI)

Investment Properties Group. From 2002 to 2006, he served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly-held REIT. From 1997 to 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately-held REIT. From 1995 to 1997, he served as the Co-Chairman and Managing Partner of CommonWealth Partners, a real estate company he co-founded. From 1982 to 1995, Mr. Gilchrist worked at Maguire Thomas Partners, serving as General Counsel from 1982 to 1984, was Partner from 1984 to 1985, and Senior Partner from 1985 to 1995. Mr. Gilchrist co-founded the real estate law firm of Gilchrist & Rutter in 1982 and also worked as an attorney at Flint & MacKay from 1971 to 1981.

Current Public Company Directorships: Mr. Gilchrist currently serves on the board of directors of Ventas, Inc. (NYSE:VTR), a publicly traded REIT. He serves as the Chair of both the investment committee and the executive compensation committee of Ventas, Inc. He also serves on the board of directors of Blackstone Real Estate Income Trust (“BREIT”), a non-traded REIT, and serves on its audit and nominating and corporate governance committees and is Chair of the affiliated transactions committee.

Other Directorships or Experience: Mr. Gilchrist is a member of the Board of Advisors of Preferred Office Growth Fund, a private real estate fund with a focus on multi-tenant, value add and core office properties in the southeast. He is also a member Emeritus of the Whittier College Board of Trustees and served as its Chairman from 2003 to 2011. In addition, he is a member of the Advisory Board of the University of California, Los Angeles School of Law.

Education: Mr. Gilchrist received a B.A. in political science and economics from Whittier College and a J.D. from UCLA School of Law.

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PROPOSALS REQUIRING YOUR VOTE

Diana M. Laing
Age: 66 / Director since 2018 / Audit Committee (Chair)

Business Experience: Ms. Laing was the Chief Financial Officer

for American Homes 4 Rent (NYSE: AMH), a REIT investing in

single-family rental homes, from 2014 to June 30, 2018. Ms. Laing’s areas of responsibility included capital markets strategy and

Skills and Qualifications: • Extensive experience in commercial real estate, corporate finance and capital markets • Executive leadership and management experience • Public company board experience implementation, information technology, accounting and financial reporting, investor relations, budgeting and forecasting and risk management. Before AMH, Ms. Laing was the Chief Financial Officer and Corporate Secretary for Thomas Properties Group, Inc. (NYSE: TPGI), a real estate operating company investing in Class A office properties throughout the United States prior to its merger into Parkway Properties, Inc. in December 2013. Ms. Laing served as Principal and Chief Financial Officer at New Pacific Realty from 2001 to 2003, and as Chief Financial Officer at each of FirstSource Corporation from 2000 to 2001, Arden Realty from 1996 to 2000 and Southwest Property Trust from 1986 to 1996. Ms. Laing started her career as an auditor at Arthur Andersen & Company.

Current Public Company Directorships: Ms. Laing currently serves as a director on the board of directors of The Macerich Company (NYSE: MAC) and is a member of the nominating and corporate governance committee and capital allocation committee for MAC. Ms. Laing also serves as a director on the board of directors of CareTrust REIT, Inc. (NASDAQ: CTRE) and is a member of the audit and compensation committees of CTRE. Finally, Ms. Laing is a director on the board of directors of Alexander and Baldwin (NYSE: ALEX) and is a member of the audit and compensation committees of ALEX.

Other Directorships or Experience: Ms. Laing serves on the board of trustees for Oklahoma State University Foundation and is a director for RREEF Core Plus Industrial Fund.

Education: Ms. Laing received a B.S. in Accounting from Oklahoma State University.

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PROPOSALS REQUIRING YOUR VOTE

Nicholas P. Shepherd
Age: 62 / Director since 2012 / Nominating and Corporate Governance Committee / Compensation Committee

Business Experience: From 2009 to 2015, Mr. Shepherd

served as the President and Chief Executive Officer of TGI Fridays Inc.

From 1995 to 2007, Mr. Shepherd worked for Blockbuster, Inc.,

serving as the Chief Operating Officer during 2007, President of

Skills and Qualifications:

•  Experience as a successful operating executive

•  Experience in consumer and restaurant retail sectors

•  Knowledge and experience with growth companies and risk oversight and management

•  Public and private company board experience

Blockbuster North American from 2004 to 2007, Executive Vice President and Chief Marketing and Merchandising Officer from 2001 to 2004, Senior Vice President, International from 1998 to 2001 and Vice President and General Manager from 1995 to 1999. From 1993 to 1995, Mr. Shepherd served as a Divisional Officer of Comet Group PLC, an electronics retailer in the UK and, from 1991 to 1993, served as a Senior Partner and founder of The Service Practice, which specialized in the development and performance measurement of service systems for retail businesses. From 1986 to 1991, Mr. Shepherd worked for Grand Metropolitan PLC, serving as the General Manager of Pastificio Restaurants from 1989 to 1991, Head of European Operations of Continental Restaurants from 1988 to 1989 and Brand Development Director of the Retail Enterprise Group from 1986 to 1988. He worked as an Operations Manager for Allied Lyons PLC from 1985 to 1986 and as an Operations Manager and Brand Development Manager for Whitbread PLC from 1979 to 1985. Currently, Mr. Shepherd works as a Private Investor and Advisor.

Current Public Company Directorships: Mr. Shepherd serves on the board of directors of Fiesta Restaurant Group (NASDAQ: FRGI). He is currently a member of the audit and compensation committees.

Other Directorships or Experience: From 2013 to 2015, Mr. Shepherd served on the board of directors of Carlson Wagon Lit Travel, the largest Global B-to-B Travel company (a joint venture between Carlson and JPMorgan Chase). From 2009 until 2014, Mr. Shepherd served on the board of directors of Carlson Restaurants Inc. and as Chairman of the board of directors of TGI Friday’s Inc. During 2008, Mr. Shepherd served as Chairman of the board of directors and Chief Executive Officer of Sagittarius Brands, Inc., a private restaurant holding company which owned and operated the Del Taco and Captain D’s restaurant brands.

Education: Mr. Shepherd earned his bachelor’s degree in business management and hospitality from Sheffield Hallamshire University.

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PROPOSALS REQUIRING YOUR VOTE

Thomas J. Sullivan
Age: 58 / Director Nominee

Business Experience: Mr. Sullivan serves as a partner with SG

Special Situations Fund L.P., whose investment manager is

Standard General L.P., a New York-based investment firm that manages event-driven opportunity funds, where he is responsible for portfolio management. Prior to joining Standard General L.P. in June

Skills and Qualifications:

•  Extensive operating and financial management experience including in the financial services industry

•  Public and private board experience

•  Experience with growth companies, mergers and acquisitions

2016, Mr. Sullivan was the managing partner of Smallwood Partners, LLC, a financial advisory services firm from 2009 to 2015. From 1996 to 2008, Mr. Sullivan was a managing director of Investcorp International, Inc., a global middle market private equity firm. From 1993 to 1996, Mr. Sullivan was Vice President and Treasurer of The Leslie Fay Companies, Inc. Lastly, from 1989 to 1993, Mr. Sullivan held multiple positions with Arthur Anderson & Co.

Current Public Company Directorships: Mr. Sullivan is chairman of the board of directors of NewHold Investment Corporation, a special purpose acquisition company, and is a member of the nominating committee. In addition, Mr. Sullivan is a member of the board of directors of Investcorp Credit Management Business. Mr. Sullivan also serves as a trustee on the board of trustees of SMTA Liquidating Trust (successor to Spirit MTA REIT). Prior to its dissolution on January 1, 2020 and the establishment of SMTA Liquidating Trust, Mr. Sullivan served on the board of trustees of Spirit MTA REIT, an externally managed, publicly traded REIT, and was chair of its compensation committee and a member of its audit committee and related party transactions committee.

Other Directorships or Experience: Mr. Sullivan serves as chairman of the board of directors of Totes Isotoner Corporation and is chairman of the compensation committee. Mr. Sullivan served as a member of the board of directors, including as a member of the audit committee, finance committee and budget advisory committee, of Media General Inc. from 2013 to 2017. From 2015 to 2017, Mr. Sullivan served on the board of directors of Hennessy Capital Acquisition Corporation. Mr. Sullivan also served as a member of the board of directors and was lead director of the suitability committee and chairperson of the nominating and governance committee of American Apparel Inc. from 2014 to 2016. Additionally, Mr. Sullivan served on the board of directors for Millennium Custodial Trust from 2010 to 2018, Heartsong, Inc. from 2004 to present, Accredited Mortgage Loan REIT from 2009 to 2016, New Young Broadcasting Co. from 2009 to 2014 and Utility Service Partners, Inc. from 2011 to 2014.

Education: Mr. Sullivan earned his B.S. in Accountancy from Villanova University.

We did not receive any shareholder recommendations for director candidates for election at the 2021 Annual Meeting.

Our Board recommends you vote “FOR” each of the foregoing Director Nominees

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PROPOSALS REQUIRING YOUR VOTE

Proposal 2 Ratification of the Selection of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2021

Ernst & Young LLP audited our financial statements for the year ended December 31, 2020 and has been our independent registered public accounting firm since 2003. The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021. A representative of Ernst & Young LLP is expected to attend the virtual Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. An affirmative vote of a majority of the votes cast at the Annual Meeting on the matter is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Abstentions will have no impact on the outcome of the vote for this Proposal. There will be no broker non-votes on this Proposal. The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021.

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of corporate practice. If the shareholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP in the future. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.

Fees Paid to Independent Registered Public Accounting Firm:

The following table reflects the fees paid to Ernst & Young LLP for the fiscal years ended December 31, 2019 and 2020:

	Fiscal Year Ended December 31,

	2019	2020

Audit Fees	1,953,000	1,655,800

Tax Fees	180,891	156,040

All Other Fees	—	—

Total Fees	2,133,891	1,811,840

Audit Fees:

Includes audit of our annual financial statements, including the integrated audit of internal control over financial reporting, review of our quarterly reports on Form 10-Q, and issuance of consents and issuance of comfort letters for due diligence in conjunction with certain market offerings.

Tax Fees:

Includes tax preparation services and domestic tax planning and advice.

All Other Fees:

Includes access to online accounting research tools.

All of the services performed by Ernst & Young LLP for the Company during 2020 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

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PROPOSALS REQUIRING YOUR VOTE

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Our Board recommends you vote “FOR” the proposal to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2021

Proposal 3 Advisory Vote on the Compensation of Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) added provisions to Section 14A of the Exchange Act that enable our shareholders to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Approval of the advisory resolution to approve our executive compensation requires that the number of votes cast “FOR” the proposal represents a majority of the total votes cast on the proposal. Our Board recommends that you vote “FOR” the adoption of this resolution approving, on a non-binding advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement, including the “Compensation Discussion and Analysis” section, in accordance with SEC rules. Abstentions and broker non-votes are not counted as votes “for” or “against” and therefore, will have no effect.

Our executive compensation programs are designed to achieve certain key objectives of the Company, including: (i) enabling us to attract, motivate and retain executive talent critical to our success; (ii) linking the compensation of our executives to the achievement of operational and strategic goals of the Company; (iii) providing balanced incentives to our executives that do not promote excessive risk-taking; and (iv) encouraging our executives to become long-term shareholders of the Company. These programs reward corporate and individual performance that achieves pre-established goals and provide long-term incentive compensation that focuses our executives’ efforts on building shareholder value by aligning their interests with those of our shareholders.

Although this advisory “say-on-pay” resolution is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Our Board and shareholders have determined that a non-binding, advisory vote to approve our executive compensation program will be submitted to our shareholders on an annual basis. Thus, our next vote is expected to be held at our annual meeting of shareholders in 2022.

Our Board recommends you vote “FOR” the advisory resolution to approve the compensation of our named executive officers as described in this Proxy Statement

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QUESTIONS AND ANSWERS; ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS

How many votes are required to transact business at the Annual Meeting?

The holders of a majority of our common shares outstanding as of the close of business on March 15, 2021 must be present at the Annual Meeting (via the live webcast) or represented by proxy to constitute a quorum to transact business at the Annual Meeting. Shareholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.

What is householding?

To eliminate duplicate mailings, conserve natural resources and reduce our printing costs and postage fees, we use a method of delivery referred to as “householding.” Householding permits us to mail a single set of proxy materials (other than proxy cards, which will remain separate) to Spirit shareholders who share the same address and last name, unless we have received contrary instructions from one or more of such shareholders. We will deliver promptly, upon oral or written request, a separate copy of the proxy materials to any shareholder at the same address. If you wish to receive a separate copy of the proxy materials (or future proxy materials), then you may call 1-866-648-8133, email paper@investorelections.com or visit www.investorelections.com/SRC. Shareholders sharing an address who now receive multiple copies of our proxy materials may request delivery of a single copy by contacting us as indicated above.

How do I revoke a vote?

If you are a shareholder of record, you can revoke your prior vote by proxy if you:

•	Execute and return a later-dated proxy card before your proxy is voted at the Annual Meeting;

•	Vote by telephone or over the Internet no later than prior to the start of the Annual Meeting;

•

Deliver a written notice of revocation to our Investor Relations Department, Attention: Investor Relations at our principal executive offices located at 2727 North Harwood Street, Suite 300, Dallas, TX 75201, before your proxy is voted at the Annual Meeting; or

•	Attend the virtual Annual Meeting and vote at the meeting (attendance by itself will not revoke your prior vote by proxy).

If you are a beneficial owner, follow the instructions provided by your broker or custodian to revoke your vote by proxy, if applicable.

How are proxies solicited and what is the cost?

Spirit will bear the expense of soliciting proxies by the Board of Directors. Proxies may be solicited on behalf of the company in person, by telephone or e-mail, by directors, officers or employees of Spirit, who will receive no additional compensation for soliciting proxies. We will also reimburse brokers and other nominees for their expenses incurred in distributing proxy materials to beneficial owners of our shares.

Why are you holding a virtual 2021 Annual Meeting?

Due to the continued public health impact of Covid-19 and to support the health and well-being of our shareholders, we have determined to hold this year’s Annual Meeting by virtual-only meeting format only. Based on our experience from last year’s annual meeting, we feel that a virtual meeting not only benefits the health and safety of our shareholders but also enhances, rather than constrains, shareholder access, participation and communication at the Annual Meeting. The virtual format allows shareholders to communicate with us in advance of, and during, the Annual Meeting to ask questions of our board of directors and/or management. The meeting will provide the same rights to participate as a shareholder would have at an in-person meeting. There will be a live Q&A session during which we may answer questions to the extent relevant to the business of the Annual Meeting and as time permits.

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QUESTIONS AND ANSWERS; ADDITIONAL INFORMATION

How do I attend the virtual 2021 Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a Spirit shareholder as of the close of business on March 15, 2021 or you hold a valid proxy for the Annual Meeting. In order to attend the Annual Meeting, you must register at www.proxydocs.com/SRC no later than May 17, 2021 at 5:00 p.m. Eastern Time. During the registration process you will be able to submit questions to be answered at the Annual Meeting (note you will also have an opportunity to ask questions during the Annual Meeting). Upon completing your registration, you will receive a confirmation email with further instructions regarding how to access the meeting. On the day of the Annual Meeting, approximately one hour prior to the start of the Annual Meeting, you will receive a second email including your unique link which will allow you access to the meeting. Please be sure to follow instructions found on your proxy card and subsequent instructions that will be delivered to you via email. During the registration process you will be asked to show proof of ownership of shares of our common stock on March 15, 2021, the record date for the Annual Meeting, by means which may include but not be limited to, entering your control number found on your proxy card.

Voting your shares prior to the Annual Meeting will not prevent you from changing your vote at the Annual Meeting if you choose to attend the Annual Meeting. On the day of the meeting, if you have properly registered, you may enter the Annual Meeting by using the unique link that will be emailed to you approximately one hour prior to the start of the Annual Meeting.

Even if you plan to attend the virtual Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the virtual Annual Meeting. We will provide a physical location to view the webcast if requested by a shareholder in writing by contacting Investor Relations at Spirit Realty Capital, Inc. 2727 N. Harwood Street, Suite 300, Dallas, Texas 75201. Please note that no members of management or the Board will be in attendance at the physical location.

A replay of the meeting, as well as any questions pertinent to meeting matters and management’s answers (including any questions that could not be answered during the meeting due to time constraints), will be made publicly available on our website promptly after the virtual Annual Meeting.

How do I submit a question at the virtual 2021 Annual Meeting?

A shareholder that is able to attend the Annual Meeting will have the opportunity to submit a question prior to the Annual Meeting through the registration process or at the Annual Meeting during the relevant portion of the meeting that is reserved for questions and answers. We intend to respond to questions pertinent to meeting matters during the live webcast. Questions on similar topics may be combined and answered together. A replay of the meeting, as well as any questions pertinent to meeting matters and management’s answers (including any questions that could not be answered during the meeting due to time constraints), will be made publicly available on our website promptly after the virtual Annual Meeting.

What if the Company encounters technical difficulties during the virtual 2021 Annual Meeting?

If we experience technical difficulties during the meeting, our chairman of the meeting will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify shareholders of the decision via www.proxydocs.com/SRC.

If you encounter technical difficulties accessing the meeting or asking a question during the question and answer portion of the meeting, please contact the support line that will be listed in the email you receive with your unique link to access the Annual Meeting.

Spirit Realty Capital | 2021 Proxy Statement	89

QUESTIONS AND ANSWERS; ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Company Headquarters and Website

The Company’s principal executive office is located at 2727 N. Harwood Street, Suite 300, Dallas, TX 75201, our telephone number is (972) 476-1900 and our website is www.spiritrealty.com. Website addresses referred to in this Proxy Statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this Proxy Statement.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 accompanies this Proxy Statement. Shareholders may obtain a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, excluding exhibits, without charge upon request to our Investor Relations Department, Attention: Investor Relations, 2727 North Harwood Street, Suite 300, Dallas, TX 75201. Electronic copies of these documents are also available for downloading on the Investor Relations page of the Company’s website at www.spiritrealty.com. Copies of the exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 will be provided to any requesting shareholder, provided that such shareholder agrees to reimburse us for our reasonable costs to provide those exhibits.

Incorporation by Reference

The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

Requirements for Submission of Shareholder Proposals for the 2022 Annual Meeting of Shareholders

Under SEC rules, any shareholder proposal intended to be presented at the 2022 Annual Meeting of Shareholders must be received by us at our principal executive offices at 2727 North Harwood Street, Suite 300, Dallas, TX 75201 not later than December 10, 2021, and meet the requirements of Rule 14a-8 under the Exchange Act to be considered for inclusion in our proxy materials for that meeting. Any such proposal should be sent to the attention of our Investor Relations Department.

Under our Bylaws, shareholders seeking to introduce an item for business or to nominate a person for election as a director at an annual meeting but not intending for any such proposal to be included in our proxy materials for that meeting must comply with the advance notice requirements set forth in our Bylaws. For director nominations and other shareholder proposals, the shareholder must give timely notice in writing to our Investor Relations Department at our principal executive offices and such proposal must be a proper subject for shareholder action. To be timely, we must receive notice of a shareholder’s intention to make a nomination or to propose an item of business at our 2022 Annual Meeting not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date the proxy statement for the 2021 Annual Meeting was released to shareholders; however, if we hold our 2022 Annual Meeting more than 30 days before or after the one-year anniversary date of this year’s Annual Meeting, we must receive the notice not earlier than the 150th day and not later than the 120th day prior to the 2022 Annual Meeting date or the tenth day following the date on which we first publicly announce the date of the 2022 Annual Meeting, whichever occurs later. For any other meeting, we must receive notice of a shareholder’s intention to make a nomination or to propose an item of business not earlier than the 120th day and not later than the 90th day prior to the date of such meeting or the tenth day following the date on which we first publicly announce the date of such meeting, whichever occurs later.

Shareholders may obtain a copy of our Bylaws upon request and without charge from the Investor Relations Department, Attention: Investor Relations, Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

Other Matters

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.

90	Spirit Realty Capital | 2021 Proxy Statement

QUESTIONS AND ANSWERS; ADDITIONAL INFORMATION

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Proxy statement contains forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our business and growth strategies, investment, financing and leasing activities and trends in our business. When used in this Proxy Statement, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all).

The following risks and uncertainties, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: industry and economic conditions; volatility and uncertainty in the financial markets, including potential fluctuations in the CPI; our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate, integrate and manage diversifying acquisitions or investments; the financial performance of our retail tenants and the demand for retail space, particularly with respect to challenges being experienced by general merchandise retailers; our ability to diversify our tenant base; the nature and extent of future competition; increases in our costs of borrowing as a result of changes in interest rates and other factors; our ability to access debt and equity capital markets; our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due; our ability and willingness to renew our leases upon expiration and to reposition our properties on the same or better terms upon expiration in the event such properties are not renewed by tenants or we exercise our rights to replace existing tenants upon default; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect us or our major tenants; our ability to manage our expanded operations; our ability and willingness to maintain our qualification as a REIT; the impact on our business and those of our tenants from epidemics, pandemics or other outbreaks of illness, disease or virus (such as the strain of coronavirus known as COVID-19); and other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters.

The foregoing risks and uncertainties are not exhaustive and additional risks and uncertainties could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements. For a discussion of additional risk and uncertainties, see the factors described under the caption “Item 1A. Risk Factors” beginning on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2020, which accompanies this Proxy Statement.

All forward-looking statements are based on information that was available, and speak only, as of the date on which they were made. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law.

Spirit Realty Capital | 2021 Proxy Statement	91

ANNEX A

Reconciliation of Non-GAAP Financial Measures

($ IN THOUSANDS, EXCEPT PER SHARE DATA)

Funds from Operations and Adjusted Funds from Operations

Year Ended December 31, 2020

Net income attributable to common stockholders (1)	$16,358

Portfolio depreciation and amortization	212,038

Portfolio impairments	81,476

Gain on dispositions of assets	(24,156)

Funds from operations (FFO) attributable to common stockholders	$285,716

Loss on debt extinguishment	7,227

Deal pursuit costs	2,432

Non-cash interest expense	12,428

Straight-line rent, net of related bad debt expense	(11,876)

Other amortization and non-cash charges	(918)

Non-cash compensation expense (2)	12,640

Costs related to COVID-19 (3)	1,798

Adjusted funds from operations (AFFO) attributable to common stockholders	$309,447

FFO per share of common stock - diluted (4)	$2.73

AFFO per share of common stock – diluted (4)	$2.95

Weighted average shares of common stock outstanding — diluted	104,535,384

(1)	Amount is net of distributions paid to preferred stockholders for the year ended December 31, 2020.

(2)	Included in general and administrative expenses.

(3)	Included in general and administrative expense and primarily relate to legal fees for executing rent deferral or abatement agreements.

(4)	Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.

Spirit Realty Capital | 2021 Proxy Statement	A-1

ANNEX A

Adjusted Debt, EBITDAre, Adjusted EBITDAre and Annualized Adjusted EBITDAre

December 31, 2020

2019 Credit Facility	$—

2020 Term Loans	177,309

Senior Unsecured Notes, net	1,927,348

Mortgages and notes payable, net	212,582

Convertible Notes, net	189,102

Total debt, net	2,506,341

Unamortized debt discount, net	7,807

Unamortized deferred financing costs	18,515

Cash and cash equivalents	(70,303)

Restricted cash balances held for the benefit of lenders	(12,995)

Adjusted Debt	$2,449,365

Three Months Ended December 31, 2020

Net income	$29,170

Interest	26,307

Depreciation and amortization	55,054

Income tax benefit	(133)

Gain on dispositions of assets	(12,347)

Portfolio impairments	11,547

EBITDAre	$109,598

Adjustments to revenue producing acquisitions and dispositions	4,596

Deal pursuit costs	802

Gain on debt extinguishment	(25)

Costs related to COVID-19 (1)	358

Adjusted EBITDAre	$115,329

Adjustments related to straight-line rent (2)	(506)

Other adjustments for Annualized Adjusted EBITDAre (3)	397

Annualized Adjusted EBITDAre	$460,880

Adjusted Debt / Annualized Adjusted EBITDAre (4)	5.3x

(1)	Included in general and administrative expense and primarily relate to legal fees for executing rent deferral or abatement agreements.

(2)	Adjustment relates to recoveries on straight-line rent receivable balances deemed not probable of collection in previous periods.

(3)

Adjustment relates to certain recoveries related to prior period amounts (rent deemed not probable of collection, abatements, property costs and tax expenses) and certain general and administrative expenses.

(4)	Adjusted Debt / Annualized Adjusted EBITDAre would be 5.0x if the 4.1 million shares under open forward sales agreements had been settled as of December 31, 2020.

A-2	Spirit Realty Capital | 2021 Proxy Statement

OUR STORY

Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that primarily invests in high-quality, operationally essential real estate, subject to long-term net leases. Over the past decade, Spirit has become an industry leader and owner of income-producing, strategically located retail, industrial and office properties providing superior risk-adjusted returns and steady dividend growth for our shareholders.

At Spirit, we have a long-term vision to consistently outperform the competition—and ourselves. We create thriving partnerships through successful investments based on a strategy of disciplined acquisitions, proactive portfolio management, and a strong balance sheet. Our expert team keeps the stakeholders' objectives at the center of each lease-structuring engagement, combining time-tested investment strategies with leading-edge data analysis to drive performance.

Our relentless commitment to deliver enduring value is evident in every investment we make. As of December 31, 2020, our diverse portfolio of 1,860 properties, with an aggregate leasable area of 40.7 million square feet in 48 states, included retail, industrial and office buildings leased to 301 tenants across 28 retail industries. More information about Spirit Realty Capital can be found on the Investor Relations section of our website at **www.spiritrealty.com**

2727 N HARWOOD ST, STE 300, DALLAS, TX 75201
866.557.7474 | SPIRITREALTY.COM

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
P.O. BOX 8016, CARY, NC 27512-9903	INTERNET Go To: www.proxypush.com/SRC ● Cast your vote online. ● Have your Proxy Card ready. ● Follow the simple instructions to record your vote.
PHONE Call 1-866-256-1217 ● Use any touch-tone telephone, 24 hours a day, 7 days a week. ● Have your Proxy Card ready. ● Follow the simple recorded instructions.
MAIL ● Mark, sign and date your Proxy Card. ● Fold and return your Proxy Card Form in the postage-paid envelope provided.

CONTROL NUMBER
Spirit Realty Capital, Inc.

Annual Meeting of Shareholders	Please fold here — Do not separate

For Shareholders as of March 15, 2021

TIME:	Wednesday, May 19, 2021 08:30 AM, Central Time

PLACE:	To be held virtually - Register by May 17, 2021 at 5 p.m. Eastern Time at www.proxydocs.com/SRC

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Jay Young and Rochelle Thomas, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Spirit Realty Capital, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2021 Mediant Communications Inc. All Rights Reserved

Spirit Realty Capital, Inc.

Annual Meeting of Shareholders

Please make your marks like this:	Ð	Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL(S) 1, 2, 3.

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Election of Directors
		FOR	AGAINST	ABSTAIN
	1.01 Jackson Hsieh	☐	☐	☐	FOR

	1.02 Kevin M. Charlton	☐	☐	☐	FOR

	1.03 Todd A. Dunn	☐	☐	☐	FOR

	1.04 Elizabeth F. Frank	☐	☐	☐	FOR

	1.05 Michelle M. Frymire	☐	☐	☐	FOR

	1.06 Kristian M. Gathright	☐	☐	☐	FOR

	1.07 Richard I. Gilchrist	☐	☐	☐	FOR

	1.08 Diana M. Laing	☐	☐	☐	FOR

	1.09 Nicholas P. Shepherd	☐	☐	☐	FOR

	1.10 Thomas J. Sullivan	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐	FOR

3.	A non-binding, advisory resolution to approve the compensation of our named executive officers as described in the Proxy Statement.	☐	☐	☐	FOR

4.	Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date